ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements	Page
Consolidated Financial Statements:
Management's Report	2
Report of Independent Registered Public Accounting Firm	3
Consolidated Statements of Operations for the three years ended December 31, 2015, December 31, 2014, and December 31, 2013	4
Consolidated Statements of Comprehensive Income (Loss) for the three years ended December 31, 2015, December 31, 2014, and December 31, 2013	5
Consolidated Balance Sheets at December 31, 2015, and December 31, 2014	6
Consolidated Statements of Cash Flows for the three years ended December 31, 2015, December 31, 2014, and December 31, 2013	8
Consolidated Statements of Stockholders' Equity and Noncontrolling Interests for the three years ended December 31, 2015, December 31, 2014, and December 31, 2013	10
Notes to Consolidated Financial Statements	11

MANAGEMENT'S REPORT
The preparation, integrity and objectivity of the financial statements and all other financial information included in this annual report are the responsibility of the management of Molson Coors Brewing Company. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States, applying estimates based on management's best judgment where necessary. Management believes that all material uncertainties have been appropriately accounted for and disclosed.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2015. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (the "2013 Framework"). Based upon its assessment, management concluded that, as of December 31, 2015, the Company's internal control over financial reporting was effective.
PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, provides an objective, independent audit of the consolidated financial statements and internal control over financial reporting. Their accompanying report is based upon an examination conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), including tests of accounting procedures, records and internal control.
The Board of Directors, operating through its Audit Committee composed of independent, outside directors, monitors the Company's accounting control systems and reviews the results of the Company's auditing activities. The Audit Committee meets at least quarterly, either separately or jointly, with representatives of management, PricewaterhouseCoopers LLP, and internal auditors. To ensure complete independence, PricewaterhouseCoopers LLP and the Company's internal auditors have full and free access to the Audit Committee and may meet with or without the presence of management.

/s/ MARK R. HUNTER	/s/ DAVID A. HEEDE
Mark R. Hunter	David A. Heede
President & Chief Executive Officer	Interim Chief Financial Officer
Molson Coors Brewing Company	Molson Coors Brewing Company
February 11, 2016	February 11, 2016

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Molson Coors Brewing Company:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Molson Coors Brewing Company and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) of the Company’s Annual Report on Form 10-K (not included herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015 based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing in this Exhibit 99.1. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for deferred tax assets and liabilities based upon the early adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes in 2015.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 11, 2016, except for the changes in the supplemental guarantor information described in Note 19, as to which the date is June 28, 2016

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	For the Years Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Sales	$5,127.4	$5,927.5	$5,999.6
Excise taxes	(1,559.9)	(1,781.2)	(1,793.5)
Net sales	3,567.5	4,146.3	4,206.1
Cost of goods sold	(2,163.5)	(2,493.3)	(2,545.6)
Gross profit	1,404.0	1,653.0	1,660.5
Marketing, general and administrative expenses	(1,051.8)	(1,163.9)	(1,193.8)
Special items, net	(346.7)	(324.4)	(200.0)
Equity income in MillerCoors	516.3	561.8	539.0
Operating income (loss)	521.8	726.5	805.7
Other income (expense), net
Interest expense	(120.3)	(145.0)	(183.8)
Interest income	8.3	11.3	13.7
Other income (expense), net	0.9	(6.5)	18.9
Total other income (expense), net	(111.1)	(140.2)	(151.2)
Income (loss) from continuing operations before income taxes	410.7	586.3	654.5
Income tax benefit (expense)	(51.8)	(69.0)	(84.0)
Net income (loss) from continuing operations	358.9	517.3	570.5
Income (loss) from discontinued operations, net of tax	3.9	0.5	2.0
Net income (loss) including noncontrolling interests	362.8	517.8	572.5
Net (income) loss attributable to noncontrolling interests	(3.3)	(3.8)	(5.2)
Net income (loss) attributable to Molson Coors Brewing Company	$359.5	$514.0	$567.3
Basic net income (loss) attributable to Molson Coors Brewing Company per share:
From continuing operations	$1.92	$2.78	$3.09
From discontinued operations	0.02	—	0.01
Basic net income (loss) attributable to Molson Coors Brewing Company per share	$1.94	$2.78	$3.10
Diluted net income (loss) attributable to Molson Coors Brewing Company per share:
From continuing operations	$1.91	$2.76	$3.07
From discontinued operations	0.02	—	0.01
Diluted net income (loss) attributable to Molson Coors Brewing Company per share	$1.93	$2.76	$3.08
Weighted-average shares—basic	185.3	184.9	183.0
Weighted-average shares—diluted	186.4	186.1	184.2
Amounts attributable to Molson Coors Brewing Company
Net income (loss) from continuing operations	$355.6	$513.5	$565.3
Income (loss) from discontinued operations, net of tax	3.9	0.5	2.0
Net income (loss) attributable to Molson Coors Brewing Company	$359.5	$514.0	$567.3
See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN MILLIONS)

	For the Years Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Net income (loss) including noncontrolling interests	$362.8	$517.8	$572.5
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(918.4)	(849.8)	(207.7)
Unrealized gain (loss) on derivative instruments	20.9	7.0	35.5
Reclassification of derivative (gain) loss to income	(5.4)	2.3	(3.2)
Pension and other postretirement benefit adjustments	33.6	(136.8)	240.7
Amortization of net prior service (benefit) cost and net actuarial (gain) loss to income	37.5	26.2	46.4
Ownership share of unconsolidated subsidiaries' other comprehensive income (loss)	34.3	(102.2)	81.2
Total other comprehensive income (loss), net of tax	(797.5)	(1,053.3)	192.9
Comprehensive income (loss)	(434.7)	(535.5)	765.4
Comprehensive (income) loss attributable to noncontrolling interests	(2.3)	(3.8)	(5.2)
Comprehensive income (loss) attributable to Molson Coors Brewing Company	$(437.0)	$(539.3)	$760.2
See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN MILLIONS)

	As of
	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$430.9	$624.6
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $8.7 and $11.5, respectively	407.9	488.9
Affiliate receivables	16.8	38.8
Other receivables, less allowance for doubtful accounts of $0.8 and $0.8, respectively	101.2	94.0
Inventories:
Finished	139.1	135.3
In process	13.0	20.7
Raw materials	18.6	34.5
Packaging materials	8.6	11.7
Total inventories	179.3	202.2
Maintenance and operating supplies, less allowance for obsolete supplies of $5.1 and $5.0, respectively	17.4	24.0
Other current assets	105.3	77.4
Deferred tax assets	—	27.2
Total current assets	1,258.8	1,577.1
Properties, less accumulated depreciation of $1,390.1 and $1,343.2, respectively	1,590.8	1,798.0
Goodwill	1,983.3	2,191.6
Other intangibles, less accumulated amortization of $341.8 and $359.6, respectively	4,745.7	5,755.8
Investment in MillerCoors	2,441.0	2,388.6
Deferred tax assets	20.2	58.2
Notes receivable, less allowance for doubtful accounts of $1.9 and $1.6, respectively	19.9	21.6
Other assets	216.6	189.2
Total assets	$12,276.3	$13,980.1

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Continued) (IN MILLIONS, EXCEPT PAR VALUE)

	As of
	December 31, 2015	December 31, 2014
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payable amounts of $10.6 and $21.4, respectively)	$1,184.4	$1,305.0
Deferred tax liabilities	—	164.8
Current portion of long-term debt and short-term borrowings	28.7	849.0
Discontinued operations	4.1	6.1
Total current liabilities	1,217.2	2,324.9
Long-term debt	2,908.7	2,321.3
Pension and postretirement benefits	201.9	542.9
Deferred tax liabilities	799.8	784.3
Unrecognized tax benefits	8.4	25.4
Other liabilities	66.9	79.7
Discontinued operations	10.3	15.5
Total liabilities	5,213.2	6,094.0
Commitments and contingencies (Note 18 )
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 172.5 shares and 169.9 shares, respectively)	1.7	1.7
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.2	108.5
Class B exchangeable shares, no par value (issued and outstanding: 16.0 shares and 17.6 shares, respectively)	603.0	661.5
Paid-in capital	4,000.4	3,871.2
Retained earnings	4,496.0	4,439.9
Accumulated other comprehensive income (loss)	(1,694.9)	(898.4)
Class B common stock held in treasury at cost (9.5 shares and 7.5 shares, respectively)	(471.4)	(321.1)
Total Molson Coors Brewing Company stockholders' equity	7,043.0	7,863.3
Noncontrolling interests	20.1	22.8
Total equity	7,063.1	7,886.1
Total liabilities and equity	$12,276.3	$13,980.1
See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN MILLIONS)

	For the Years Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$362.8	$517.8	$572.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	314.4	313.0	320.5
Amortization of debt issuance costs and discounts	11.1	7.0	20.3
Share-based compensation	18.4	23.5	19.5
(Gain) loss on sale or impairment of properties and other assets, net	274.7	375.5	164.0
Equity income in MillerCoors	(516.3)	(561.8)	(539.0)
Distributions from MillerCoors	516.3	561.8	539.0
Equity in net (income) loss of other unconsolidated affiliates	(4.5)	1.7	(19.1)
Distributions from other unconsolidated affiliates	—	15.4	13.0
Excess tax benefits from share-based compensation	(10.0)	(8.2)	(7.7)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	16.7	12.2	8.4
Income tax (benefit) expense	51.8	69.0	84.0
Income tax (paid) received	(134.1)	(93.1)	(107.8)
Interest expense, excluding interest amortization	116.1	138.0	163.5
Interest (paid) received	(98.9)	(136.3)	(163.8)
Pension expense	15.3	21.0	51.1
Pension contributions (paid)	(256.1)	(33.6)	(113.1)
Change in current assets and liabilities (net of impact of business combinations) and other:
Receivables	60.8	22.3	70.4
Inventories	10.9	(16.5)	4.2
Payables and other current liabilities	(111.0)	75.3	185.1
Other assets and other liabilities	61.9	(30.9)	(94.8)
(Gain) loss from discontinued operations	(3.9)	(0.5)	(2.0)
Net cash provided by operating activities	696.4	1,272.6	1,168.2
Cash flows from investing activities:
Additions to properties	(275.0)	(259.5)	(293.9)
Proceeds from sales of properties and other assets	11.8	8.8	53.6
Acquisition of businesses, net of cash acquired	(91.2)	—	—
Proceeds from sale of business	8.7	—	—
Investment in MillerCoors	(1,442.7)	(1,388.1)	(1,186.5)
Return of capital from MillerCoors	1,441.1	1,382.5	1,146.0
Other	12.6	16.9	3.8
Net cash used in investing activities	(334.7)	(239.4)	(277.0)

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (IN MILLIONS)

	For the Years Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	34.6	44.4	88.8
Excess tax benefits from share-based compensation	10.0	8.2	7.7
Dividends paid	(303.4)	(273.6)	(234.6)
Payments for purchase of treasury stock	(150.1)	—	—
Payments on debt and borrowings	(701.4)	(74.4)	(1,332.2)
Proceeds on debt and borrowings	703.3	4.8	15.0
Debt issuance costs	(61.8)	(1.9)	(0.4)
Payments on settlement of derivative instruments	—	(65.2)	(119.4)
Net proceeds from (payments on) revolving credit facilities and commercial paper	3.9	(513.9)	507.4
Change in overdraft balances and other	(47.1)	69.6	8.5
Net cash used in financing activities	(512.0)	(802.0)	(1,059.2)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(150.3)	231.2	(168.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(43.4)	(48.9)	(13.7)
Balance at beginning of year	624.6	442.3	624.0
Balance at end of year	$430.9	$624.6	$442.3
See notes to consolidated financial statements. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" for supplementary cash flow data.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND NONCONTROLLING INTERESTS (IN MILLIONS)

		MCBC Stockholders
			Accumulated			Common Stock
			other	Common stock		held in	Exchangeable			Non
		Retained	comprehensive	issued		treasury	shares issued		Paid-in-	controlling
	Total	earnings	income (loss)	Class A	Class B	Class B	Class A	Class B	capital	interest
Balance at December 29, 2012	$7,957.9	$3,866.8	$(72.3)	$—	$1.6	$(321.1)	$110.2	$724.4	$3,623.6	$24.7
Exchange of shares	—	—	—	—	—	—	(1.7)	(10.3)	12.0	—
Shares issued under equity compensation plan	94.6	—	—	—	0.1	—	—	—	94.5	—
Amortization of stock based compensation	17.3	—	—	—	—	—	—	—	17.3	—
Purchase of noncontrolling interest	(0.7)	—	—	—	—	—	—	—	0.2	(0.9)
Proceeds from call options related to settlement of convertible notes	2.6	—	—	—	—	—	—	—	2.6	—
Premium payment on settlement of convertible notes	(2.6)	—	—	—	—	—	—	—	(2.6)	—
Net income (loss) including noncontrolling interests	572.5	567.3	—	—	—	—	—	—	—	5.2
Other comprehensive income (loss), net of tax	192.9	—	192.9	—	—	—	—	—	—	—
Tax adjustment related to investment in MillerCoors reclassification	34.3	—	34.3	—	—	—	—	—	—	—
Dividends declared and paid	(238.7)	(234.6)	—	—	—	—	—	—	—	(4.1)
Balance at December 31, 2013	$8,630.1	$4,199.5	$154.9	$—	$1.7	$(321.1)	$108.5	$714.1	$3,747.6	$24.9
Exchange of shares	—	—	—	—	—	—	—	(52.6)	52.6	—
Shares issued under equity compensation plan	47.9	—	—	—	—	—	—	—	47.9	—
Amortization of stock based compensation	21.7	—	—	—	—	—	—	—	21.7	—
Purchase of noncontrolling interest	(0.4)	—	—	—	—	—	—	—	1.4	(1.8)
Net income (loss) including noncontrolling interests	517.8	514.0	—	—	—	—	—	—	—	3.8
Other comprehensive income (loss), net of tax	(1,053.3)	—	(1,053.3)	—	—	—	—	—	—	—
Dividends declared and paid	(277.7)	(273.6)	—	—	—	—	—	—	—	(4.1)
Balance at December 31, 2014	$7,886.1	$4,439.9	$(898.4)	$—	$1.7	$(321.1)	$108.5	$661.5	$3,871.2	$22.8
Exchange of shares	—	—	—	—	—	—	(0.3)	(58.5)	58.8	—
Shares issued under equity compensation plan	48.9	—	—	—	—	—	—	—	48.9	—
Amortization of stock based compensation	21.2	—	—	—	—	—	—	—	21.2	—
Purchase of noncontrolling interest	(0.3)	—	—	—	—	—	—	—	0.3	(0.6)
Net income (loss) including noncontrolling interests	362.8	359.5	—	—	—	—	—	—	—	3.3
Other comprehensive income (loss), net of tax	(797.5)	—	(796.5)	—	—	—	—	—	—	(1.0)
Repurchase of common stock	(150.3)	—	—	—	—	(150.3)	—	—	—	—
Dividends declared and paid	(307.8)	(303.4)	—	—	—	—	—	—	—	(4.4)
Balance at December 31, 2015	$7,063.1	$4,496.0	$(1,694.9)	$—	$1.7	$(471.4)	$108.2	$603.0	$4,000.4	$20.1
See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Summary of Significant Accounting Policies
Unless otherwise noted in this report, any description of "we", "us" or "our" includes Molson Coors Brewing Company ("MCBC" or the "Company"), principally a holding company, and its operating and non-operating subsidiaries included within our reporting segments and Corporate. Our reporting segments include: Molson Coors Canada ("MCC" or Canada segment), operating in Canada; MillerCoors LLC ("MillerCoors" or U.S. segment), which is accounted for by us under the equity method of accounting, operating in the United States ("U.S."); Molson Coors Europe (Europe segment), operating in Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Republic of Ireland, Romania, Serbia, Slovakia and the United Kingdom ("U.K."); and Molson Coors International ("MCI"), operating in various other countries. Any reference to "Coors" means the Adolph Coors Company prior to the 2005 merger with Molson Inc. (the "Merger"). Any reference to Molson Inc. or Molson means MCC prior to the Merger. Any reference to "Molson Coors" means MCBC after the Merger.
Unless otherwise indicated, information in this report is presented in U.S. dollars ("USD" or "$").
Our Fiscal Year
On November 14, 2013, our Board of Directors approved a resolution to change MCBC's fiscal year from a 52/53 week fiscal year to a calendar year. As such, our 2013 fiscal year end was extended from December 28, 2013, to December 31, 2013, with subsequent fiscal years beginning on January 1 and ending on December 31 of each year. Beginning January 1, 2014, quarterly results reflect the three month periods ending March 31, June 30, September 30, and December 31. This change aligned our fiscal year and interim reporting periods with our Central Europe business and MillerCoors, which were already following a monthly fiscal reporting calendar. Unless otherwise indicated, fiscal year 2015 refers to the 12 months ended December 31, 2015, fiscal year 2014 refers to the 12 months ended December 31, 2014, and fiscal year 2013 refers to the period from December 30, 2012, through December 31, 2013. The impact of the three additional days in fiscal year 2013 is immaterial to the consolidated financial statements.
Principles of Consolidation
Our consolidated financial statements include our accounts and our majority-owned and controlled domestic and foreign subsidiaries, as well as certain variable interest entities ("VIEs") for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are differences between these estimates and actual results, our consolidated financial statements may be materially affected.
Revenue Recognition
Our net sales represent the sale of beer and other malt beverages (including adjacencies, such as cider) net of excise taxes, the vast majority of which are brands that we own and brew ourselves. We import or brew and sell certain non-owned partner brands under licensing and related arrangements. In addition, we contract manufacture for other brewers in some of our markets.
Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss, are transferred to the customer or distributor depending upon the method of distribution and shipping terms. The cost of various programs, such as price promotions, rebates and coupon programs are treated as a reduction of sales. In certain of our markets, slotting or listing fees are paid to customers and are also treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of incentives, discounts and returns.
We do not have standard terms that permit return of product; however, in certain markets where returns occur we estimate the amount of returns based on historical return experience and adjust our revenue accordingly. Products that do not meet our high quality standards are returned by the customer or recalled and destroyed and are recorded as a reduction of revenue. The reversal of revenue is recorded upon determination that the product will be recalled and destroyed. We estimate the costs required to facilitate product returns and record them in cost of goods sold as required.

In addition to supplying our own brands, the U.K. business (within our Europe segment) sells other beverage companies' products to on-premise customers to provide them with a full range of products for their retail outlets. We refer to this as the "factored brand business." Sales from this business are included in our net sales and cost of goods sold when ultimately sold, but the related volume is not included in our reported sales volumes. In the factored brand business, we normally purchase inventory, which includes excise taxes charged by the vendor, take orders from customers for such brands, and invoice customers for the product and related costs of delivery. In accordance with guidance pertaining to reporting revenue gross as a principal versus net as an agent, sales under the factored brands are reported on a gross basis.
Payments made to customers are conditional on the achievement of volume targets, marketing commitments, or both. If paid in advance, we record such payments as prepayments and amortize them in the consolidated statements of operations over the relevant period to which the customer commitment is made (up to five years). Where there is no sufficiently separate identifiable benefit, and the payment is linked to volumes, or fair value cannot be established, the amortization of the prepayment or the cost as incurred is included in sales discounts as a reduction to sales and where there are specific marketing activities/commitments, the cost is included as marketing, general and administrative expenses. The amounts capitalized are reassessed regularly for recoverability over the contract period and are impaired where there is objective evidence that the benefits will not be realized or the asset is otherwise not recoverable.
In the U.K., loans are extended to a portion of the retail outlets that sell our brands. We reclassify a portion of beer revenue to interest income to reflect a market rate of interest on these loans. In fiscal years 2015, 2014 and 2013, these amounts were $3.9 million, $4.4 million, and $4.9 million, respectively, included in the Europe segment.
Excise Taxes
Excise taxes collected from customers and remitted to tax authorities are government-imposed excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the consolidated statements of operations as a reduction of sales. Taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.
Cost of Goods Sold
Our cost of goods sold includes costs we incur to make and ship beer. These costs include brewing materials, such as barley, hops and various grains. Packaging materials, including glass bottles, aluminum and steel cans, cardboard and paperboard are also included in our cost of goods sold. Additionally, our cost of goods sold include both direct and indirect labor, shipping and handling including freight costs, utilities, maintenance costs, depreciation, promotional packaging, other manufacturing overheads and costs to purchase factored brands from suppliers, as well as the estimated cost to facilitate product returns.
Marketing, General and Administrative Expenses
Our marketing, general and administrative expenses include media advertising (television, radio, print), tactical advertising (signs, banners, point-of-sale materials) and promotion costs on both local and national levels within our operating segments. The creative portion of our advertising activities is expensed as incurred. Production costs of advertising and promotional materials are expensed when the advertising is first run. Advertising expense was $401.6 million, $473.9 million and $447.0 million for 2015, 2014 and 2013, respectively. Prepaid advertising costs of $10.6 million and $16.1 million, were included in other current assets in the consolidated balance sheets at December 31, 2015, and December 31, 2014, respectively.
This classification includes general and administrative costs for functions such as finance, legal, human resources and information technology, along with acquisition and integration costs, which consist primarily of labor and outside services, as well as bad debt expense related to our allowance for doubtful accounts. Unless capitalization is allowed or required by U.S. GAAP, legal costs are expensed when incurred. These costs also include our marketing and sales organizations, including labor and other overheads. This line item additionally includes amortization costs associated with intangible assets, as well as certain depreciation costs related to non-production equipment and share-based compensation.
Share-based compensation is recognized using a straight-line method over the vesting period of the awards. Certain share-based compensation plans contain provisions that accelerate vesting of awards upon change in control, retirement, disability or death of eligible employees and directors. Our share-based awards are considered vested when the employee's retention of the award is no longer contingent on providing service, which for certain awards can result in immediate recognition for awards granted to retirement-eligible individuals or accelerated recognition for awards granted to individuals that will become retirement eligible within the stated vesting period. Also, if less than the stated vesting period, we recognize these costs over the period from the grant date to the date retirement eligibility is achieved. We report the benefits of tax deductions in excess of recognized compensation cost as a financing cash flow, thereby reducing net operating cash flows and increasing net financing cash flows.

Special Items
Our special items represent charges incurred or benefits realized that either we do not believe to be indicative of our core operations, or we believe are significant to our current operating results warranting separate classification; specifically, such items are considered to be one of the following:
•infrequent or unusual items,
•impairment or asset abandonment-related losses,
•restructuring charges and other atypical employee-related costs, or
•fees on termination of significant operating agreements and gains (losses) on disposal of investments.
The items classified as special items are not necessarily non-recurring, however, they are deemed to be incremental to income earned or costs incurred by the company in conducting normal operations, and therefore are presented separately from other components of operating income.
Equity Income in MillerCoors
Our equity income in MillerCoors represents our proportionate share for the period of the net income of our investment in MillerCoors accounted for under the equity method. This amount reflects adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between cost and underlying equity in net assets upon the formation of MillerCoors.
Interest Expense, net
Our interest costs are associated with borrowings to finance our operations. In addition to interest earned on our cash and cash equivalents across our business, interest income in the Europe segment is associated with trade loans receivable from customers, primarily in the U.K. As noted above, this includes a portion of beer revenue which is reclassified to interest income to reflect a market rate of interest on these loans. We capitalize interest cost as a part of the original cost of acquiring certain fixed assets if the cost of the capital expenditure and the expected time to complete the project are considered significant.
Other Income (Expense)
Our other income (expense) classification primarily includes gains and losses associated with activities not directly related to brewing and selling beer. For instance, aggregate unrealized and realized foreign exchange gains and losses resulting from remeasurement and settlement of foreign-denominated monetary assets and liabilities, as well as certain gains or losses on sales of non-operating assets are classified in this line item. These gains and losses are reported in the operating segment in which they occur; however, foreign exchange gains and losses on intercompany balances are reported within the Corporate segment. The initial recording of foreign-denominated transactions are classified based on the nature of the transaction, with the unrealized or realized foreign exchange gains or losses resulting from the subsequent remeasurement of the monetary asset or liability, and its ultimate settlement, classified in other income (expense).
Income Taxes
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets, liabilities, and certain unrecognized gains and losses recorded in accumulated other comprehensive income (loss). Intraperiod tax allocation rules require that we allocate our provision for income taxes between continuing operations and other categories of earnings, such as discontinued operations and other comprehensive income (loss). The application of these rules indicated that no additional tax expense should be allocated outside of continuing operations for all years presented. We provide for taxes that may be payable if undistributed earnings of overseas subsidiaries were to be remitted to the U.S., except for those earnings that we consider to be permanently reinvested. Interest, penalties and offsetting positions related to unrecognized tax benefits are recognized as a component of income tax expense. Our deferred tax valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax loss carryforwards from operations in various jurisdictions. These valuation allowances are primarily related to deferred tax assets generated from net operating losses.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) ("OCI") represents income and losses for the reporting period which are excluded from net income (loss) and recognized directly within accumulated other comprehensive income (loss) ("AOCI") as a component of equity. These amounts are expected to be reclassified out of AOCI in the future, at which point they will be recognized within the consolidated statement of operations as a component of net income (loss). We recognize OCI related to the translation of assets and liabilities of our foreign subsidiaries which are denominated in currencies other than USD, unrealized gains and losses on the effective portion of our derivatives designated in cash flow and net investment hedging relationships, actuarial gains and losses and prior service costs related to our pension and other post-retirement benefit plans, as well as our proportionate share of our equity method investments' OCI. Additionally, we do not have the expectation or intent to cash settle certain of our intercompany note receivable and note payable positions in the foreseeable future; therefore, the remeasurement of these obligations is recorded as a component of foreign currency translation adjustments within OCI.
Cash and Cash Equivalents
Cash consists of cash on hand and bank deposits. Cash equivalents represent highly liquid investments with original maturities of three months or less. Our cash deposits may be redeemed upon demand and are maintained with multiple, reputable financial institutions.
Supplementary cash flow includes non-cash issuances of share-based awards. We also have non-cash investing activities related to movements in our guarantee of indebtedness of certain equity method investments, as well as $15.1 million related to the receipt of a note upon the sale of our U.K. malting facility. See Note 13, "Share-Based Payments", Note 4, "Investments" and Note 11, "Goodwill and Intangible Assets" for further discussion. There was no other non-cash activity in 2015, 2014 and 2013.
Accounts Receivable and Notes Receivable
We record accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on the accounts and notes receivable balances. We calculate this allowance based on our country-specific history of write-offs, level of past-due accounts based on the contractual terms of the receivables and our relationships with and the economic status of our customers, which may be impacted by current macroeconomic and regulatory factors specific to the country of origin.
In the U.K., loans are extended to a portion of the retail outlets that sell our brands. At December 31, 2015, and December 31, 2014, total loans outstanding, net of allowances, were $25.7 million and $28.4 million, respectively, and are classified as either current or non-current notes receivable in our consolidated balance sheets. An allowance for credit losses is maintained to provide for loan losses deemed to be probable related to specifically identified loans and for losses in the loan portfolio that have been incurred at the balance sheet date. We establish our allowance through a provision for loan losses charged against earnings and recorded in marketing, general and administrative expenses. Loan balances that are written off are recorded against the allowance as a write-off. Activity within the allowance is immaterial for fiscal years 2015, 2014 and 2013.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. We regularly assess the shelf-life of our inventories and reserve for those inventories when it becomes apparent the product will not be sold within our freshness specifications. The allowance for obsolete finished goods and packaging materials was $3.4 million and $3.0 million at December 31, 2015, and December 31, 2014, respectively.
Maintenance and operating supplies
Maintenance and operating supplies include our inventories of spare parts, which are kept on hand for repairs and maintenance of machinery and equipment. The majority of spare parts within our business include motors, fillers and other components that are required to maintain a normal level of production in the event that expected maintenance and/or repairs are required. These parts are inventoried within current assets as they are reasonably expected to be used during the normal operating cycle of the business and are reserved for excess and obsolescence, as appropriate.
Properties
Properties are stated at original cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which are reviewed periodically and have the following ranges: buildings and improvements: 20-40 years; machinery and equipment: 3-25 years; furniture and fixtures: 3-10 years; returnable containers: 2-15 years; and software: 3-5 years. Land is not depreciated, and construction in progress is not depreciated until ready for service. Costs of enhancements or modifications that substantially extend the capacity or useful life of an asset are capitalized and depreciated accordingly. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from our consolidated balance sheets and the resulting gain or loss, if any, is reflected in our consolidated statements of operations. Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset (or asset group) may not be recoverable.
Returnable containers are recorded at acquisition cost and consist of returnable bottles, kegs, pallets and crates that are both in our direct control within our breweries, warehouses and distribution facilities and those that we indirectly control in the market through our agreements with our customers and other brewers and for which a deposit is received. The deposits received on our returnable containers in the market are recorded as deposit liabilities, included as current liabilities within accounts payable and other current liabilities in the consolidated balance sheets. We estimate that the loss, breakage and deterioration of our returnable containers is comparable to the depreciation calculated on an estimated useful life of approximately 2 years for pallets, 4 years for bottles, 7 years for crates, and 15 years for returnable kegs. We also own and maintain other equipment in the market related to delivery of our products to end consumers, for example on-premise dispense equipment and refrigeration units. This equipment is recorded at acquisition cost and depreciated over lives of up to 7 years, depending on the market, reflecting the use of the equipment, as well as the loss and deterioration of the asset.
The costs of acquiring or developing internal-use computer software, including directly-related payroll costs for internal resources, are capitalized and classified within properties. Software maintenance and training costs are expensed in the period incurred.
Properties held under capital lease are depreciated using the straight-line method over the estimated useful life or the lease term, whichever is shorter, and the related depreciation is included in depreciation expense.
Goodwill and Other Intangible Assets
Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The operations in each of the specific regions within our Canada, Europe and MCI segments are considered components based on the availability of discrete financial information and the regular review by segment management. We have concluded that the components within the Canada and Europe segments each meet the criteria as having similar economic characteristics and therefore have aggregated these components into the Canada and Europe reporting units, respectively. Additionally, we determined that the components within our MCI segment do not meet the criteria for aggregation with the exception of the operations of our India businesses, which constitute a separate reporting unit. As required, we evaluate the carrying value of our goodwill and indefinite-lived intangible assets for impairment at the reporting unit level at least annually or when an interim triggering event occurs that would indicate that impairment may have taken place. Our annual test is performed as of the first day of our fiscal fourth quarter. We continuously monitor the performance of our other definite-lived intangible assets and evaluate for impairment when evidence exists that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in such impairment evaluations. Definite-lived intangible assets are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method over the estimated lives of the assets as this approximates the pattern in which the assets economic benefits are consumed.
Equity Method Investments
We apply the equity method of accounting to 20% to 50% owned investments where we exercise significant influence or VIEs for which we are not the primary beneficiary. Equity method investments include our equity ownership in MillerCoors in the U.S., along with Brewers' Retail, Inc. ("BRI") and Brewers' Distributor Ltd. ("BDL") in Canada. The Molson Modelo Imports, L.P. ("MMI") joint venture was terminated effective February 2014. Additionally, in December 2013, we sold our interest in Tradeteam Ltd ("Tradeteam") (a transportation and logistics joint venture) to DHL, our previous joint venture partner. See Note 4, "Investments" for further discussion.
There are no related parties that own interests in our equity method investments as of December 31, 2015.
Derivative Hedging Instruments
We use derivatives as part of our normal business operations to manage our exposure to fluctuations in interest, foreign currency exchange, commodity, production and packaging material costs and for other strategic purposes related to our core business. We enter into derivatives for risk management purposes only, including derivatives designated in hedge accounting relationships as well as those derivatives utilized as economic hedges. We do not enter into derivatives for trading or speculative purposes. We recognize our derivatives on the consolidated balance sheets as assets or liabilities at fair value and are classified in either current or non-current assets or liabilities based on each contract's respective unrealized gain or loss position and each contract's respective maturity. Our policy is to present all derivative balances on a gross basis, without regard to counterparty master netting agreements or similar arrangements. Further, our current derivative agreements do not allow us to net positions with the same counterparty and therefore, we present our derivative positions gross in our consolidated balance sheets.
Changes in fair values (to the extent of hedge effectiveness) of outstanding cash flow and net investment hedges are recorded in OCI, until earnings are affected by the variability of cash flows of the underlying hedged item or the sale of the underlying net investment, respectively. Effective cash flow hedges offset the gains or losses recognized on the underlying exposure in the consolidated statements of operations, or for net investment hedges, the foreign exchange translation gain or loss recognized in AOCI. Changes in fair value of outstanding fair value hedges and the offsetting changes in fair value of the hedged item are recognized in earnings. Any ineffectiveness is recorded directly into earnings.
We record realized gains and losses from derivative instruments in the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated in a hedge accounting relationship are recorded directly in earnings each period and are also recorded in the same financial statement line item as the hedged item/forecasted transaction. Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear in the consolidated statements of cash flows in the same categories as the cash flows of the hedged item.
In accordance with authoritative accounting guidance, we do not record the fair value of derivatives for which we have elected the Normal Purchase Normal Sale ("NPNS") exemption. We account for these contracts on an accrual basis, recording realized settlements related to these contracts in the same financial statement line items as the corresponding transaction.
Pension and Postretirement Benefits
We maintain retirement plans for the majority of our employees. We offer different types of plans within each segment, including defined benefit plans, defined contribution plans and other postretirement benefit plans ("OPEB"). Each plan is managed locally and in accordance with respective local laws and regulations. Our equity investments, MillerCoors, BRI and BDL maintain defined benefit, defined contribution and postretirement benefit plans as well.
We recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in the consolidated balance sheets and recognize changes in the funded status in the year in which the changes occur within OCI. The funded status of a plan, measured as the difference between the fair value of plan assets and the projected benefit obligation, and the related net periodic pension cost are calculated using a number of significant actuarial assumptions. Changes in net periodic pension cost and funding status may occur in the future due to changes in these assumptions.
Projected benefit obligation is the actuarial present value as of the measurement date of all benefits attributed by the plan benefit formula to employee service rendered before the measurement date using assumptions as to future compensation levels if the plan benefit formula is based on those future compensation levels. Accumulated benefit obligation is the actuarial present value of benefits (whether vested or unvested) attributed by the plan benefit formula to employee service rendered before the measurement date and based on employee service and compensation, if applicable, prior to that date. Accumulated benefit obligation differs from projected benefit obligation in that it includes no assumption about future compensation levels and years of service.
We employ the corridor approach for determining each plan's potential amortization from AOCI of deferred gains and losses, which occur when actual experience differs from estimates, into our net periodic pension and postretirement benefit cost. This approach defines the "corridor" as the greater of 10% of the projected benefit obligation or 10% of the market-related value of plan assets and requires amortization of the excess net gain or loss that exceeds the corridor over the average remaining service periods of active plan participants. As our U.K. plan is closed to new entrants and the future accrual of benefits, the average remaining life expectancy of all plan participants (including retirees) is used.
Fair Value Measurements
The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate fair value as recorded due to the short-term nature of these instruments. In addition, the carrying amounts of our trade loan receivables, net of allowances, approximate fair value. The fair value of derivatives is estimated by discounting the estimated future cash flows utilizing observable market interest, foreign exchange and commodity rates adjusted for non-performance credit risk associated with our counterparties (assets) or with MCBC (liabilities). See Note 16, "Derivative Instruments and Hedging Activities" for additional information. Based on current market rates for similar instruments, the fair value of long-term debt is presented in Note 12, "Debt".
U.S. GAAP guidance for fair value includes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). Our financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.
The three levels of the hierarchy are as follows:
Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are less active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (market corroborated inputs).
Level 3—Unobservable inputs that reflect the assumptions that we believe market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.
Foreign Currency
Assets and liabilities recorded in foreign currencies that are the functional currencies for the respective operations are translated at the prevailing exchange rate at the balance sheet date. Translation adjustments resulting from this process are reported as a separate component of OCI. Gains and losses from foreign currency transactions are included in earnings for the period. Revenue and expenses are translated at the average exchange rates during the period. Our primary operating currencies, other than USD, include the Canadian Dollar ("CAD"), the British Pound ("GBP"), and our Central European operating currencies such as the Euro ("EUR"), Czech Koruna ("CZK"), Croatian Kuna ("HRK") and Serbian Dinar ("RSD").
2. New Accounting Pronouncements
Adoption of New Accounting Pronouncements
Deferred Tax Assets and Liabilities
In November 2015, the Financial Accounting Standards Board ("FASB") issued authoritative guidance simplifying the presentation of deferred taxes by requiring all deferred tax assets and liabilities to be classified as non-current on the balance sheet. We have early adopted this guidance on a prospective basis, effective December 31, 2015. Adoption of this guidance resulted in the reclassification of our current deferred tax assets and liabilities to non-current in our consolidated balance sheet as of December 31, 2015. No prior periods were retrospectively adjusted. See Note 6, "Income Tax" for further information related to the early adoption of this guidance.
Net Asset Value Practical Expedient
In May 2015, the FASB issued an amendment to the fair value measurement guidance that applies to reporting entities that elect to measure the fair value of an investment using the net asset value (“NAV”) per share (or its equivalent) practical expedient. Under the new guidance, investments for which fair value is measured, or are eligible to be measured, using the NAV per share practical expedient are excluded from the fair value hierarchy. The amendment also removes certain disclosure requirements for these investments. We have early adopted this guidance on a retrospective basis effective for our year ended December 31, 2015. The adoption of this guidance resulted in revisions to the presentation of the fair value hierarchy within Note 15, "Employee Retirement Plans and Postretirement Benefits". The adoption of this guidance did not impact our financial position or results of operations. See Note 15, "Employee Retirement Plans and Postretirement Benefits" for further information related to the early adoption of this guidance.

Debt Issuance Costs
In April 2015, the FASB issued authoritative guidance intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liabilities, consistent with the presentation of debt discounts. This results in the elimination of debt issuance costs as an asset and reduces the carrying value of our debt liabilities. As this guidance did not specifically address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements, the FASB issued an announcement in August 2015, stating that they would not object to an entity deferring and presenting debt issuance costs related to line-of-credit arrangements as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We early adopted this guidance effective for our quarter ended September 30, 2015, and have elected to continue to present our debt issuance costs associated with our line-of-credit arrangements as assets. The adoption of this guidance had an immaterial impact on our financial position and has resulted in the following retrospective adjustments to our consolidated balance sheet:

	December 31, 2014
	As Reported	As Adjusted
	(In millions)
Other current assets	$79.2	$77.4
Other assets	$203.6	$189.2
Current portion of long-term debt and short-term borrowings	$849.4	$849.0
Long-term debt	$2,337.1	$2,321.3
New Accounting Pronouncements Not Yet Adopted
Business Combinations
In September 2015, the FASB issued authoritative guidance related to business combinations, which is intended to simplify the accounting for measurement-period adjustments. The new standard eliminates the requirement to retrospectively account for changes to provisional amounts initially recorded in a business combination. Under the new guidance, an acquirer will be required to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. We do not expect the adoption of this guidance to have a material impact on our financial position or results of operations.
Inventory Measurement
In July 2015, FASB issued authoritative guidance intended to simplify the measurement of inventory. The amendment requires entities to measure in-scope inventory at the lower of cost and net realizable value, and replaces the current requirement to measure in-scope inventory at the lower of cost or market, which considers replacement cost, net realizable value, and net realizable value less an approximate normal profit margin. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. The amendment should be applied prospectively with early adoption permitted. We are currently evaluating the potential impact on our financial position and results of operations upon adoption of this guidance, but anticipate that such impact would be minimal.
Revenue Recognition
In May 2014, the FASB issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services. In August 2015, the FASB affirmed its proposal to defer the effective date of the new revenue recognition standard for all entities by one year. As a result, the requirements of the new standard are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. In conjunction with the deferral, the FASB will permit all entities to apply the new revenue recognition standard early, but not before the original effective date. The use of either a full retrospective or cumulative effect transition method is permitted. We have not yet selected a transition method and are currently evaluating the potential impact on our financial position and results of operations upon adoption of this guidance.
Other than the items noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that we believe have a significant impact, or potential significant impact, to our consolidated financial statements.

3. Segment Reporting
Our reporting segments are based on the key geographic regions in which we operate, which are the basis on which our chief operating decision maker evaluates the performance of the business.
Reporting Segments
Canada
The Canada segment consists of our production, marketing and sales of our brands, including core brands Coors Light and the Molson brand family, as well as Carling, Coors Banquet, Rickard's and other owned and licensed brands in Canada. The Canada segment also includes BRI, our joint venture arrangement related to the distribution and retail sale of beer in Ontario, and BDL, our joint venture arrangement related to the distribution of beer in the western provinces. Both BRI and BDL are accounted for as equity method investments. Also included in the Canada segment historically was MMI, our joint venture with Grupo Modelo S.A.B. de C.V. ("Modelo"), established to import, distribute, and market the Modelo beer brand portfolio across all Canadian provinces and territories. MMI was accounted for under the equity method. In November 2013, subsequent to Anheuser-Busch InBev's ("ABI") acquisition of Modelo, ABI and MCBC entered into an agreement providing for the accelerated termination of the MMI joint venture, effective February 2014. See Note 4, "Investments" for further discussion.
We have an agreement with Heineken N.V. ("Heineken") that grants us the right to import, market, distribute and sell Heineken products. Additionally, we had an agreement with SABMiller plc ("SABMiller") that granted us the right to brew or import, market, distribute and sell several SABMiller brands. In 2014, Miller Brewing Company ("Miller"), a wholly owned subsidiary of SABMiller, and MCBC entered into an agreement providing for the accelerated termination of the Miller license agreement, effective March 2015, under which we had exclusive rights to distribute certain Miller brands in Canada. As a result, beginning in the second quarter of 2015, we no longer distribute the Miller brands in Canada. We also contract brew and package certain Labatt and Asahi brands for the U.S. market.
United States (U.S.)
The U.S. segment consists of our interest, and results from our interest, in MillerCoors, our joint venture with SABMiller for all U.S. operations. MillerCoors produces, markets, and sells beer brands in the U.S. and Puerto Rico. MillerCoors' core brands sold in the U.S. include Coors Light and Miller Lite, as well as Blue Moon, Coors Banquet, Keystone Light, Leinenkugel's, Miller Genuine Draft and Miller High Life. Our interest in MillerCoors is accounted for under the equity method of accounting. See Note 4, "Investments" for further discussion.
Europe
The Europe segment consists of our production, marketing and sales of our brands, including major core brands Carling and Staropramen, as well as Apatinsko, Astika, Bergenbier, Blue Moon, Borsodi, Branik, Coors Light, Jelen, Kamenitza, Niksicko, Noroc, Ostravar, Ozujsko, Sharp's Doom Bar and Worthington's, as well as a number of smaller regional ale brands in the U.K., Republic of Ireland and Central Europe. Our European business has licensing agreements with various other brewers through which it also brews or distributes Beck's, Belle-Vue Kriek brands, Hoegaarden, Leffe, Lowenbrau, Löwenweisse, Spaten and Stella Artois in certain Central European countries. Our contract for the distribution of the Modelo brands in the U.K. expired as of December 31, 2014, however, beginning in January 2015, we acquired the rights to distribute Corona Extra other Modelo brands throughout the Central European countries in which we operate. In the third quarter of 2015, we purchased the Rekorderlig cider brand distribution rights in the U.K. and Republic of Ireland. In the U.K., we also sell the Cobra brands through the Cobra Beer Partnership Ltd. joint venture and the Grolsch brands through a joint venture with Royal Grolsch N.V., and are the exclusive distributor for several brands including Singha. Additionally, in order to be able to provide a full line of beer and other beverages to our U.K. on-premise customers, we sell "factored" brands, which are third-party beverage brands for which we provide distribution to retail, typically on a non-exclusive basis. We have distribution agreements with Tradeteam (a subsidiary of DHL) for the distribution of our products in the U.K. through 2023. In June 2015, we terminated our agreement with Carlsberg whereby it held the exclusive distribution rights for the Staropramen brand in the U.K. As a result of this termination, we agreed to pay Carlsberg an early termination payment of GBP 19.0 million ($29.4 million at payment date). The transition period concluded on December 27, 2015, at which time we have the exclusive distribution rights of the Staropramen brand in the U.K. Separately, in December 2013, we entered into an agreement with Heineken to early terminate our contract brewing and kegging agreement with Heineken under which we produced and packaged the Foster's and Kronenbourg brands in the U.K. As a result of the termination, Heineken agreed to pay us an aggregate early termination payment of GBP 13.0 million, of which we received GBP 5.0 million in 2014 and the remaining GBP 8.0 million on April 30, 2015. The full amount of the termination payment ($19.4 million upon recognition) is included as income within special items during the year ended December 31, 2015.

Molson Coors International (MCI)
The objective of MCI is to grow and expand our business and brand portfolio in new and existing markets, including emerging markets, outside the U.S., Canada, and Europe segments. The focus of MCI includes Latin America (including Mexico, Central America, the Caribbean and South America, excluding Puerto Rico, as it is part of the U.S. segment), Asia, Europe (excluding U.K, Ireland and Central Europe, as they are a part of the Europe segment), and Australia.
MCI is comprised of our standalone businesses, our export business, and our license business. Our standalone businesses include India, which includes both our joint venture with majority share and operational control of Molson Coors Cobra India as well as Mount Shivalik Breweries, Ltd, ("Mount Shivalik") which we acquired in the second quarter of 2015, along with our businesses in Japan and China. During the second quarter of 2015, we announced our decision to substantially restructure our China business, which we have now moved to a distribution model. Our export business expands the reach of our international brands into Latin America and Western Europe. Our license business builds long term licensing partnerships with leading global brewers to market and grow our international brands in markets which typically have a greater barrier to entry, such as Mexico, Ukraine, Russia, Spain and Australia.
The brands we sell include Blue Moon, Carling, Cobra, Coors Light, Corona, Molson Canadian and Staropramen, as well as brands unique to our international markets including Coors, Coors 1873, Coors Extra, Coors Gold, Iceberg 9000, King Cobra, Royal Brew, Thunderbolt and Zima.
Corporate
Corporate is not a segment and includes interest and certain other general and administrative costs that are not allocated to any of the operating segments. The majority of these corporate costs relate to worldwide administrative functions, such as corporate affairs, legal, human resources, finance and accounting, treasury, tax, internal audit, insurance and risk management. Additionally, the results of our water resources and energy operations in the state of Colorado are included in Corporate.
Summarized Financial Information
No single customer accounted for more than 10% of our consolidated sales in 2015, 2014 or 2013. Net sales represent sales to third-party external customers. Inter-segment transactions impacting sales revenues and income (loss) from continuing operations before income taxes are insignificant (other than those with MillerCoors, see Note 4, "Investments" for additional details) and eliminated in consolidation.
The following tables represent consolidated net sales, interest expense, interest income, and reconciliations of amount shown as income (loss) from continuing operations before income taxes to income (loss) from continuing operations attributable to MCBC:

	Year ended December 31, 2015
	Canada	U.S.	Europe	MCI	Corporate	Eliminations	Consolidated
	(In millions)
Net sales	$1,511.5	$—	$1,914.9	$144.5	$1.0	$(4.4)	$3,567.5
Interest expense	—	—	—	—	(120.3)	—	(120.3)
Interest income	—	—	3.9	—	4.4	—	8.3
Income (loss) from continuing operations before income taxes	$277.3	$516.3	$(109.7)	$(24.8)	$(248.4)	$—	$410.7
Income tax benefit (expense)							(51.8)
Net income (loss) from continuing operations							358.9
Net (income) loss attributable to noncontrolling interests							(3.3)
Net income (loss) from continuing operations attributable to MCBC							$355.6
Eliminations reflect inter-segment sales from the Europe segment to the MCI segment. Income (loss) from continuing operations before income taxes includes the impact of special items. Refer to Note 7, "Special Items" for further discussion.

	Year ended December 31, 2014
	Canada	U.S.	Europe	MCI	Corporate	Eliminations	Consolidated
	(In millions)
Net sales	$1,793.9	$—	$2,200.3	$156.3	$1.1	$(5.3)	$4,146.3
Interest expense	—	—	—	—	(145.0)	—	(145.0)
Interest income	—	—	4.4	—	6.9	—	11.3
Income (loss) from continuing operations before income taxes	$406.8	$561.8	$(111.9)	$(13.3)	$(257.1)	$—	$586.3
Income tax benefit (expense)							(69.0)
Net income (loss) from continuing operations							517.3
Net (income) loss attributable to noncontrolling interests							(3.8)
Net income (loss) from continuing operations attributable to MCBC							$513.5
Eliminations reflect inter-segment sales from the Europe segment to the MCI segment. Income (loss) from continuing operations before income taxes includes the impact of special items. Refer to Note 7, "Special Items" for further discussion.

	Year ended December 31, 2013
	Canada	U.S.	Europe	MCI	Corporate	Eliminations	Consolidated
	(In millions)
Net sales	$1,943.8	$—	$2,128.3	$137.6	$1.2	(4.8)	$4,206.1
Interest expense	—	—	—	—	(183.8)	—	(183.8)
Interest income	—	—	4.9	—	8.8	—	13.7
Income (loss) from continuing operations before income taxes	$363.3	$539.0	$34.3	$(11.8)	$(270.3)	—	$654.5
Income tax benefit (expense)							(84.0)
Net income (loss) from continuing operations							570.5
Net (income) loss attributable to noncontrolling interests							(5.2)
Net income (loss) from continuing operations attributable to MCBC							$565.3
Eliminations reflect inter-segment sales from the Europe segment to the MCI segment. Income (loss) from continuing operations before income taxes includes the impact of special items. Refer to Note 7, "Special Items" for further discussion.
The following table presents total assets by segment:

	As of
	December 31, 2015	December 31, 2014(1)
	(In millions)
Canada	$4,560.6	$5,537.2
U.S.	2,441.0	2,388.6
Europe	4,807.5	5,773.3
MCI	133.7	75.2
Corporate	333.5	205.8
Consolidated total assets	$12,276.3	$13,980.1

(1)
Amounts have been adjusted to reflect the adoption of the authoritative guidance requiring debt issuance costs to be presented as a direct reduction from the carrying value of the related debt. See Note 2, "New Accounting Pronouncements" for further discussion.

The following table presents select cash flow information by segment:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
		(In millions)
Depreciation and amortization(1):
Canada	$117.3	$117.6	$122.8
Europe	186.5	184.1	185.0
MCI	3.9	2.7	2.9
Corporate	6.7	8.6	9.8
Consolidated depreciation and amortization	$314.4	$313.0	$320.5
Capital expenditures:
Canada	$77.3	$77.8	$75.7
Europe	173.7	168.6	204.6
MCI	10.0	0.9	1.6
Corporate	14.0	12.2	12.0
Consolidated capital expenditures	$275.0	$259.5	$293.9

(1)	Depreciation and amortization amounts do not reflect amortization of bond discounts, fees, or other debt-related items.
The following table presents net sales by geography, based on the location of the customer:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Net sales to unaffiliated customers:
Canada	$1,421.1	$1,699.9	$1,839.8
United States and its territories	94.1	98.1	105.2
United Kingdom	1,224.6	1,391.5	1,261.6
Other foreign countries(1)	827.7	956.8	999.5
Consolidated net sales	$3,567.5	$4,146.3	$4,206.1

(1)
Reflects net sales from the individual countries within our Central European operations (included in our Europe segment), as well as our MCI segment, for which no individual country has total net sales exceeding 10% of the total consolidated net sales.

The following table presents net properties by geographic location:

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Net properties:
Canada	$598.1	$736.1
United States and its territories	28.4	35.2
United Kingdom	422.5	465.7
Other foreign countries(1)	541.8	561.0
Consolidated net properties	$1,590.8	$1,798.0

(1)
Reflects net properties within the individual countries included in our Central European operations (included in our Europe segment), as well as our MCI segment, for which no individual country has total net properties exceeding 10% of the total consolidated net properties.

4. Investments
Our investments include both equity method and consolidated investments. Those entities identified as VIEs have been evaluated to determine whether we are the primary beneficiary. The VIEs included under "Consolidated VIEs" below are those for which we have concluded that we are the primary beneficiary and accordingly, consolidate these entities. None of our consolidated VIEs held debt as of December 31, 2015, or December 31, 2014. With the exception of the BRI debt guarantee further discussed below under "Other Equity Investments", we have not provided any financial support to any of our VIEs during 2015 that we were not previously contractually obligated to provide. Amounts due to and due from our equity method investments are recorded as affiliate accounts payable and affiliate accounts receivable. See below under "Affiliate Transactions" for further details.
Authoritative guidance related to the consolidation of VIEs requires that we continually reassess whether we are the primary beneficiary of VIEs in which we have an interest. As such, the conclusion regarding the primary beneficiary status is subject to change and we continually evaluate circumstances that could require consolidation or deconsolidation. As of December 31, 2015, and December 31, 2014, our consolidated VIEs are Cobra Beer Partnership, Ltd. ("Cobra U.K.") and Grolsch U.K. Ltd ("Grolsch"). Our unconsolidated VIEs are BRI and BDL. The MMI operations were terminated in the first quarter of 2014 and the joint venture was subsequently dissolved in the third quarter of 2014. See further discussion below.
Equity Investments
Investment in MillerCoors
MillerCoors has a Board of Directors consisting of five MCBC appointed and five SABMiller appointed directors. The percentage interests in the profits of MillerCoors are 58% for SABMiller and 42% for MCBC, and voting interests are shared 50% - 50%. Both parties to the MillerCoors joint venture are currently able to transfer their economic and voting interest, however, certain rights of first refusal will apply to any assignment of such interests. Our interest in MillerCoors is accounted for under the equity method of accounting. Accordingly, we consider MillerCoors an affiliate. See "Affiliate Transactions" section below summarizing our transactions and balances with affiliates, including MillerCoors.
As discussed in Note 21, "Pending Acquisition", on November 11, 2015, we entered into a purchase agreement to acquire all of SABMiller’s 58% economic interest and 50% voting interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. Following the closing of the pending Acquisition, the Company will own 100% of the outstanding equity and voting interests of MillerCoors. See further details regarding the pending Acquisition in Note 21, "Pending Acquisition".

Summarized financial information for MillerCoors is as follows:
Condensed Balance Sheets

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Current assets	$800.5	$795.3
Non-current assets	9,099.5	9,047.4
Total assets	$9,900.0	$9,842.7
Current liabilities	$1,180.1	$1,061.3
Non-current liabilities	1,407.0	1,578.8
Total liabilities	2,587.1	2,640.1
Noncontrolling interests	20.1	23.5
Owners' equity	7,292.8	7,179.1
Total liabilities and equity	$9,900.0	$9,842.7
The following represents our proportionate share in MillerCoors' equity and reconciliation to our investment in MillerCoors:

	As of
	December 31, 2015	December 31, 2014
	(In millions, except percentages)
MillerCoors owners' equity	$7,292.8	$7,179.1
MCBC economic interest	42%	42%
MCBC proportionate share in MillerCoors' equity	3,063.0	3,015.2
Difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors(1)	(657.0)	(661.6)
Accounting policy elections	35.0	35.0
Investment in MillerCoors	$2,441.0	$2,388.6

(1)
Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportionate share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company ("CBC") and Miller). This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.), is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.

Results of Operations

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Net sales	$7,725.5	$7,848.4	$7,800.8
Cost of goods sold	(4,547.5)	(4,743.8)	(4,723.7)
Gross profit	$3,178.0	$3,104.6	$3,077.1
Operating income(1)	$1,239.2	$1,347.3	$1,287.4
Net income attributable to MillerCoors(1)	$1,217.8	$1,326.2	$1,270.5

(1)
Results for 2015 include special charges related to the planned closure of the Eden, North Carolina, brewery, including $61.3 million of accelerated depreciation in excess of normal depreciation associated with the brewery, and $6.4 million of severance and other charges. MillerCoors also recorded special charges in 2015 of $42.4 million related to an early settlement of a portion of its defined benefit pension plan liability. Results for 2014 include special charges related to restructuring activities of $1.4 million. Results for 2013 include special charges related to restructuring activities and asset write-offs of $17.2 million and $2.6 million, respectively.

The following represents our proportionate share in net income attributable to MillerCoors reported under the equity method:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions, except percentages)
Net income attributable to MillerCoors	$1,217.8	$1,326.2	$1,270.5
MCBC economic interest	42%	42%	42%
MCBC proportionate share of MillerCoors net income	511.5	557.0	533.6
Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors	4.6	4.6	4.6
Share-based compensation adjustment(1)	0.2	0.2	0.8
Equity income in MillerCoors	$516.3	$561.8	$539.0

(1)
The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller employees employed by MillerCoors as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees that have transferred to MillerCoors.

We assigned the United States and Puerto Rican rights to the legacy Coors brands, including Coors Light, Coors Banquet, Keystone Light and the Blue Moon brands, to MillerCoors. We retained all ownership rights of these brands outside of the United States and Puerto Rico. In addition, we retained numerous water rights in Colorado. We lease these water rights to MillerCoors at no cost for use at its Golden, Colorado brewery.
There were no undistributed earnings in MillerCoors as of December 31, 2015, or December 31, 2014.
Other Equity Investments
Brewers' Retail Inc.
BRI, a VIE, is a beer distribution and retail network for the Ontario region of Canada, with majority of the ownership residing with MCC, Labatt Breweries of Canada LP (a subsidiary of ABI) and Sleeman Breweries Ltd. (a subsidiary of Sapporo International). BRI charges its owners administrative fees that are designed so the entity operates on a break-even basis. This administrative fee is based on costs incurred, net of other revenues earned, and is allocated in accordance with the operating agreement to its owners based on volume of products. Contractual provisions cause participation in governance and other interests to fluctuate based on this calculated market share requiring frequent primary beneficiary evaluations. However, based on the existing structure, control is shared, and remains shared through such changes, and therefore we do not anticipate becoming the primary beneficiary in the foreseeable future. We consider BRI an affiliate. See "Affiliate Transactions" section below summarizing our transactions and balances with affiliates, including BRI.
In 2015, we, along with the other owners of BRI and the Province of Ontario, agreed to revise the ownership structure of BRI. The new BRI shareholder agreement (“New Shareholder Agreement”) incorporating these changes, as further discussed below, became effective at the beginning of 2016. The New Shareholder Agreement adjusted the existing BRI ownership structure to allow all other small and large Ontario based brewers the ability to participate in the ownership of BRI. As part of this change, the board of directors of BRI has been expanded to include representation for these new ownership groups, as well as independent director representation. The new owners are subject to the same fee structure as the current owners, with the exception of smaller brewers, who have discounted fees, as they are not required to fund certain costs associated with pension obligations. BRI will continue to operate on a break-even basis under the new ownership structure. BRI also converted all existing capital stock into a new share class, as well as created a separate new share class to facilitate new and existing brewer participation and governance. While governance and board of director participation continues to have the ability to fluctuate based on market share relative to the other owners, our equity interest has become fixed under the New Shareholder Agreement. We have evaluated these changes from a primary beneficiary perspective and concluded that we will continue to account for BRI as an equity method investment as control of BRI continues to be shared under the New Shareholder Agreement.
During the second quarter of 2015, BRI entered into a Canadian Dollar ("CAD") 150.0 million revolving credit facility with Canadian Imperial Bank of Commerce (“CIBC”), maturing one year after issuance, with one year renewal options subject to approval by CIBC. In conjunction with the issuance of the revolving credit facility, we, along with two additional shareholders of BRI, were each required to guarantee BRI’s obligations under the facility, with our proportionate share of the guarantee totaling 45.9%. As a result of this guarantee, we have a current liability of $16.9 million as of December 31, 2015.

The carrying value of the guarantee equals its fair value, which considers an adjustment for our own non-performance risk and is considered a level 2 measurement. The offset to the guarantee liability was recorded as an adjustment to our equity method investment balance. The guarantee liability was calculated based on our proportionate, 45.9% share of BRI’s total revolving credit facility outstanding balance at December 31, 2015. The resulting change in equity investment balance during the year due to movements in the guarantee represents a non-cash investing activity.
We have an obligation to proportionately fund BRI's operations. As a result of this obligation, we continue to record our proportional share of BRI's net income or loss and OCI activity, including when we have a negative equity method balance. As of December 31, 2015, we had a positive equity method investment balance of $7.3 million and as of December 31, 2014, we had a negative equity method balance of $21.7 million. The increase to our net investment balance was primarily driven by a decrease to BRI's employee retirement plan obligations (resulting from the annual actuarial valuation) favorably impacting the net assets of BRI, as well as our guarantee of the BRI revolving credit facility discussed above. See "Affiliate Transactions" below for BRI affiliate transactions including administrative fees charged to Molson Coors under the agreement with BRI which are recorded in cost of goods sold, as well as for BRI affiliate due to and due from balances as of December 31, 2015, and December 31, 2014, respectively, related to trade receivables and payables for sales to external customers and costs incurred by BRI offset by administrative fees charged and paid by MCBC (which may be in a payable or receivable position depending on the amount under or over charged).
Brewers' Distributor Ltd.
BDL, a VIE, is a distribution operation owned by MCC and Labatt Breweries of Canada LP (a subsidiary of ABI) that, pursuant to an operating agreement, acts as an agent for the distribution of their products in the western provinces of Canada. The two owners share 50% - 50% voting control of this business. We consider BDL an affiliate. See "Affiliate Transactions" section below summarizing our transactions and balances with affiliates, including BDL.
BDL charges the owners administrative fees that are designed so the entity operates at break-even profit levels. This administrative fee is based on costs incurred, net of other revenues earned, and is allocated in accordance with the operating agreement to the owners based on volume of products. No other parties are allowed to sell beer through BDL, which does not take legal title to the beer distributed for the owners. As of December 31, 2015, and December 31, 2014, our investment in BDL was $15.7 million and $13.7 million, respectively. The increase in our investment was primarily related to a decrease in BDL's employee retirement plan obligation (resulting from the annual actuarial valuation) favorably impacting the net assets of BDL. See "Affiliate Transactions" section below for BDL affiliate transactions including administrative fees charged to Molson Coors under the agreement with BDL which are recorded in cost of goods sold, as well as for BDL affiliate due to and due from balances as of December 31, 2015, and December 31, 2014, respectively, related to trade receivables and payables for sales to external customers and costs incurred by BDL offset by administrative fees charged and paid by MCBC (which may be in a payable or receivable position depending on the amount under or over charged).
Our other equity method investments are not considered significant for disclosure of financial information on either an individual or aggregated basis and there were no significant undistributed earnings as of December 31, 2015, or December 31, 2014, for any of these companies.

Affiliate Transactions
All transactions with our equity method investments are considered related party transactions and recorded within our affiliate accounts. The following table summarizes transactions with affiliates:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Beer sales to MillerCoors	$11.7	$13.1	$16.6
Beer purchases from MillerCoors	$43.2	$37.3	$19.2
Service agreement costs and other charges to MillerCoors	$2.6	$2.4	$2.5
Service agreement costs and other charges from MillerCoors	$0.9	$1.0	$1.1
Administrative fees, net charged from BRI	$88.8	$103.4	$118.1
Administrative fees, net charged from BDL	$36.4	$50.8	$59.6
Amounts due to and due from affiliates as of December 31, 2015, and December 31, 2014, respectively, are as follows:

	Amounts due from affiliates		Amounts due to affiliates
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(In millions)
MillerCoors	$1.6	$3.2	$9.2	$11.5
BRI	4.5	28.0	—	0.4
BDL	10.1	6.4	—	8.6
Other	0.6	1.2	1.4	0.9
Total	$16.8	$38.8	$10.6	$21.4

Consolidated VIEs
Grolsch
Grolsch is a joint venture between us and Royal Grolsch N.V. (a member of the SABMiller group) in which we hold a 49% interest. The Grolsch joint venture markets Grolsch brands in the U.K. and Republic of Ireland. The majority of the Grolsch brands are produced by us under a contract brewing arrangement with the joint venture. MCBC and Royal Grolsch N.V. sell beer to the joint venture, which sells the beer back to MCBC (for onward sale to customers) for a price equal to what it paid, plus a marketing and overhead charge and a profit margin. Grolsch is a taxable entity in Europe. Accordingly, income tax expense in our consolidated statements of operations includes taxes related to the entire income of the joint venture. We consolidate the results and financial position of Grolsch and it is reported within our Europe operating segment.
Cobra Beer Partnership, Ltd
We hold a 50.1% interest in Cobra U.K., which owns the worldwide rights to the Cobra beer brand (with the exception of the Indian sub-continent, owned by Cobra India). The noncontrolling interest is held by the founder of the Cobra beer brand. We consolidate the results and financial position of Cobra U.K., and it is reported within our Europe operating segment.

The following summarizes the assets and liabilities of our consolidated VIEs (including noncontrolling interests):

	As of
	December 31, 2015		December 31, 2014
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(In millions)
Grolsch	$6.9	$3.3	$6.8	$2.9
Cobra U.K.	$30.2	$0.9	$31.0	$0.8
Termination and Sale of Investments
Modelo Molson Imports, L.P.
On February 28, 2014, ABI and MCBC finalized the accelerated termination of MMI, a 50% - 50% joint venture with Grupo Modelo S.A.B. de C.V. ("Modelo"), which provided for the import, distribution, and marketing of the Modelo beer brand portfolio across all Canadian provinces and territories. The joint venture was accounted for under the equity method of accounting.
Following the successful completion of the transition in the first quarter of 2014, we recognized income of $63.2 million (CAD 70.0 million) within special items, reflective of the agreed upon payment received from Modelo. Additionally, in the first quarter of 2014, we recorded a charge of $4.9 million representing the accelerated amortization of the remaining carrying value of our definite-lived intangible asset associated with the agreement. In accordance with the termination agreement, MMI continued to operate in its historical capacity through the end of the transition period. Effective end of day on February 28, 2014, MMI ceased all operations and was dissolved during the third quarter of 2014 upon final agreement with ABI on the distribution amount of the joint venture's remaining net assets. Our results for 2014, reflect our proportionate ownership interest of the MMI activity during the first quarter of 2014 through end of day February 28, 2014. Under the MMI arrangement, we recognized equity earnings within cost of goods sold of $0.7 million and $11.7 million during 2014 and 2013, respectively. In addition, during 2014 and 2013, MCC recognized marketing and administrative cost recoveries related to the promotion, sale and distribution of Modelo products under our agency and services agreement with MMI of $1.1 million and $11.3 million, respectively. These cost recoveries are recorded within marketing, general and administrative expenses.
In accordance with the early termination agreement, the book value of the joint venture's net assets was required to be distributed to the respective joint venture partners for the owners' proportionate ownership interest at the end of the transition period. This distribution was finalized in the third quarter of 2014. Concurrently, we derecognized our equity investment within other non-current assets upon full recovery of our investment carrying value.
Tradeteam Ltd.
On December 23, 2013, we early terminated our existing distribution agreements with Tradeteam, our joint venture with DHL (formerly Exel Logistics), and varied or terminated certain other agreements with Tradeteam and DHL, which had collectively provided Tradeteam the exclusive rights to provide our transportation and logistics services in the U.K. We made an early termination payment of approximately $40 million upon exiting and varying these agreements. Concurrently, we entered into new distribution agreements with Tradeteam resulting in future distribution cost savings achieved through market competitive pricing and improved payment terms through the agreements' new 10 year term.
Subsequently, on December 30, 2013, we executed a sale and purchase agreement for the termination of the joint venture and sale of our 49.9% interest in Tradeteam to DHL for proceeds of $29.5 million.
As a result of the continuing involvement with Tradeteam following the termination and sale through the new distribution agreements, $19.8 million was considered an upfront payment for the benefits to be provided under the new agreement. As a result of the effective modification to our agreements, we have concluded that the upfront payment should be recorded as an asset and amortized over the 10 year term of the new distribution agreements. The remaining net proceeds of $9.7 million were used in determining the loss on sale of the investment based on its carrying value at sale, resulting in a loss of $13.2 million recognized as a special item.
The financial commitments on early termination of the new secondary distribution agreement are to essentially assume and settle liabilities related to the various assets and infrastructure required to deliver the service to us, and to compensate Tradeteam, depending on the circumstances of such early termination. These early termination commitments decline over the term of the new agreement, and are calculable by reference to the circumstances of termination. Services provided under the Tradeteam contracts were approximately $126.9 million during 2013 and are included in cost of goods sold. Services provided by Tradeteam in 2015 and 2014 under the new third party arrangements are included within total purchases under our supply and distribution contracts further discussed within Note 18, "Commitments and Contingencies". During 2013, we recognized equity earnings from our Tradeteam investment of $4.6 million which are recorded within cost of goods sold.
MC Si'hai
Since its inception, the performance of the MC Si'hai joint venture did not meet our expectations due to delays in executing its business plans as well as significant difficulties in working with our business partner. Through the on-going arbitration process, which began in 2012, we began discussions with the joint venture partner and concluded upon a price that we would accept to exit the relationship through the sale of our interest in the joint venture. As a result, in December 2013, we sold our interest in the joint venture and, upon finalizing the sale, we recognized a gain of $6.0 million, recorded as a special item. The gain consists of the non-cash release of the $5.4 million liability remaining upon deconsolidation in 2012, as well as $0.6 million of proceeds received upon closing of the sale. We also recognized legal and related fees in relation to the sale of $1.2 million during 2013.
5. Other Income and Expense
The table below summarizes other income and (expense):

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Bridge loan commitment fees(1)	$(6.9)	$—	$—
Gain on sale of non-operating asset(2)	0.8	—	23.5
Gain (loss) from other foreign exchange and derivative activity	6.2	(6.6)	(7.8)
Other, net	0.8	0.1	3.2
Other income (expense), net	$0.9	$(6.5)	$18.9

(1)
During the fourth quarter of 2015, we recognized amortization of commitment costs incurred in connection with our bridge loan agreement entered into subsequent to the announcement of the pending Acquisition of MillerCoors. See Note 21, "Pending Acquisition" for further discussion.

(2)
In 2015, we recorded gains on the sale of non-operating assets. In 1991, we became a limited partner in the Colorado Rockies Baseball Club, Ltd. ("the Partnership"), treated as a cost method investment. Effective November 8, 2013, we sold our 14.6% interest in the Partnership and recognized a gain of $22.3 million. We did not make any cash contributions in 2013, and cash distributions, recognized within other income, from the Partnership were immaterial in 2013.

Additionally, during the first quarter of 2013, we realized a $1.2 million gain for proceeds received related to a non-income-related tax settlement resulting from historical activity within our former investment in the Montreal Canadiens.

6. Income Tax
Our income (loss) from continuing operations before income taxes on which the provision for income taxes was computed is as follows:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Domestic	$746.1	$736.2	$809.7
Foreign	(335.4)	(149.9)	(155.2)
Total	$410.7	$586.3	$654.5
Income tax expense (benefit) includes the following current and deferred provisions:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Current:
Federal	$116.1	$78.4	$39.1
State	11.8	12.9	11.8
Foreign	25.2	(22.5)	50.7
Total current tax expense (benefit)	$153.1	$68.8	$101.6
Deferred:
Federal	$(26.1)	$27.6	$59.6
State	(5.8)	2.0	5.1
Foreign	(69.4)	(29.4)	(82.3)
Total deferred tax expense (benefit)	$(101.3)	$0.2	$(17.6)
Total income tax expense (benefit) from continuing operations	$51.8	$69.0	$84.0
The decrease in income tax expense in 2015 was primarily due to lower pretax income versus the prior year. The decrease in pretax income was due to an increased foreign pretax loss, driven by unfavorable movements in foreign currency rates, increased special charges versus the prior year and the impact from the loss of major business contracts in 2015. The decrease in income tax expense in 2014 versus 2013 was primarily driven by lower pretax income due to an increase in special charges versus 2013, as well as the release of unrecognized tax benefits and an approximate $21 million income tax benefit related to the finalization of the bilateral advanced pricing agreement ("BAPA") between the U.S. and Canada tax authorities in 2014.
Our effective tax rate varies from the U.S. federal statutory income tax rate as follows:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
Statutory Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	1.6%	2.5%	1.3%
Effect of foreign tax rates and tax planning	(29.2)%	(24.3)%	(27.4)%
Effect of unrecognized tax benefits	(3.5)%	(3.9)%	3.3%
Change in valuation allowance	8.2%	0.4%	(1.5)%
Other, net	0.5%	2.1%	2.1%
Effective tax rate	12.6%	11.8%	12.8%
Our effective tax rates were significantly lower than the federal statutory rate of 35% primarily due to the impact of lower effective income tax rates applicable to our foreign businesses, driven by lower local statutory income tax rates and tax planning impacts on statutory taxable income. The statutory tax rates in the countries in Europe which we operate range from 9% in Montenegro to 20% in the U.K. Canada has a statutory tax rate of approximately 26%. In addition to these lower effective foreign tax rates, during 2015 and 2014, our effective tax rate was also positively impacted by the favorable resolution of unrecognized tax benefits in various taxing jurisdictions as further discussed below. Our effective tax rates were also positively impacted by the above mentioned finalization of the BAPA between the U.S. and Canada tax authorities in 2014, and the related BAPA renewal application which was formally submitted during the first quarter of 2015. The BAPA renewal submission covers both historical and future tax years and is subject to approval by both taxing authorities.
The table below summarizes our deferred tax assets and liabilities:

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Current deferred tax assets:
Compensation related obligations	$—	$2.8
Accrued liabilities and other	—	15.8
Valuation allowance	—	(4.9)
Balance sheet reserves and accruals	—	10.7
Other	—	7.8
Total current deferred tax assets	$—	$32.2
Current deferred tax liabilities:
Partnership investments	—	169.8
Total current deferred tax liabilities	$—	$169.8
Net current deferred tax assets	—	—
Net current deferred tax liabilities	$—	$137.6

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Non-current deferred tax assets:
Compensation related obligations	$19.3	$8.0
Pension and postretirement benefits	61.2	118.7
Tax credit carryforwards	1.5	1.5
Tax loss carryforwards	897.9	166.8
Intercompany financing	3.2	6.8
Partnership investments	—	27.2
Accrued liabilities and other	32.3	1.0
Other	6.8	10.4
Valuation allowance	(824.9)	(100.5)
Total non-current deferred tax assets	$197.3	$239.9
Non-current deferred tax liabilities:
Fixed assets	69.7	107.3
Partnership investments	169.7	—
Foreign exchange gain/loss	48.7	13.7
Intangible assets	644.0	789.1
Hedging	4.0	12.5
Other	9.9	5.5
Total non-current deferred tax liabilities	$946.0	$928.1
Net non-current deferred tax assets	—	—
Net non-current deferred tax liabilities	$748.7	$688.2

As discussed in Note 2, "New Accounting Pronouncements", during the fourth quarter of 2015, we elected to early adopt the FASB’s recently issued guidance requiring all deferred tax assets and deferred tax liabilities to be presented as non-current on the consolidated balance sheet. Adoption of this guidance resulted in the reclassification of our current deferred tax assets and liabilities to non-current in our consolidated balance sheet as of December 31, 2015. This guidance has been adopted on a prospective basis, and therefore, prior periods have not been retrospectively adjusted and continue to reflect current and non-current classification as historically presented.
Additionally, during 2015, we recorded tax loss carryforwards in certain European jurisdictions in the aggregate of $713.7 million, primarily driven by investment losses recognized based on local statutory accounting requirements. As the carryforwards were generated in jurisdictions where we do not have operations, we concluded that it was more likely than not that the net operating losses will not be realized, and thus recorded a full valuation allowance on the associated deferred tax assets. The recognition of these deferred tax assets and fully offsetting valuation allowance resulted in a zero net impact to the consolidated statement of operations, balance sheet and statement of cash flows.
The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more likely than not that the deferred tax assets will not be realized. We have evaluated the realizability of our deferred tax assets in each jurisdiction by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results and the availability of prudent and feasible tax planning strategies. Based on this analysis, we have determined that the valuation allowances recorded in each period presented are appropriate.
We have deferred tax assets for U.S. tax carryforwards that expire between 2016 and 2032 of $4.5 million and $8.6 million at December 31, 2015, and December 31, 2014, respectively. We have foreign tax loss carryforwards that expire between 2016 and 2035 of $160.5 million and $142.1 million as of December 31, 2015, and December 31, 2014, respectively. We have foreign tax loss carryforwards that do not expire of $734.4 million and $17.6 million as of December 31, 2015, and December 31, 2014, respectively. The significant increase in foreign tax loss carryforwards that do not expire is primarily driven by the tax loss carryforwards related to certain European jurisdictions specifically mentioned above.
The following table presents our deferred tax assets and liabilities on a net basis:

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Domestic net current deferred tax liabilities	$—	$164.6
Foreign net current deferred tax liabilities	—	0.2
Foreign net current deferred tax assets	—	27.2
Net current deferred tax liabilities	$—	$137.6
Domestic net non-current deferred tax assets	$—	$23.1
Domestic net non-current deferred tax liabilities	195.0	—
Foreign net non-current deferred tax assets	20.2	35.1
Foreign net non-current deferred tax liabilities	573.9	746.4
Net non-current deferred tax liabilities	$748.7	$688.2
The 2015 and 2014 amounts above exclude $30.9 million and $37.9 million, respectively, of unrecognized tax benefits that have been recorded as a reduction of non-current deferred tax assets, which is presented within non-current deferred tax liabilities due to jurisdictional netting on the consolidated balance sheets, as a result of the FASB's recently issued guidance related to the presentation of these items which was adopted in 2014.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Balance at beginning of year	$59.8	$137.9	$109.2
Additions for tax positions related to the current year	1.8	2.2	3.7
Additions for tax positions of prior years	2.2	20.4	59.2
Reductions for tax positions of prior years	(5.5)	(19.4)	(3.2)
Settlements	(0.9)	(55.4)	(2.6)
Release due to statute expiration and legislative changes	(9.6)	(18.4)	(24.9)
Foreign currency adjustment	(8.3)	(7.5)	(3.5)
Balance at end of year	$39.5	$59.8	$137.9
During 2015, we had a net reduction in unrecognized tax benefits of $20.3 million. This reduction was primarily driven by the release of the remaining $8.1 million unrecognized tax benefit that was established during the second quarter of 2014 as further discussed below, as well as the release of other unrecognized tax benefits in domestic and foreign jurisdictions, and foreign exchange rate movements.
During the second quarter of 2014, we identified that we had incorrectly omitted recognizing a liability for uncertain tax positions related to fiscal year 2010 that resulted in an immaterial misstatement of income tax expense within the consolidated statement of operations for the year ended December 25, 2010, as well as the liability for unrecognized tax benefits and retained earnings within the consolidated balance sheets at December 31, 2013, December 29, 2012, December 31, 2011, and December 25, 2010. Accordingly, during 2014, we revised our presentation of these amounts to correct for this error, which resulted in an increase in current unrecognized tax benefits of $19.3 million and non-current unrecognized tax benefits of $14.4 million as of December 31, 2013. During the third quarter of 2014, we filed an amendment to certain historical U.S. tax returns and concurrently fully settled the current $19.3 million unrecognized tax benefit resulting from this adjustment. This settlement amount is included in the table above but did not impact our 2014 effective tax rate as it was settled for the amount of the liability. Additionally, upon expiration of certain statutes of limitations during the third quarter of 2014, we released a portion of the non-current unrecognized tax benefit adjustment, which resulted in a $6.3 million benefit to our 2014 income tax expense. As discussed above, the remainder of this unrecognized tax benefit adjustment was released in the third quarter of 2015 upon expiration of the statute of limitations, resulting in an $8.1 million benefit to 2015 income tax expense.
In addition to the $25.6 million decrease in 2014 unrecognized tax benefits discussed above, the overall decrease in unrecognized tax positions during 2014 was further driven by the $34.9 million settlement of a tax audit and the impact of the resolution of the BAPA in Canada that were offset by the intended utilization of deferred tax assets and therefore did not impact our effective tax rate, the favorable resolution of tax audits resolved in Europe resulting in the release of $16.2 million of unrecognized tax positions and the release of unrecognized tax benefits due to expiration of the statute of limitations in Europe and Canada.
Our remaining unrecognized tax benefits as of December 31, 2015, relate to tax years that are currently open, and amounts may differ from those to be determined upon closing of the positions. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns; however, the amount ultimately paid upon resolution of issues may differ materially from the amount accrued.
During 2016, we anticipate that approximately $1 million to $4 million of unrecognized tax benefits will be released due to settlements as well as the closing of statutes of limitation in the U.S., Canada and Europe.

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
Reconciliation of unrecognized tax benefits balance	(In millions)
Estimated interest and penalties	$5.3	$7.2	$15.5
Offsetting positions	(3.7)	(3.7)	(3.8)
Unrecognized tax positions	39.5	59.8	137.9
Total unrecognized tax benefits	$41.1	$63.3	$149.6

Presented net against non-current deferred tax assets	$30.9	$37.9	$—
Current (included in accounts payable and other current liabilities)	1.8	—	42.5
Non-current	8.4	25.4	107.1
Total unrecognized tax benefits	$41.1	$63.3	$149.6

Amount of unrecognized tax benefits that would impact the effective tax rate(1)	$39.5	$59.8	$137.9

(1)	Amounts exclude the potential effects of valuation allowances, which may fully or partially offset the impact to the effective tax rate.
We file income tax returns in most of the federal, state and provincial jurisdictions in the U.S., Canada and various countries in Europe. Tax years through 2011 are closed in the U.S. In Canada, tax years through the year ended 2010 are closed or have been effectively settled through examination except for issues relating to intercompany cross-border transactions. The statute of limitations for intercompany cross-border transactions is closed through tax year 2007. Tax years through 2007 are closed for most countries in European jurisdictions with statutes of limitations varying from 3-7 years.
We annually receive cash from our foreign subsidiaries’ current year earnings. Separately, we treat all accumulated foreign subsidiary earnings through December 31, 2015, as indefinitely reinvested under the accounting guidance and accordingly, have not provided for any U.S. or foreign tax thereon. In order to arrive at this conclusion, we considered factors including, but not limited to, past experience, domestic cash requirements and distributions from MillerCoors, as well as cash requirements to satisfy the ongoing operations, capital expenditures and other financial obligations of our foreign subsidiaries. As of December 31, 2015, approximately $20 million of undistributed earnings and profits attributable to foreign subsidiaries was considered to be indefinitely invested. Our intention is to permanently reinvest the earnings outside of the U.S. It is not practicable to determine the amount of incremental taxes that might arise were these earnings to be remitted. The amount of tax payable could be impacted by the jurisdiction in which a distribution was made, the amount of the distribution, foreign withholding taxes under applicable tax laws when distributed, relevant tax treaties and foreign tax credits. While it is not practical to determine the amount of tax, we believe that U.S. foreign tax credits and tax planning strategies would allow us to make remittances in a tax efficient manner.

7. Special Items
We have incurred charges or realized benefits that either we do not believe to be indicative of our core operations, or we believe are significant to our current operating results warranting separate classification. As such, we have separately classified these charges (benefits) as special items. The table below summarizes special items recorded by segment:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Employee-related charges
Restructuring
Canada	$2.1	$7.6	$10.6
Europe	3.0	3.7	14.5
MCI	3.2	—	0.4
Corporate	—	0.3	1.3
Special termination benefits
Canada	—	—	2.2
Impairments or asset abandonment charges
Canada - Intangible asset write-off and impairment(1)	—	13.8	17.9
Canada - Asset abandonment(2)	25.1	—	—
Europe - Intangible asset impairment(3)	275.0	360.0	150.9
Europe - Asset abandonment(4)	27.5	4.0	—
MCI - Asset write-off(5)	3.2	—	—
Unusual or infrequent items
Europe - Release of non-income-related tax reserve(6)	—	—	(4.2)
Europe - Flood loss (insurance reimbursement), net(7)	(2.4)	(1.8)	(2.0)
Termination fees and other (gains) losses
Canada - Termination fee income(1)	—	(63.2)	—
Europe - Termination fee expense, net(8)	10.0	—	—
Europe - Tradeteam transactions(9)	—	—	13.2
MCI - Sale of China joint venture(5)	—	—	(4.8)
Total Special items, net	$346.7	$324.4	$200.0

(1)
Upon termination of our MMI operations in 2014, we recognized termination fee income and charges associated with the write-off of the definite-lived intangible asset associated with the joint venture. See Note 4, "Investments" for further discussion.

Additionally, in the third quarter of 2014 and fourth quarter of 2013, we recognized impairment charges related to our definite-lived intangible asset associated with our license agreement with Miller in Canada. See Note 11, "Goodwill and Intangible Assets" for further discussion.

(2)
During the third quarter of 2015, we incurred $15.7 million of charges related to the closure of a bottling line within our Vancouver brewery, including $15.4 million of accelerated depreciation normally recorded in cost of goods sold associated with this bottling line. Additionally, during the second quarter of 2015, we incurred $8.2 million of charges related to the closure of a bottling line within our Toronto brewery, including $7.9 million of accelerated depreciation normally recorded in cost of goods sold associated with this bottling line. The decisions to close these bottling lines were made as part of an ongoing strategic review of our Canadian supply chain network and the overall shift in consumer preference toward can package consumption in Canada. Additionally, in October 2015, as a result of the continuation of this strategic review, we entered into an agreement to sell the Vancouver brewery, with the intent to use the proceeds from the sale to help fund the construction of an efficient and flexible brewery in British Columbia. The sale has not yet closed, and is anticipated to be completed by the end of the first quarter of 2016. In conjunction with the sale, we agreed to leaseback the existing property to continue operations on an uninterrupted basis while the new brewery is being constructed. We incurred accelerated depreciation charges in excess of normal depreciation recorded in cost of goods sold associated with the planned brewery closure of $1.2 million during the fourth quarter of 2015. We expect to incur additional charges, including estimated accelerated depreciation charges of approximately CAD 20 million, through final closure of the brewery which is currently anticipated to occur at the end of 2018. These ongoing charges, along with the estimated future gain on the sale of the property of approximately CAD 144 million, will be recorded as special items.

(3)
During the third quarters of 2015, 2014 and 2013, we recognized impairment charges related to indefinite-lived intangible assets in Europe. See Note 11, "Goodwill and Intangible Assets" for further discussion.

(4)
As part of our continued strategic review of our European supply chain network, in the fourth quarter of 2015, we announced the proposal and entered into a consultation process to close our Burton South brewery in the U.K. in which we will consolidate production within our recently modernized Burton North brewery. As a result, we incurred accelerated depreciation charges in excess of our normal depreciation recorded in cost of goods sold associated with this brewery of $1.4 million. We expect to incur future accelerated depreciation in excess of our normal depreciation of approximately GBP 9 million related to the Burton South brewery from the first quarter of 2016 through the third quarter of 2017. Also, in the fourth quarter of 2015, we closed our Plovdiv brewery in Bulgaria resulting in $2.1 million of asset abandonment related special charges, including accelerated depreciation in excess of our normal depreciation recorded in cost of goods sold of $1.0 million as it pertains to this brewery.

Additionally, as part of this review, during the second quarter of 2015, we completed the closure of the Alton brewery in the U.K. which began in the fourth quarter for 2014. As a result, in 2015 we incurred charges associated with the closure of $24.0 million, including accelerated depreciation in excess of our normal depreciation recorded in cost of goods sold associated with this brewery of $21.8 million. In 2014, we incurred accelerated depreciation in excess of our normal depreciation recorded in cost of goods sold associated with this brewery of $4.0 million.
We do not expect to incur future accelerated depreciation on the Alton and Plovdiv breweries. We may recognize other asset-related charges or benefits related to these brewery closures, which cannot currently be estimated and will be recorded within special items.

(5)
During the second quarter of 2015, we announced our decision to substantially restructure our business in China and consequently, recognized employee-related and asset write-off charges, including $0.7 million of accelerated depreciation normally recorded in cost of goods sold.

In December of 2013, we sold our interest in the MC Si'hai joint venture in China and recognized a gain of $6.0 million. The gain consists of the non-cash release of the $5.4 million liability representing the fair value of our remaining investment upon deconsolidation of the joint venture in 2012, as well as $0.6 million of proceeds received for our interest in the joint venture. We also recognized legal and related fees in relation to the sale of $1.2 million during 2013.

(6)
During 2009, we established a non-income-related tax reserve of $10.4 million that was recorded as a special item. The amount recorded in 2013 represents the release of this reserve as a result of a change in estimate. As a result, the remaining amount of this non-income-related tax reserve was fully released in 2013.

(7)	During 2015, we recorded $2.4 million of income for insurance proceeds received related to significant flooding in Czech Republic that occurred during the second quarter of 2013.
During 2014, we recorded losses and related costs of $2.1 million in our Europe business associated with significant flooding in Serbia, Bosnia and Croatia that occurred in the second quarter of 2014. These losses were offset by insurance proceeds of $3.9 million received related to the flooding that occurred in the second quarter of 2014.
During 2013, we recorded losses and related net costs of $5.4 million in our Europe business related to significant flooding in Czech Republic in the second quarter of 2013. These losses were offset by $7.4 million insurance proceeds received in 2013.

(8)
In June 2015, we terminated our agreement with Carlsberg whereby it held the exclusive distribution rights for the Staropramen brand in the U.K. As a result of this termination, we agreed to pay Carlsberg an early termination payment of GBP 19.0 million ($29.4 million at payment date), which was recognized as a special charge during the second quarter of 2015. The transition period concluded on December 27, 2015, and we now have the exclusive distribution rights of the Staropramen brand in the U.K.

In December 2013, we entered into an agreement with Heineken to early terminate our contract brewing and kegging agreement with Heineken under which we produced and packaged the Foster's and Kronenbourg brands in the U.K. As a result of the termination, Heineken agreed to pay us an aggregate early termination payment of GBP 13.0 million, of which we received GBP 5.0 million in 2014 and the remaining GBP 8.0 million on April 30, 2015. The full amount of the termination payment received ($19.4 million upon recognition) is included as income within special items during the year ended December 31, 2015.

(9)
Upon termination of our Tradeteam distribution agreements and subsequent termination of the joint venture and sale of our 49.9% interest in Tradeteam to DHL, we recognized a loss of $13.2 million in December 2013. See Note 4, "Investments" for further discussion.

Restructuring Activities
In 2012, we introduced several initiatives focused on increasing our efficiencies and reducing costs across all functions of the business in order to develop a more competitive supply chain and global cost structure. Included in these initiatives is a long-term focus on reducing labor and general overhead costs through restructuring activities. We view these restructuring activities as actions to allow us to meet our long-term growth targets by generating future cost savings within cost of goods sold and general and administrative expenses and include organizational changes that strengthen our business and accelerate efficiencies within our operational structure. As a result of these restructuring activities, we have reduced employment levels by approximately 1,070 employees since 2012, of which approximately 160, 310 and 600 relate to 2014, 2013 and 2012 activities, respectively. Consequently, we recognized severance and other employee related charges during 2014 and 2013, which we have recorded as special items within our consolidated statements of operations. During 2014, we finalized our restructuring initiatives that began in 2012.
During 2014 and 2015, we continued our ongoing assessment of our supply chain strategies across our segments in order to align with our cost saving objectives. As part of this strategic review, we began closing certain breweries including the Alton and Plovdiv breweries and the planned closures of the Vancouver and Burton South breweries. As a result of these restructuring activities, we have reduced employment levels by approximately 358 employees, of which approximately 286 and 72 relate to 2015 and 2014 activities, respectively. Consequently, we recognized severance and other employee related charges during 2015 and 2014, which we have recorded as special items within our consolidated statements of operations. We will continue to evaluate our supply chain network and seek opportunities for further efficiencies and cost savings, and we therefore may incur additional restructuring related charges in the future.
In 2015, we also recognized employee-related charges within our MCI segment following the decision to substantially restructure our business in China as stated above. As a result of this action, employment levels were reduced by approximately 125 full-time employees.
The accrued restructuring balances represent expected future cash payments required to satisfy the remaining severance obligations to terminated employees, the majority of which we expect to be paid in the next 12-36 months. The table below summarizes the activity in the restructuring accruals by segment:

	Canada	Europe	MCI	Corporate	Total
	(In millions)
Balance at December 29, 2012	$7.1	$13.4	$2.8	$1.5	$24.8
Charges incurred	10.6	14.5	0.4	1.3	26.8
Payments made	(7.7)	(14.6)	(2.7)	(1.9)	(26.9)
Foreign currency and other adjustments	(0.3)	0.3	—	—	—
Balance at December 31, 2013	$9.7	$13.6	$0.5	$0.9	$24.7
Charges incurred	7.6	6.3	—	0.3	14.2
Payments made	(13.0)	(5.2)	(0.5)	(1.0)	(19.7)
Changes in estimates	—	(2.6)	—	—	(2.6)
Foreign currency and other adjustments	(0.5)	(0.6)	—	—	(1.1)
Balance at December 31, 2014	$3.8	$11.5	$—	$0.2	$15.5
Charges incurred	2.1	4.2	3.2	—	9.5
Payments made	(3.1)	(8.5)	(1.9)	(0.2)	(13.7)
Changes in estimates	—	(1.2)	—	—	(1.2)
Foreign currency and other adjustments	(0.5)	(0.4)	—	—	(0.9)
Balance at December 31, 2015	$2.3	$5.6	$1.3	$—	$9.2

8. Stockholders' Equity
Changes to the number of shares of capital stock issued were as follows:

	Common stock issued		Exchangeable shares issued
	Class A	Class B(1)	Class A	Class B
	(Share amounts in millions)
Balance at December 29, 2012	2.6	164.2	2.9	19.3
Shares issued under equity compensation plans	—	2.7	—	—
Shares exchanged for common stock	—	0.3	—	(0.3)
Balance at December 31, 2013	2.6	167.2	2.9	19.0
Shares issued under equity compensation plans	—	1.3	—	—
Shares exchanged for common stock	—	1.4	—	(1.4)
Balance at December 31, 2014	2.6	169.9	2.9	17.6
Shares issued under equity compensation plans	—	1.0	—	—
Shares exchanged for common stock	—	1.6	—	(1.6)
Balance at December 31, 2015	2.6	172.5	2.9	16.0

(1)
During 2015, we repurchased Class B common shares which results in a lower number of outstanding shares compared to issued shares. See "Share Repurchase Program" below for further discussion. For all other classes, issued shares equal outstanding shares.

Exchangeable Shares
The Class A exchangeable shares and Class B exchangeable shares were issued by Molson Coors Canada Inc. ("MCCI") a wholly-owned subsidiary of the Company. The exchangeable shares are substantially the economic equivalent of the corresponding shares of Class A and Class B common stock that a Molson shareholder would have received in the Merger if the holder had elected to receive shares of Molson Coors common stock. Holders of exchangeable shares also receive, through a voting trust, the benefit of Molson Coors voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Molson Coors common stock.
Voting Rights
Each holder of record of Class A common stock, Class B common stock, Class A exchangeable shares and Class B exchangeable shares is entitled to one vote for each share held, without the ability to cumulate votes on the election of directors. Our Class B common stock has fewer voting rights than our Class A common stock and holders of our Class A common stock have the ability to effectively control or have a significant influence over company actions requiring stockholder approval. Specifically, holders of Class B common stock voting together as a single class have the right to elect three directors of the Molson Coors Board of Directors, as well as the right to vote on certain additional matters as outlined in the our Restated Certificate of Incorporation (as amended, the “Certificate”), such as merger agreements that require approval under applicable law, sales of all or substantially all of the our assets to unaffiliated third parties, proposals to dissolve MCBC, and certain amendments to the Certificate that require approval under applicable law, each as further described and limited by the Certificate. The Certificate also provides that holders of Class A common stock and Class B common stock shall vote together as a single class, on an advisory basis, on any proposal to approve the compensation of MCBC's named executive officers.
Conversion Rights
The Certificate provides for the right of holders of Class A common stock to convert their stock into Class B common stock on a one-for-one basis at any time. The exchangeable shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Molson Coors common stock.
Share Repurchase Program
On February 10, 2015, we announced that our Board of Directors approved and authorized a new program to repurchase up to $1.0 billion of our Class A and Class B common stock. The number, price and timing of the repurchases will be at the Company’s sole discretion and will be evaluated depending on market conditions, liquidity needs or other factors. The Company’s Board of Directors may suspend, modify or terminate the program at any time without prior notice. This repurchase program replaces and supersedes any repurchase programs previously approved by the Board of Directors. Under Delaware state law, these shares are not retired, and the issuer has the right to resell any of the shares repurchased. Beginning in April 2015, under this program, we entered into accelerated share repurchase agreements (“ASRs”) with a financial institution. In exchange for up-front payments, the financial institution delivers shares of our common stock during the purchase periods of each ASR. The total number of shares ultimately delivered, and therefore the average repurchase price paid per share, was determined at the end of the applicable purchase period of each ASR based on the volume weighted-average price of our common stock during that period. The up-front payments for the treasury stock were accounted for as a reduction to shareholders’ equity in the consolidated balance sheet in the periods the payments are made. We reflected each ASR as a repurchase of common stock in the period delivered for purposes of calculating earnings per share and as forward contracts indexed to our own common stock. Each ASR met all of the applicable criteria for equity classification, and therefore, was not accounted for as a derivative instrument.
During 2015 we purchased a total of approximately 2 million shares of our Class B common stock under the new program for approximately $150 million. As a result of the pending Acquisition, we have suspended the new share repurchase program. As we pay down debt we will revisit our share repurchase program once deleveraging is well underway. There were no repurchases in 2014 or 2013.
Class B Common Stock Equity Issuance
In the first quarter of 2016, we completed an underwritten public offering of our Class B common stock, which increased the number of Class B common shares issued and outstanding. See Note 21, "Pending Acquisition" for further details.

9. Earnings Per Share
Basic earnings per share ("EPS") was computed using the weighted-average number of shares of common stock outstanding during the period. Diluted EPS includes the additional dilutive effect of our potentially dilutive securities, which includes restricted stock units ("RSUs"), deferred stock units ("DSUs"), performance units ("PUs"), performance share units ("PSUs"), stock options and stock-only stock appreciation rights ("SOSARs"). The dilutive effects of our potentially dilutive securities are calculated using the treasury stock method. The following summarizes the effect of dilutive securities on diluted EPS:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions, except per share amounts)
Amounts attributable to Molson Coors Brewing Company:
Net income (loss) from continuing operations	$355.6	$513.5	$565.3
Income (loss) from discontinued operations, net of tax	3.9	0.5	2.0
Net income (loss) attributable to Molson Coors Brewing Company	$359.5	$514.0	$567.3
Weighted-average shares for basic EPS	185.3	184.9	183.0
Effect of dilutive securities:
RSUs, DSUs, PUs and PSUs	0.7	0.5	0.5
Stock options and SOSARs	0.4	0.7	0.7
Weighted-average shares for diluted EPS	186.4	186.1	184.2
Basic net income (loss) attributable to Molson Coors Brewing Company per share:
From continuing operations	$1.92	$2.78	$3.09
From discontinued operations	0.02	—	0.01
Basic net income (loss) attributable to Molson Coors Brewing Company per share	$1.94	$2.78	$3.10
Diluted net income (loss) attributable to Molson Coors Brewing Company per share:
From continuing operations	$1.91	$2.76	$3.07
From discontinued operations	0.02	—	0.01
Diluted net income (loss) attributable to Molson Coors Brewing Company per share	$1.93	$2.76	$3.08
Dividends declared and paid per share	$1.64	$1.48	$1.28
Our calculation of weighted-average shares includes Class A common stock and Class B common stock, and Class A exchangeable shares and Class B exchangeable shares. All classes of stock have in effect the same dividend rights and share equitably in undistributed earnings. Holders of Class A common stock receive dividends only to the extent dividends are declared and paid to holders of Class B common stock. See Note 8, "Stockholders' Equity" for further discussion of the Class A common stock and Class B common stock and Class A exchangeable shares and Class B exchangeable shares. We have no unvested outstanding equity share awards that contain non-forfeitable rights to dividends.

The following anti-dilutive securities were excluded from the computation of the effect of dilutive securities on diluted earnings per share:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
RSUs, stock options and SOSARs	0.1	—	0.1
Convertible Notes
In June 2007, we issued $575 million Convertible Senior Notes ("$575 million convertible bonds") due July 2013. On July 30, 2013, these notes matured and were repaid for their face value of $575 million. The required premium payment was settled in cash and entirely offset by the cash proceeds received from the settlement of the call options we purchased in 2007 related to these notes. As a result, these notes and related call options did not impact our shares outstanding. Additionally, the potential impacts of these notes and related call options had no impact on diluted income per share for any period in which they were outstanding. Simultaneously with the issuance of these notes, we issued warrants which began expiring in December 2013 and the final warrants expired February 6, 2014, all of which were out-of-the-money upon settlement. The potential impacts of these warrants had no impact on diluted income per share and were excluded from the computation of the effect of dilutive securities on diluted earnings per share for all periods during which they were outstanding.
In June 2012, we issued a €500 million Zero Coupon Senior Unsecured Convertible Note ("€500 million convertible note"). On August 13, 2013, the embedded put option was exercised and we subsequently settled the note using cash. As a result, the €500 million convertible note did not impact our shares outstanding and was excluded from the computation of the effect of diluted securities on diluted earnings per share for all periods during which they were outstanding.
Share Repurchase Program
See Note 8, "Stockholders' Equity" for details around our share repurchase program. During 2015, we purchased a total of approximately 2 million shares of our Class B common stock under the new program for approximately $150 million. As a result of the pending Acquisition, we have suspended the share repurchase program. As we pay down debt we will revisit our share repurchase program once deleveraging is well underway. There were no share repurchases in 2014 or 2013.
10. Properties
The cost of properties and related accumulated depreciation consists of the following:

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Land and improvements	$173.1	$175.3
Buildings and improvements	457.3	475.0
Machinery and equipment	1,654.8	1,756.8
Returnable containers	228.0	241.5
Furniture and fixtures	224.5	205.9
Software	116.2	128.3
Natural resource properties	3.8	3.8
Construction in progress	123.2	154.6
Total properties cost	2,980.9	3,141.2
Less: accumulated depreciation	(1,390.1)	(1,343.2)
Net properties	$1,590.8	$1,798.0
Depreciation expense was $284.5 million, $268.4 million and $272.5 million in 2015, 2014 and 2013, respectively. Loss and breakage expense related to our returnable containers, included in the depreciation expense amounts noted above, was $33.3 million, $43.1 million and $51.8 million in 2015, 2014 and 2013, respectively, and is classified within cost of goods sold in the consolidated statements of operations. Additionally, the previously mentioned depreciation expense for 2015 and 2014 includes accelerated depreciation of $49.4 million and $4.0 million, respectively, associated with brewery and bottling line closures, and is classified within special items in the consolidated statements of operations. See Note 7, "Special Items" for further discussion as well as details around facility closures.
11. Goodwill and Intangible Assets
The following summarizes the changes in goodwill:

	Canada	Europe	MCI	Consolidated
	(In millions)
Balance at December 31, 2013	$718.2	$1,693.2	$7.3	$2,418.7
Foreign currency translation	(61.7)	(165.2)	(0.2)	(227.1)
Balance at December 31, 2014	$656.5	$1,528.0	$7.1	$2,191.6
Business acquisition and disposition(1)	—	(6.7)	16.9	10.2
Foreign currency translation	(105.1)	(112.6)	(0.8)	(218.5)
Balance at December 31, 2015	$551.4	$1,408.7	$23.2	$1,983.3

(1)
In July 2015, we sold our U.K. malting facility resulting in an adjustment to the goodwill in our Europe reporting unit based on the proportionate fair value of the disposed business relative to the reporting unit. In addition, on April 1, 2015, we completed the acquisition of Mount Shivalik, a regional brewer in India. As part of the purchase price accounting, goodwill generated in conjunction with this acquisition has been recorded within our MCI segment beginning in the second quarter of 2015, subject to normal purchase accounting adjustments, and included within the India reporting unit of our MCI segment for purposes of our annual goodwill impairment testing.

The following table presents details of our intangible assets, other than goodwill, as of December 31, 2015:

	Useful life	Gross	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	3 - 50	$1,121.8	$(226.1)	$895.7
License agreements and distribution rights	3 - 28	135.1	(87.1)	48.0
Other	2 - 8	29.9	(28.6)	1.3
Intangible assets not subject to amortization:
Brands	Indefinite	3,052.2	—	3,052.2
Distribution networks	Indefinite	731.0	—	731.0
Other	Indefinite	17.5	—	17.5
Total		$5,087.5	$(341.8)	$4,745.7
The following table presents details of our intangible assets, other than goodwill, as of December 31, 2014:

	Useful life	Gross	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	3 - 40	$483.5	$(229.1)	$254.4
License agreements and distribution rights	3 - 28	122.0	(101.1)	20.9
Other	2 - 8	31.7	(29.4)	2.3
Intangible assets not subject to amortization:
Brands	Indefinite	4,590.2	—	4,590.2
Distribution networks	Indefinite	870.5	—	870.5
Other	Indefinite	17.5	—	17.5
Total		$6,115.4	$(359.6)	$5,755.8
The changes in the gross carrying amounts of intangibles from December 31, 2014, to December 31, 2015, are primarily driven by the impact of foreign exchange rates, as a significant amount of intangibles are denominated in foreign currencies, the indefinite-lived brand intangible impairments recorded in the third quarter of 2015 and the change in classification of certain European brands from indefinite-lived to definite-lived, subject to amortization as noted below. Additionally, we wrote-off the gross value and accumulated amortization associated with our licensing agreement with Miller in Canada upon finalizing the termination in the first quarter of 2015, and we acquired definite-lived distribution rights as part of our Rekorderlig acquisition in the third quarter of 2015, as well as a definite-lived brand as part of our acquisition in India in the second quarter of 2015.
Based on foreign exchange rates as of December 31, 2015, the estimated future amortization expense of intangible assets is as follows:

Year	Amount
(In millions)
2016	$38.6
2017	$28.3
2018	$26.8
2019	$26.8
2020	$26.7
Amortization expense of intangible assets was $29.9 million, $44.6 million, and $48.0 million for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively. This expense is presented within marketing, general and administrative expenses and includes the $4.9 million of accelerated amortization recognized for the write-off of the intangible asset associated with the termination of MMI operations in the first quarter of 2014. See Note 4, "Investments" for further discussion.
We completed our required annual goodwill and indefinite-lived intangible impairment testing as of October 1, 2015, the first day of our fiscal fourth quarter, and concluded there were no impairments of goodwill within our Europe, Canada or India reporting units or impairments of our indefinite-lived intangible assets. However, due to triggering events, an impairment charge was recorded across various European brands during the third quarter due to the results of an interim impairment review as discussed further below.
Reporting Units and Goodwill
Our 2015 annual goodwill impairment testing determined that while our Canada reporting unit improved from the prior year, our Europe reporting unit declined and was determined to be at risk of failing step one of the goodwill impairment test. Specifically, the fair value of the Europe and Canada reporting units were estimated at approximately 9% and 20% in excess of carrying value, respectively, as of the October 1, 2015 testing date. The excess of the fair value over the carrying value of the Europe reporting unit declined from the prior year. The decrease was driven by continued challenging macroeconomic conditions in Europe negatively impacting our business, as well as declines in the forecasts of certain European brands, which have been adversely impacted by competitive pressures and a continued shift in consumer trends towards value brands. These impacts were partially offset by a lower discount rate. The Canada reporting unit had an increase in the fair value in excess of the carrying value from the prior year primarily due to a lower discount rate, an improved forecast primarily driven by cost savings initiatives and improved market multiples. Although the fair value in excess the of carrying value has increased for the Canada reporting unit from the October 1, 2014 testing date, the fair value is sensitive to potential unfavorable changes in forecasted cash flows, macroeconomic conditions, market multiples or discount rates that could have an adverse impact. The fair value of the India reporting unit was deemed to approximate the carrying value of the reporting due to purchase price accounting performed as of April 1, 2015 for the Mount Shivalik acquisition, which comprises the majority of the India reporting unit. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" for further discussion of our determination of reporting units for purposes of goodwill impairment testing.
Indefinite-Lived Intangibles
Prior to the annual impairment testing date of October 1, 2015 and during the third quarter of 2015, we identified impairment indicators as it pertains to certain European indefinite-lived brands driven by key changes to our underlying assumptions supporting the value of the brands. Specific changes included under-performance through the 2015 peak season which drove a downward shift in management's forecasts, a challenging macroeconomic environment and competitive conditions not expected to subside in the near-term, as well as higher discount rates associated with these brands. As a result, we recorded an aggregate impairment charge across various European brands, including Jelen, of $275.0 million within special items in the third quarter of 2015. Compared to previously made assumptions, these lower projected cash flows and higher discount rates resulted in lower brand valuations following impairments of $360.0 million in 2014 and $150.9 million in 2013 related to European indefinite-lived brands as a result of our 2014 and 2013 annual impairment testing, respectively. The remaining Europe indefinite-lived intangibles' fair values, including Staropramen and Carling brands, while they faced similar macroeconomic challenges, were sufficiently in excess of their respective carrying values as of the testing date.
In conjunction with the interim brand impairment review performed during the third quarter, we also reassessed each brand's indefinite-life classification and determined that those brands which had been impaired had characteristics that indicated a definite-life assignment was more appropriate including continued pressure on these brands given the geographical markets and price segments in which they participate. Specifically, significant competition from the value segment, which has challenged the segment in which these brands operate with continued stress on these brands driven by on-going macroeconomic conditions. These brands were therefore reclassified as definite-lived intangible assets as of September 30, 2015, and will be amortized over their remaining useful lives ranging from 30 to 50 years. No additional triggering events were identified in 2015 associated with the brands reclassified to definite-lived intangible assets.
Separately, our Molson core brand intangible continues to be at risk of future impairment with a fair value estimated at approximately 3% in excess of its carrying value as of the impairment testing date. The fair value of the Molson core brands in excess of carrying value decreased from the prior year, as they continue to face significant competitive pressures and challenging macroeconomic conditions in the Canada market. These challenges continue to be offset by anticipated cost savings initiatives. As of December 31, 2015, the Molson core brand intangible had a carrying value of $2,193.7 million. The fair value of the Coors Light brand distribution rights and our other indefinite-lived intangibles in Canada continue to be sufficiently in excess of their carrying values.
We utilized Level 3 fair value measurements in our impairment analysis of our indefinite-lived intangible assets, which utilizes an excess earnings approach to determine the fair values of the assets as of the testing date, inclusive of the intangible assets mentioned above valued during the third quarter of 2015. The future cash flows used in the analysis are based on internal cash flow projections based on our long range plans and include significant assumptions by management as noted below.
Key Assumptions
The Europe reporting unit goodwill and the Molson core brand intangible asset are at risk of future impairment in the event of significant unfavorable changes in the forecasted cash flows (including prolonged, or further weakening of, adverse economic conditions or significant unfavorable changes in tax, environmental or other regulations, including interpretations thereof), terminal growth rates, market multiples and/or weighted-average cost of capital utilized in the discounted cash flow analyses. For testing purposes, management's best estimates of the expected future results are the primary driver in determining the fair value. Current projections used for our Europe reporting unit testing reflect continued challenging environments in the future followed by growth resulting from a longer term recovery of the macroeconomic environment, as well as the benefit of anticipated cost savings and specific brand-building and innovation activities. Our Molson core brand projections also reflect a continued challenging environment that has been adversely impacted by a weak economy across all industries, as well as weakened consumer demand driven by increased competitive pressures, partially offset by anticipated cost savings and specific brand-building and innovation activities. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill and indefinite-lived intangible impairment tests will prove to be an accurate prediction of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of our reporting units and indefinite-lived intangibles may include such items as: (i) a decrease in expected future cash flows, specifically, a decrease in sales volume and increase in costs that could significantly impact our immediate and long-range results, a decrease in sales volume driven by a prolonged weakness in consumer demand or other competitive pressures adversely affecting our long term volume trends, a continuation of the trend away from core brands in certain of our markets, especially in markets where our core brands represent a significant portion of the market, unfavorable working capital changes and an inability to successfully achieve our cost savings targets, (ii) adverse changes in macroeconomic conditions or an economic recovery that significantly differs from our assumptions in timing and/or degree (such as a recession or worsening of the overall European economy), (iii) volatility in the equity and debt markets or other country specific factors which could result in a higher weighted-average cost of capital, (iv) sensitivity to market multiples; and (v) regulation limiting or banning the manufacturing, distribution or sale of alcoholic beverages.
In April 2014, the Ontario Premier's Advisory Council on Government Assets (the "Council") began a review that included evaluating the beer retailing and distribution system in Ontario, for which BRI is the primary beer retail and distribution channel. In April 2015, as a result of this review and our negotiations with the Council, we, along with the other owners of BRI, agreed, in principle and subject to entry into definitive binding documents, to enter into a new beer framework agreement (the "New Framework") with the Province of Ontario. The associated Master Framework Agreement was subsequently executed by all parties on September 22, 2015, and became effective as of January 1, 2016.

Our analysis of the Canada reporting unit and related indefinite-lived intangible brand assets included consideration of the New Framework with the Province of Ontario, which includes the forecasted implications to MCBC of an additional CAD 100.0 million annual tax on all beer volume sold in Ontario (which will be phased in over four years beginning January 1, 2016), restrictions on price increases for certain packaging types of the largest Ontario brands until the second quarter of 2017, BRI committing to invest CAD 100.0 million of capital spending through 2018, increasing the number and types of outlets where beer is sold, increasing the required level of shelf space allocated to small brewers in retail outlets, as well as allowing for incremental packaging options at the Liquor Control Board of Ontario ("LCBO") and agents of the LCBO.
Based on known facts and circumstances, we evaluate and consider other recent events and uncertain items, as well as related potential implications, as part of our annual assessment and incorporate into the analyses as appropriate. These facts and circumstances are subject to change and may impact future analyses.
While historical performance and current expectations have resulted in fair values of our reporting units in excess of carrying values, if our assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.
Definite-Lived Intangibles
Regarding definite-lived intangibles, we continuously monitor the performance of the underlying asset for potential triggering events suggesting an impairment review should be performed. No such triggering events were identified in 2015.
During the fourth quarter of 2013, we recorded an impairment charge of $17.9 million related to our license agreement with Miller in Canada. In the third quarter of 2014, as a result of the settlement with Miller in Canada, we updated our assessment of the definite-lived intangible asset related to the Miller license agreement for impairment resulting in an additional $8.9 million impairment charge. The valuation of the asset at that time was primarily indicative of the settlement amount, as well as the remaining future cash flows expected to be generated under the license agreement through March 31, 2015. We received half of the mutually agreed upon settlement payment following the execution of the settlement and received the remainder upon finalization of transition at the end of the first quarter of 2015. The intangible asset was fully amortized as of the end of the first quarter of 2015 and the associated gross value and accumulated amortization balances were written off. We utilized Level 3 fair value measurements in our impairment analysis of this definite-lived intangible asset, which included cash flow assumptions by management related to the transition period.

12. Debt
Debt Obligations
Our total long-term borrowings as of December 31, 2015, and December 31, 2014, were composed of the following:

	As of
	December 31, 2015	December 31, 2014(1)
	(In millions)
Senior notes:
CAD 900 million 5.0% notes due 2015(2)(3)	$—	$774.5
CAD 500 million 3.95% Series A notes due 2017(3)	361.3	430.3
CAD 400 million 2.25% notes due 2018(2)	289.0	—
CAD 500 million 2.75% notes due 2020(2)	361.3	—
$300 million 2.0% notes due 2017(4)	300.6	300.0
$500 million 3.5% notes due 2022(4)	517.8	510.8
$1.1 billion 5.0% notes due 2042(4)	1,100.0	1,100.0
Long-term credit facilities(5)	—	—
Less: unamortized debt discounts and debt issuance costs	(21.3)	(20.4)
Total long-term debt (including current portion)	2,908.7	3,095.2
Less: current portion of long-term debt	—	(773.9)
Total long-term debt	$2,908.7	$2,321.3

Short-term borrowings:
Cash pool overdrafts(6)	$18.7	$64.6
Short-term facilities(7)	7.5	4.9
Other short-term borrowings(8)	2.5	5.6
Current portion of long-term debt	—	773.9
Current portion of long-term debt and short-term borrowings	$28.7	$849.0

(1)
Amounts have been adjusted to reflect the adoption of the authoritative guidance requiring debt issuance costs to be presented as a direct reduction from the carrying value of the related debt. See Note 2, "New Accounting Pronouncements" for further discussion.

(2)
On September 18, 2015, Molson Coors International, LP, a Delaware limited partnership and a wholly-owned subsidiary of MCBC, issued CAD 500 million 2.75% notes due September 18, 2020 ("CAD 500 million notes"), and CAD 400 million 2.25% notes due September 18, 2018 ("CAD 400 million notes", and together with the CAD 500 million notes, the "2015 Notes"). Our previously issued CAD 900 million 5.0% notes matured on September 22, 2015, and were repaid using the proceeds from these new note offerings.

Prior to issuing the 2015 Notes, we entered into forward starting interest rate swap agreements to hedge the interest rate volatility on CAD 600 million of the 2015 Notes beginning in the second quarter of 2014. At the time of the issuance of the 2015 Notes, the government of Canada bond rates were trading at a yield lower than that locked in by the interest rate swaps, resulting in an aggregate realized loss of CAD 39.2 million ($29.5 million at settlement), which was recorded in other comprehensive income. A portion of this loss is being amortized into interest expense over the 5-year and 3-year terms of the respective 2015 Notes and will increase our effective cost of borrowing compared to the stated coupon rates by 0.65% on the CAD 500 million notes and 0.16% on the CAD 400 million notes. The remaining portion of the loss will be amortized on future debt issuances covering the full 10-year term of the interest rate swap agreements. The cash payment associated with the settlement of the forward starting interest rate swap agreements was recorded as an operating outflow within the other assets and liabilities line item on the consolidated statement of cash flows. See Note 16, "Derivative Instruments and Hedging Activities" for further details on the forward starting interest rate swaps.

(3)
During the third quarter of 2005, Molson Coors Capital Finance ULC completed a CAD 900 million private placement in Canada, which matured September 22, 2015, and was repaid. Additionally, during the fourth quarter

2010, Molson Coors International LP completed a CAD 500 million private placement in Canada due October 6, 2017. Prior to issuing the bonds, we entered into forward starting interest rate transactions for a portion of each Canadian offering. The bond forward transactions effectively established, in advance, the yield of the government of Canada bond rate over which the Company's private placement was priced. At the time of the private placement offerings and pricings, the government of Canada bond rates were trading at a yield lower than that locked in with the Company's interest rate locks. This resulted in a loss on the bond forward transactions of $4.0 million related to the CAD 900 million bonds, and $7.8 million on the CAD 500 million bonds. The losses are amortized over the term of each respective Canadian issued private placement and increase our effective cost of borrowing compared to the stated coupon rates by 0.05% and 0.23% on the CAD 900 million and CAD 500 million bonds, respectively.

(4)
On May 3, 2012, we issued $1.9 billion of senior notes with portions maturing in 2017, 2022 and 2042. The 2017 senior notes were issued in an initial aggregate principal amount of $300 million at 2.0% interest and will mature on May 1, 2017 ("$300 million notes"). The 2022 senior notes were issued in an initial aggregate principal amount of $500 million at 3.5% interest and will mature on May 1, 2022 ("$500 million notes"). The 2042 senior notes were issued in an initial aggregate principal amount of $1.1 billion at 5.0% interest and will mature on May 1, 2042. The issuance resulted in total proceeds to us, before expenses, of $1,880.7 million, net of underwriting fees and discounts of $14.7 million and $4.6 million, respectively. Total debt issuance costs capitalized in connection with these senior notes, including the underwriting fees and discounts, are approximately $18.0 million and will be amortized over the term of the notes.

In the first quarter of 2015, we entered into interest rate swaps to economically convert our fixed rate $300 million notes to floating rate debt consistent with the interest rate swaps on our $500 million notes entered into during 2014. As a result of these hedge programs, the changes in fair value of the interest rate swaps and the offsetting changes in the fair value of our $300 million and $500 million notes attributable to the benchmark interest rate were recorded as unrealized positions in interest expense in our consolidated statement of operations. As a result of fair value hedge accounting, the carrying value of the $300 million and $500 million notes include an adjustment for the change in fair value. During the fourth quarter of 2015, we voluntarily cash settled these interest rate swaps, at which time we ceased adjusting the carrying value of the related $300 million and $500 million notes for the fair value movements of these swaps. At the time of termination, cumulative adjustments to the carrying value of the notes were $0.7 million and $18.1 million representing the cash inflows upon termination related to the $300 million and $500 million notes, respectively. Beginning in the fourth quarter of 2015, these cumulative adjustments will be amortized to interest expense over the expected remaining term of each respective note and will accordingly decrease the annual effective interest rate for the $300 million and $500 million notes for the remaining term of the notes by 0.16% and 0.56%, respectively. The impact of these swaps including amortization resulted in an effective interest rate on the $300 million and $500 million notes of 0.95% and 1.57%, respectively, for 2015. The fair value adjustments and subsequent amortization have been excluded from the aggregate principal debt maturities table presented below.
In the first quarter of 2015, we also entered into a cross currency swap with a total notional of EUR 265 million ($300 million upon execution) in order to hedge a portion of the foreign currency translational impacts of our European investment. As a result of this cross currency swap and the above mentioned interest rate swaps, we economically converted the $300 million notes and associated interest to a floating rate EUR denomination. During the fourth quarter of 2015, we voluntarily cash settled the EUR 265 million notional cross currency swap associated with the $300 million notes simultaneously with the voluntary settlement of the interest rate swaps discussed previously resulting in a separate cash inflow of $16.0 million. See Note 16, "Derivative Instruments and Hedging Activities" for further details.

(5)
During the second quarter of 2014, we entered into a five-year, $750 million revolving multi-currency credit facility, which provides a $100 million sub-facility available for the issuance of letters of credit. This revolving facility supports our $750 million commercial paper program. Concurrent with the transaction, we incurred $1.8 million of issuance costs related to this revolving credit facility which are being amortized over the term of the agreement and recognized $1.3 million of accelerated amortization related to the termination of the pre-existing facilities during 2014. As of December 31, 2015, and December 31, 2014, we had $750 million available to draw on under this revolving credit facility as there were no outstanding borrowings on the revolving credit facility nor was there any outstanding commercial paper. As part of our anticipated financing for the pending Acquisition, we amended this facility during the fourth quarter of 2015 to increase the maximum leverage ratio to 5.75x debt to EBITDA effective following the completion of the pending Acquisition, with a decline to 3.75x debt to EBITDA in the fourth year following the closing of transaction.

(6)
As of December 31, 2015, we had $18.7 million in bank overdrafts and $39.6 million in bank cash related to our cross-border, cross-currency cash pool for a net positive position of $20.9 million. As of December 31, 2014, we had

$64.6 million in bank overdrafts and $80.0 million in bank cash related to our cross-border, cross-currency cash pool for a net positive position of $15.4 million.

(7)
We had total outstanding borrowings of $7.5 million and $4.9 million under our two JPY overdraft facilities as of December 31, 2015, and December 31, 2014, respectively. We had no outstanding borrowings under our CAD or GBP facilities as of December 31, 2015, or December 31, 2014. A summary of our borrowing availability is presented below. See Note 18, "Commitments and Contingencies" for further discussion related to letters of credit.

- JPY 900 million overdraft facility at Japan base rate + 0.45%
- JPY 500 million overdraft facility at Japan base rate + 0.35%
- CAD 30.0 million line of credit at USD Prime or CAD Prime depending on the borrowing currency
- GBP 20.0 million line of credit consisting of a GBP 10 million overdraft facility at GBP LIBOR +1.5% and
GBP 10 million uncommitted money market facility
Additionally, during the third quarter of 2015, we did not extend our revolving credit facility supporting the operations of our Europe segment which provided €100 million on an uncommitted basis through September 2015. We had no outstanding borrowings under this revolving credit facility at the time of expiration or as of December 31, 2014.

(8)	Included in short-term borrowings is $2.5 million and $5.6 million related to other short-term borrowings within our Europe business as of December 31, 2015, and December 31, 2014, respectively.
Debt Fair Value Measurements
We utilize market approaches to estimate the fair value of certain outstanding borrowings by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest and foreign exchange rates. As of December 31, 2015, and December 31, 2014, the fair value of our outstanding long-term debt (including current portion) was $2,883.4 million and $3,240.6 million, respectively. All senior notes are valued based on significant observable inputs and would be classified as Level 2 in the fair value hierarchy. The carrying values of all other outstanding long-term borrowings and our short-term borrowings approximate their fair values and are also classified as Level 2.
Financing of Pending Acquisition
In connection with the pending Acquisition, on December 16, 2015, we entered into a 364-day bridge loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The bridge loan agreement provides for a 364-day bridge loan facility of up to $9.3 billion. In connection with the bridge loan, during the year ended December 31, 2015, we paid commitment fees of $49.2 million, which have been deferred within other current assets on the consolidated balance sheet as of December 31, 2015, and are being amortized to other income (expense) within the consolidated statement of operations over the 364-day term. For the year ended December 31, 2015, $6.9 million was amortized to other expense. Additionally, on December 16, 2015, we also entered into a term loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The term loan agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. In connection with the term loan, during the year ended December 31, 2015, we paid issuance fees of $8.3 million, which have been deferred within other assets on the consolidated balance sheet as of December 31, 2015, and is being amortized to interest expense within the consolidated statement of operations over the respective 3-year and 5-year term of each loan. For the year ended December 31, 2015, $0.1 million of the issuance fees was amortized to interest expense. As of December 31, 2015, there were no outstanding borrowings on the bridge loan or the term loan. See Note 21, "Pending Acquisition" for further details regarding the pending Acquisition.
Other
Under the terms of each of our debt facilities, we must comply with certain restrictions. These include restrictions on priority indebtedness (certain threshold percentages of secured consolidated net tangible assets), leverage thresholds, liens, and restrictions on certain types of sale lease-back transactions and transfers of assets. As of December 31, 2015, and December 31, 2014, we were in compliance with all of these restrictions and have met all debt payment obligations.

As of December 31, 2015, the aggregate principal debt maturities of long-term debt and short-term borrowings, based on foreign exchange rates at December 31, 2015, for the next five years are as follows:

Year	Amount
(In millions)
2016	$28.7
2017	661.3
2018	289.0
2019	—
2020	361.3
Thereafter	1,600.0
Total	$2,940.3
Interest
Interest incurred, capitalized and expensed were as follows:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Interest incurred(1)	$121.1	$147.7	$185.2
Interest capitalized	(0.8)	(2.7)	(1.4)
Interest expensed	$120.3	$145.0	$183.8

(1)
Interest incurred includes total non-cash interest of $11.2 million in 2013, related to the €500 million convertible note and the $575 million convertible note, which matured in 2013. Interest incurred also includes expense for the change in fair value of the embedded conversion feature related to €500 million convertible note of $5.4 million for 2013, as well as amortization of debt discounts and issuance costs for each period presented. See Note 16, "Derivative Instruments and Hedging Activities" for further discussion.

13. Share-Based Payments
The MCBC Incentive Compensation Plan (the "Incentive Compensation Plan") was amended and restated effective February 19, 2015, to reaffirm the ability to grant awards that are intended to qualify as performance-based compensation, to extend the term of the Incentive Compensation Plan for ten years and to incorporate certain corporate governance practices. We continue to have only one share-based compensation plan as of December 31, 2015, and all outstanding awards fall under this plan.
Molson Coors Brewing Company Incentive Compensation Plan
We issue the following types of awards related to shares of Class B common stock to certain directors, officers, and other eligible employees, pursuant to the Incentive Compensation Plan: RSUs, DSUs, PUs, PSUs, stock options and SOSARs.
RSU awards are issued at the market value equal to the price of our stock at the date of the grant and vest over a period of three years. In 2015, 2014 and 2013, we granted 0.2 million, 0.3 million and 0.3 million RSUs, respectively, with a weighted-average market value of $71.45, $57.84 and $42.74 each, respectively. Prior to vesting, RSUs have no voting rights.
DSU awards, under the Directors' Stock Plan pursuant to the Incentive Compensation Plan, are elections made by non-employee directors of MCBC that enable them to receive all or one-half of their annual cash retainer payments in our stock. The deferred stock unit awards are issued at the market value equal to the closing price on the date of the grant. The DSUs are paid in shares of stock upon termination of service. Prior to vesting, DSUs have no voting rights. In 2015, 2014 and 2013, we granted a small number of DSUs with a weighted-average market value of $79.34, $69.78 and $50.56 per share, respectively.
PUs were previously granted based on a target value established at the date of grant and vest upon completion of a service requirement. The payout value can range from zero to two times the target value based on achievement of specified adjusted earnings per share targets. The PU award value can be settled in cash or shares, or partly in cash and partly in shares, at the discretion of the Company. If settled in shares, it will be based on the closing Class B common stock price on the date of vesting. Prior to vesting, no shares are issued and PUs have no voting or dividend rights. We account for the PUs as liabilities, resulting in variable compensation expense until settled. The variability of compensation expense arises primarily from changing estimates of adjusted earnings per share. Changes in the price of Class B common stock during the vesting period do not impact compensation expense but will impact the number of shares ultimately issued if the awards are settled in stock. Compensation expense is determined based upon the estimated fair value and recognized over the requisite service period of the grant once we have determined that achievement of the performance condition is probable. If in the future it becomes improbable that the performance condition will be met, previously recognized compensation cost will be reversed, and no compensation cost will be recognized. The service condition vesting period is three years. In 2015 and 2014, there were no PUs granted and in 2013 there were a small number of PUs granted. As of December 31, 2015, there are no PUs outstanding.
As part of our annual grant in the first quarter of 2015, 2014 and 2013 we granted PSUs, rather than PUs that we had historically granted, for performance awards. PSUs are granted with a target value established at the date of grant and vest upon completion of a service requirement. The settlement amount of the PSUs is determined based on market and performance metrics, which include our total shareholder return performance relative to the S&P 500 and specified internal performance metrics designed to drive greater shareholder return. PSU compensation expense is based on a fair value assigned to the market metric using a Monte Carlo model, which will remain constant throughout the vesting period of three years, and a performance multiplier, which will vary due to changing estimates of the performance metric condition. In 2015 we granted 0.1 million PSU's with a weighted-average fair value of $74.42 and in each of 2014 and 2013 we granted 0.2 million PSUs, with a weighted-average fair value of $58.69 and $43.10 each, respectively.
Stock options are granted with an exercise price equal to the market value of a share of Class B common stock on the date of grant. Stock options have a term of ten years and generally vest over three years. During 2015, 2014 and 2013, we granted 0.1 million, 0.2 million and 0.2 million options, respectively, each with a weighted-average fair value of $13.98, $12.78 and $8.39, respectively.
SOSARs were previously granted with an exercise price equal to the market value of a share of Class B common stock on the date of grant. The SOSARs entitle the award recipient to receive shares of the Company's stock with a fair value equal to the excess of the trading price over the exercise price of such shares on the date of the exercise. SOSARs have a term of ten years and generally vest over three years. No SOSARs were granted in 2015, 2014 or 2013.
The following table summarizes share-based compensation expense and includes share-based compensation related to pre-existing MCBC equity awards held by former MCBC employees that have transferred to MillerCoors:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Pretax compensation expense	$20.7	$23.5	$19.5
Tax benefit	(5.6)	(7.0)	(5.6)
After-tax compensation expense	$15.1	$16.5	$13.9
As of December 31, 2015, there was $30.9 million of total unrecognized compensation cost from all share-based compensation arrangements granted under the Incentive Compensation Plan, related to unvested awards. This compensation expense is expected to be recognized over a weighted-average period of 1.8 years.
The following table represents non-vested RSUs, DSUs, PUs and PSUs as of December 31, 2015, and the activity during 2015:

	RSUs and DSUs		PUs		PSUs
	Units	Weighted-average grant date fair value per unit	Units	Weighted-average fair value per unit	Units	Weighted-average grant date fair value per unit
	(In millions, except per share amounts)
Non-vested as of December 31, 2014	0.7	$47.75	0.5	$3.22	0.4	$50.49
Granted	0.2	$70.95	—	$—	0.1	$74.42
Vested	(0.2)	$42.71	(0.5)	$2.89	—	$—
Forfeited	(0.1)	$53.14	—	$—	—	$—
Non-vested as of December 31, 2015	0.6	$56.23	—	$—	0.5	$57.01
The weighted-average fair value per unit for the non-vested PSUs is $71.66 as of December 31, 2015.

The total intrinsic values of RSUs and DSUs vested during 2015, 2014 and 2013 were $17.5 million, $12.9 million and $10.2 million, respectively. The total share based liabilities paid for PUs vested during 2015, 2014, and 2013 were $1.5 million, $2.8 million and $6.9 million, respectively. The aggregate intrinsic value of PUs outstanding at December 31, 2015, and December 31, 2014, was zero and $1.7 million, respectively.
The following table represents the summary of options and SOSARs outstanding as of December 31, 2015, and the activity during 2015:

	Shares outstanding				Shares exercisable at year end
	Shares	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value	Shares	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
	(In millions, except per share amounts and years)
Outstanding as of December 31, 2014	2.2	$45.33	5.0	$64.6	1.8	$44.36	4.3	$54.9
Granted	0.1	$74.81
Exercised	(1.0)	$43.96
Forfeited	—	$—
Outstanding as of December 31, 2015	1.3	$49.49	4.8	$58.0	1.1	$46.02	4.0	$51.2
The total intrinsic values of options exercised during 2015, 2014 and 2013 were $34.1 million, $30.9 million and $36.0 million, respectively. During 2015, 2014 and 2013, cash received from stock options exercises was $34.6 million, $44.4 million and $88.8 million, respectively, and the excess tax benefit to be realized for the tax deductions from these option exercises and other awards was $10.0 million, $8.2 million and $7.7 million, respectively.
The shares of common stock to be issued under the stock option plans are made available from authorized and unissued MCBC common stock. As of December 31, 2015, there were 6.8 million shares of MCBC common stock available for the issuance under the Incentive Compensation Plan.
The fair value of each option granted in 2015, 2014 and 2013 was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
Risk-free interest rate	1.70%	2.29%	1.43%
Dividend yield	2.20%	2.57%	2.88%
Volatility range	21.65% - 29.90%	22.66% - 26.57%	22.39% - 25.90%
Weighted-average volatility	23.71%	25.59%	25.02%
Expected term (years)	5.7	7.5	7.7
Weighted-average fair value	$13.98	$12.78	$8.39
The risk-free interest rates utilized for periods throughout the contractual life of the stock options are based on a zero-coupon U.S. Treasury security yield at the time of grant. Expected volatility is based on a combination of historical and implied volatility of our stock. The expected term of stock options is estimated based upon observations of historical employee option exercise patterns and trends of those employees granted options in the respective year.

The fair value of the market metric for each PSU granted in 2015, 2014 and 2013 was determined on the date of grant using a Monte Carlo model to simulate total stockholder return for MCBC and peer companies with the following weighted-average assumptions:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
Risk-free interest rate	1.06%	0.72%	0.33%
Dividend yield	2.20%	2.57%	2.88%
Volatility range	12.73% - 62.28%	12.45% - 72.41%	12.18% - 69.37%
Weighted-average volatility	21.53%	21.72%	21.13%
Expected term (years)	2.8	2.8	2.8
Weighted-average fair market value	$74.42	$58.69	$43.10
The risk-free interest rates utilized for periods throughout the expected term of the PSUs are based on a zero-coupon U.S. Treasury security yield at the time of grant. Expected volatility is based on historical volatility of our stock as well as the stock of our peer firms, as shown within the volatility range above, for a period from the grant date consistent with the expected term. The expected term of PSUs is calculated based on the grant date to the end of the performance period.

14. Accumulated Other Comprehensive Income (Loss)

	MCBC shareholders
	Foreign currency translation adjustments	Gain (loss) on derivative instruments	Pension and Postretirement Benefit adjustments	Equity Method Investments	Accumulated other comprehensive income (loss)
	(In millions)
As of December 29, 2012	$1,187.5	$(17.7)	$(844.1)	$(398.0)	$(72.3)
Foreign currency translation adjustments	(177.7)	—	0.7	—	(177.0)
Unrealized gain (loss) on derivative instruments	—	58.6	—	—	58.6
Reclassification of derivative (gain) loss to income	—	(5.5)	—	—	(5.5)
Pension and other postretirement benefit adjustments	—	—	278.0	—	278.0
Amortization of net prior service (benefit) cost and net actuarial (gain) loss to income	—	—	53.7	—	53.7
Ownership share of unconsolidated subsidiaries' other comprehensive income (loss)	—	—	—	114.5	114.5
Tax adjustment related to investment in MillerCoors reclassification(1)	—	—	—	34.3	34.3
Tax benefit (expense)	(30.7)	(20.8)	(44.6)	(33.3)	(129.4)
As of December 31, 2013	$979.1	$14.6	$(556.3)	$(282.5)	$154.9
Foreign currency translation adjustments	(818.0)	(8.9)	8.4	—	(818.5)
Unrealized gain (loss) on derivative instruments	—	3.8	—	—	3.8
Reclassification of derivative (gain) loss to income	—	3.8	—	—	3.8
Pension and other postretirement benefit adjustments	—	—	(172.3)	—	(172.3)
Amortization of net prior service (benefit) cost and net actuarial (gain) loss to income	—	—	33.0	—	33.0
Ownership share of unconsolidated subsidiaries' other comprehensive income (loss)	—	—	—	(157.5)	(157.5)
Tax benefit (expense)	(31.3)	1.7	28.7	55.3	54.4
As of December 31, 2014	$129.8	$15.0	$(658.5)	$(384.7)	$(898.4)
Foreign currency translation adjustments	(830.4)	(16.0)	(1.7)	—	(848.1)
Unrealized gain (loss) on derivative instruments	—	23.0	—	—	23.0
Reclassification of derivative (gain) loss to income	—	(7.1)	—	—	(7.1)
Pension and other postretirement benefit adjustments	—	—	42.0	—	42.0
Amortization of net prior service (benefit) cost and net actuarial (gain) loss to income	—	—	46.9	—	46.9
Ownership share of unconsolidated subsidiaries' other comprehensive income (loss)	—	—	—	56.5	56.5
Tax benefit (expense)	(69.3)	(0.4)	(17.8)	(22.2)	(109.7)
As of December 31, 2015	$(769.9)	$14.5	$(589.1)	$(350.4)	$(1,694.9)

(1)
During the first quarter of 2013, we recorded a tax adjustment related to the reclassification of amounts from the investment in MillerCoors to AOCI that was recorded in the fourth quarter of 2012 to reflect our proportionate share of MillerCoors AOCI at formation. We made this reclassification in 2012 as we believe the new presentation provides improved transparency of our share of MillerCoors AOCI. This tax adjustment, which should have been made in 2012 with the reclassification, was not material to either the current or prior period financial statements taken as a whole and therefore the adjustment was recorded in 2013 and prior periods do not reflect the adjustment.

We have significant levels of net assets denominated in currencies other than the USD due to our operations in foreign countries, and therefore we recognize OCI gains and/or losses when those items are translated to USD. The foreign currency translation losses recognized during 2015 and 2014 are due to the weakening of the CAD, GBP and other currencies of our Europe operations versus the USD. The foreign currency translation losses recognized in 2013 are primarily due to the weakening of the CAD slightly offset by the strengthening of the GBP and certain other currencies of our European operations. OCI gains/losses related to our pension and OPEB plans are due to changes in our plan obligations, driven by actuarial gains/losses related to fluctuations in discount rate and other actuarial assumptions. OCI associated with our equity method investments is related to our 42% share of the MillerCoors OCI activity (unrealized gains and losses on derivative instruments and pension obligations) and changes to BRI and BDL pension obligations.

Reclassifications from AOCI to income:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	Reclassifications from AOCI			Location of gain (loss) recognized in income
	(In millions)
Gain/(loss) on cash flow hedges:
Forward starting interest rate swaps	$(2.0)	$(1.5)	$(1.6)	Interest expense, net
Foreign currency forwards	(11.9)	(5.5)	2.2	Other income (expense), net
Foreign currency forwards	21.0	2.8	5.2	Cost of goods sold
Commodity swaps	—	0.4	(0.3)	Cost of goods sold
Total income (loss) reclassified, before tax	7.1	(3.8)	5.5
Income tax benefit (expense)	(1.7)	1.5	(2.3)
Net income (loss) reclassified, net of tax	$5.4	$(2.3)	$3.2

Amortization of defined benefit pension and other postretirement benefit plan items:
Prior service benefit (cost)	$(0.3)	$2.4	$2.8	(1)
Net actuarial gain (loss)	(46.6)	(35.4)	(56.5)	(1)
Total income (loss) reclassified, before tax	(46.9)	(33.0)	(53.7)
Income tax benefit (expense)	9.4	6.8	7.3
Net income (loss) reclassified, net of tax	$(37.5)	$(26.2)	$(46.4)

Total income (loss) reclassified, net of tax	$(32.1)	$(28.5)	$(43.2)

(1)
These components of AOCI are included in the computation of net periodic pension and other postretirement benefit cost. See Note 15, "Employee Retirement Plans and Postretirement Benefits" for additional details.

15. Employee Retirement Plans and Postretirement Benefits
We maintain retirement plans for the majority of our employees. Depending on the benefit program, we provide either defined benefit pension or defined contribution plans to our employees in each of our segments. Each plan is managed locally and in accordance with respective local laws and regulations. We have defined benefit pension plans in the U.K., Canada and Japan. All retirement plans for MCBC employees in the U.S. are defined contribution pension plans. Additionally, we offer OPEB plans to the majority of our Canadian, U.S. and Central European employees; these plans are not funded. MillerCoors, BRI and BDL maintain defined benefit pension and postretirement benefit plans as well; however, those plans are excluded from this disclosure as they are equity method investments and not consolidated.

Defined Benefit and OPEB Plans
Net Periodic Pension and OPEB Cost

	For the years ended
	December 31, 2015			December 31, 2014			December 31, 2013
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Components of net periodic pension and OPEB cost:
Service cost—benefits earned during the year	$9.5	$1.8	$11.3	$13.1	$3.0	$16.1	$15.8	$3.4	$19.2
Interest cost on projected benefit obligation	137.5	6.0	143.5	167.6	7.1	174.7	157.0	7.2	164.2
Expected return on plan assets	(175.8)	—	(175.8)	(195.6)	—	(195.6)	(177.9)	—	(177.9)
Amortization of prior service cost (benefit)	0.6	(0.3)	0.3	0.6	(3.0)	(2.4)	0.8	(3.6)	(2.8)
Amortization of net actuarial loss (gain)	46.9	(0.3)	46.6	36.3	(0.9)	35.4	56.6	(0.1)	56.5
Curtailment loss	(1.0)	—	(1.0)	—	—	—	—	—	—
Less: expected participant contributions	(2.4)	—	(2.4)	(1.0)	—	(1.0)	(1.2)	—	(1.2)
Net periodic pension and OPEB cost	$15.3	$7.2	$22.5	$21.0	$6.2	$27.2	$51.1	$6.9	$58.0

Obligations and Changes in Funded Status
The changes in the benefit obligation, plan assets and the funded status of the pension and OPEB plans are as follows:

	For the year ended December 31, 2015			For the year ended December 31, 2014
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Change in benefit obligation:
Prior year benefit obligation	$3,979.3	$162.2	$4,141.5	$3,816.9	$162.1	$3,979.0
Service cost, net of expected employee contributions	8.9	1.8	10.7	12.1	3.0	15.1
Interest cost	137.5	6.0	143.5	167.6	7.1	174.7
Actual employee contributions	0.5	—	0.5	0.7	—	0.7
Actuarial loss (gain)	(76.5)	(2.7)	(79.2)	477.2	12.6	489.8
Amendments	1.3	—	1.3	—	—	—
Benefits paid	(194.5)	(6.1)	(200.6)	(208.4)	(7.8)	(216.2)
Curtailment	(1.0)	—	(1.0)	—	—	—
Foreign currency exchange rate change	(355.5)	(25.1)	(380.6)	(286.8)	(14.8)	(301.6)
Benefit obligation at end of year	$3,500.0	$136.1	$3,636.1	$3,979.3	$162.2	$4,141.5
Change in plan assets:
Prior year fair value of assets	$3,667.6	$—	$3,667.6	$3,596.2	$—	$3,596.2
Actual return on plan assets	142.9	—	142.9	516.5	—	516.5
Employer contributions	256.1	6.1	262.2	33.6	7.6	41.2
Actual employee contributions	0.5	—	0.5	0.7	—	0.7
Benefits and plan expenses paid	(195.6)	(6.1)	(201.7)	(211.9)	(7.6)	(219.5)
Foreign currency exchange rate change	(348.3)	—	(348.3)	(267.5)	—	(267.5)
Fair value of plan assets at end of year	$3,523.2	$—	$3,523.2	$3,667.6	$—	$3,667.6
Funded status:	$23.2	$(136.1)	$(112.9)	$(311.7)	$(162.2)	$(473.9)
Amounts recognized in the Consolidated Balance Sheets:
Other non-current assets	$97.2	$—	$97.2	$79.1	$—	$79.1
Accounts payable and other current liabilities	(1.6)	(6.6)	(8.2)	(2.8)	(7.3)	(10.1)
Pension and postretirement benefits	(72.4)	(129.5)	(201.9)	(388.0)	(154.9)	(542.9)
Net amounts recognized	$23.2	$(136.1)	$(112.9)	$(311.7)	$(162.2)	$(473.9)
The accumulated benefit obligation for our defined benefit pension plans was $3,497.9 million and $3,978.5 million at December 31, 2015, and December 31, 2014, respectively. The $361.0 million decrease in the net underfunded status of our aggregate pension and OPEB plans from December 31, 2014, to December 31, 2015, was primarily driven by increased employer contributions, predominantly related to the GBP 150 million ($227.1 million at payment date) contribution made during the first quarter of 2015, and the increase in the discount rates used, discussed below.
All defined benefit pension and OPEB plans with the exception of our U.K. defined benefit plan as of December 31, 2015, had aggregate accumulated benefit obligations and projected benefit obligations in excess of plan assets. The change in the U.K. defined benefit plan projected benefit obligation is primarily due to 2015 funding and an increased discount rate. Information for these plans with aggregate accumulated benefit obligations and projected benefit obligations in excess of plan assets is as follows:

	As of December 31, 2015			As of December 31, 2014
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Accumulated benefit obligation	$566.5	$5.8	$572.3	$3,272.9	$162.2	$3,435.1
Projected benefit obligation	$567.3	$136.1	$703.4	$3,273.4	$162.2	$3,435.6
Fair value of plan assets	$493.3	$—	$493.3	$2,882.6	$—	$2,882.6

Accumulated Other Comprehensive Income
Amounts recognized in AOCI not yet recognized as components of net periodic pension and OPEB cost, pretax were as follows:

	As of December 31, 2015			As of December 31, 2014
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Net actuarial loss (gain)	$839.2	$(10.3)	$828.9	$924.6	$(7.0)	$917.6
Net prior service cost	3.5	(0.1)	3.4	2.4	(0.5)	1.9
Total not yet recognized	$842.7	$(10.4)	$832.3	$927.0	$(7.5)	$919.5
Changes in plan assets and benefit obligations recognized in OCI, pretax, were as follows:

	Pension	OPEB	Consolidated
	(In millions)
Accumulated other comprehensive loss (income) as of December 31, 2013	$814.2	$(25.6)	$788.6
Amortization of prior service costs (benefit)	(0.6)	3.0	2.4
Amortization of net actuarial loss (gain)	(36.3)	0.9	(35.4)
Current year actuarial loss (gain)	159.7	12.6	172.3
Foreign currency exchange rate change	(10.0)	1.6	(8.4)
Accumulated other comprehensive loss (income) as of December 31, 2014	$927.0	$(7.5)	$919.5
Amortization of prior service costs (benefit)	(0.6)	0.3	(0.3)
Amortization of net actuarial loss (gain)	(46.9)	0.3	(46.6)
Current year actuarial loss (gain)	(39.3)	(2.7)	(42.0)
Foreign currency exchange rate change	2.5	(0.8)	1.7
Accumulated other comprehensive loss (income) as of December 31, 2015	$842.7	$(10.4)	$832.3
Amortization of AOCI expected to be recognized in net periodic pension and OPEB cost during fiscal year 2016 pretax is as follows:

	Pension	OPEB	Consolidated
	(In millions)
Amortization of net prior service cost (gain)	$0.8	$—	$0.8
Amortization of actuarial net loss (gain)	$(11.1)	$(0.1)	$(11.2)
Assumptions
Periodic pension and OPEB cost is actuarially calculated annually for each individual plan based on data available at the beginning of each year. Assumptions used in the calculation include the settlement discount rate selected and disclosed at the end of the previous year as well as other assumptions detailed in the table below. The weighted-average rates used in determining the periodic pension and OPEB cost for the fiscal years 2015, 2014 and 2013 were as follows:

	For the years ended
	December 31, 2015		December 31, 2014		December 31, 2013
	Pension	OPEB	Pension	OPEB	Pension	OPEB
Weighted-average assumptions:
Settlement discount rate(1)	3.70%	4.15%	4.57%	4.79%	4.18%	4.12%
Rate of compensation increase	2.50%	N/A	2.50%	N/A	2.50%	N/A
Expected return on plan assets(2)	5.46%	N/A	6.16%	N/A	5.83%	N/A
Health care cost trend rate	N/A	Ranging ratably from 7.7% in 2015 to 4.5% in 2028	N/A	Ranging ratably from 7.7% in 2014 to 4.5% in 2028	N/A	Ranging ratably from 7.9% in 2013 to 4.5% in 2028

(1)
The decrease in the weighted-average discount rates used for our defined benefit pension plans and postretirement plans at December 31, 2015, from December 31, 2014, largely resulted from expectations for global GDP growth at a slower rate than prior years, along with global deflationary factors.

(2)
We develop our long term expected return on assets ("EROA") assumptions annually with input from independent investment specialists including our actuaries, investment consultants and other specialists. Each EROA assumption is based on historical data, including historical returns, historical market rates and is calculated for each plan's individual asset class. The calculation includes inputs for interest, inflation, credit, and risk premium (active investment management) rates and fees paid to service providers. We consider our EROA to be a significant management estimate. Any material changes in the inputs to our methodology used in calculating our EROA could have a significant impact on our reported defined benefit pension plans' expense.

Benefit obligations are actuarially calculated annually at the end of each year based on the assumptions detailed in the table below. Obligations under the OPEB plans are determined by the application of the terms of medical and life insurance plans, together with relevant actuarial assumptions and heath care cost trend rates. The weighted-average rates used in determining the projected benefit obligation for defined pension plans and the accumulated postretirement benefit obligation for OPEB plans, as of December 31, 2015, and December 31, 2014, were as follows:

	As of December 31, 2015		As of December 31, 2014
	Pension	OPEB	Pension	OPEB
Weighted-average assumptions:
Settlement discount rate	3.82%	4.05%	3.70%	4.15%
Rate of compensation increase	2.00%	N/A	2.50%	N/A
Health care cost trend rate	N/A	Ranging ratably from 7.7% in 2016 to 4.5% in 2028	N/A	Ranging ratably from 7.7% in 2015 to 4.5% in 2028
The change to the weighted-average discount rates used for our defined benefit pension plans and postretirement plans at December 31, 2015, from December 31, 2014, was a result of the continued volatile nature of the global economic environment.
Assumed health care cost trend rates have a significant effect on the amounts reported for OPEB health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects on related OPEB plans:

	1% point increase (unfavorable)	1% point decrease favorable
	(In millions)
Effect on total of service and interest cost components	$(1.3)	$1.0
Effect on postretirement benefit obligations	$(19.5)	$16.7
Investment Strategy
The obligations of our defined benefit pension plans in Canada and the U.K. are supported by assets held in trusts for the payment of future benefits. The business segments are obligated to adequately fund these asset trusts. The underlying investments within our defined benefit pension plans include: cash and short term instruments, debt securities, equity securities, investment funds, and other investments including hedge fund of funds and real estate. Investment allocations reflect the customized strategies of the respective plans.
The plans use liability driven investment strategies in managing defined pension benefits. For all defined benefit pension plan assets the plans have the following primary investment objectives:

(1)	optimize the long-term return on plan assets at an acceptable level of risk and manage projected future cash contributions;

(2)	maintain a broad diversification across asset classes and among investment managers;

(3)	manage the risk level of the plan's assets in relation to the plans' liabilities
Each plan's respective allocation targets promote optimal expected return and volatility characteristics given a focus on a long-term time horizon for fulfilling the plans' obligations. All assets are managed by external investment managers with a mandate to either match or outperform their benchmark. The plans use different asset managers in the U.K. and Canada and each plan's respective asset allocation could be impacted by a change in asset managers. The U.K. plan committed to investing with certain investment managers in 2015 resulting in a change in asset allocation during the year.
Our investment strategies for our defined benefit pension plans also consider the funding status for each plan. For defined benefit pension plans that are highly funded, assets are invested primarily in fixed income holdings that have a similar duration to the associated liabilities. For plans with lower funding levels, the fixed income component is managed in a similar manner to the highly funded plans. In addition to this liability-matching fixed income allocation, these plans also contain exposure to return generating assets including: equities, real estate, debt, and other investments held with the goal of producing higher returns, which may also have a higher risk profile. These investments are diversified by investing globally with limitations placed on issuer concentration.
Both our U.K. and Canadian plans hedge a portion of the foreign exchange exposure between plan assets which are not denominated in the local plan currency and the local currency as the Canadian and U.K. pension liabilities will be settled in CAD and GBP, respectively.
Target Allocations
The following compares target asset allocation percentages with actual asset allocations on a weighted-average asset basis at December 31, 2015:

	Target allocations	Actual allocations
Equities	27.8%	29.8%
Fixed income	53.3%	51.7%
Hedge funds	6.1%	6.3%
Real estate	3.7%	3.7%
Other	9.1%	8.5%
Significant Concentration Risks
We periodically evaluate our defined benefit pension plan assets for concentration risks. As of December 31, 2015, we did not have any individual underlying asset position that composed a significant concentration of each plan's overall assets. However, we currently have significant plan assets invested in U.K., U.S. and Canadian government fixed income holdings. A provisional credit rating downgrade for any of these governments could negatively impact the asset values.
Further, as our benefit plans maintain exposure to non-government investments, a significant system-wide increase in credit spreads would also negatively impact the reported plan asset values. In general, equity and fixed income risks have been mitigated by company-specific concentration limits and by utilizing multiple equity managers. We do have significant amounts of assets invested with individual fixed income and hedge fund managers, and so the plans use outside investment consultants to aid in the oversight of these managers and fund performance.
Valuation Techniques
We use a variety of industry accepted valuation techniques to value our plan assets. The techniques vary depending upon instrument type. Whenever possible, we prioritize the use of observable market data in our valuation processes. We use market, income and cost approaches to value our plan assets as of period end. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" for additional information on our fair value methodologies and accounting policies. We have not changed our fair value techniques used to value plan assets this year.
Major Categories of Plan Assets
As of December 31, 2015, our major categories of plan assets included the following:

•
Cash and short-term instruments—Includes cash, trades awaiting settlement, bank deposits, short-term bills and short-term notes. Our "trades awaiting settlement" category includes payables and receivables associated with asset purchases and sales that are awaiting final cash settlement as of year end due to the use of trade date accounting for our pension plans assets. These payables normally settle within a few business days of the purchase or sale of the respective asset. The respective assets are included in or removed from our year end plan assets and categorized in their respective asset categories in the fair value hierarchy below. We include these items in Level 1 of this hierarchy, as the values are derived from quoted prices in active markets. Short-

term instruments are included in Level 2 of the fair value hierarchy as these are highly liquid instruments that are valued using observable inputs, but their asset values are not publicly quoted.

•
Debt securities—Includes various government and corporate fixed income securities, interest and inflation-linked assets such as bonds and swaps, collateralized securities, and other debt securities. The majority of the plans' fixed income assets trade on "over the counter" exchanges, which provides observable inputs that are the primary data used to determine each individual investment's fair value. We also use independent pricing vendors, as well as matrix pricing techniques. Matrix pricing uses observable data from other similar investments as the primary input to determine the individual security's fair value. Government and corporate fixed income securities are generally classified as Level 2 in the fair value hierarchy as they are valued using observable inputs. Assets included in our collateralized securities include mortgage backed securities and collateralized mortgage obligations, which are considered Level 3 due to the use of the significant unobservable inputs used in deriving these assets' fair values.

•
Equities—Includes publicly traded common and other equity-like holdings, primarily publicly traded common stock and real estate investment trusts. Equity assets are well diversified between international and domestic investments. We consider equities quoted on public exchanges as Level 1 while other assets that are not quoted on public exchanges but valued using significant observable inputs as Level 2 depending on the individual asset's characteristics.

•
NAV per share practical expedient—Includes our debt funds, equity funds, hedge fund of funds, real estate fund holdings and private equity funds. The market values for these funds are based on the net asset values multiplied by the number of shares owned.

•
Other—Includes repurchase agreements, recoverable taxes for taxes paid and awaiting reclaim due to the tax exempt nature of the pension plan, venture capital, and private equity. Repurchase agreements are agreements where our plan has created an asset exposure using borrowed assets, creating a repurchase agreement liability, to facilitate the trade. The assets associated with the repurchase agreement are included in the other category in the fair value hierarchy, and the repurchase agreement liability is classified as Level 1 in the hierarchy, as the liability is valued using quoted prices in active markets. When determining the presentation of our target and asset allocations for repurchase agreements, we are viewing the asset type, as opposed to the investment vehicle, and accordingly include the associated assets within fixed income, specifically interest and inflation linked assets. We include recoverable tax items in Level 1 of this hierarchy, as these are cash receivables and the values are derived from quoted prices in active markets. Private equity is included in Level 3 as the values are based upon the use of unobservable inputs.

Fair Value Hierarchy
The following presents our fair value hierarchy for our defined benefit pension plan assets excluding investments using the NAV per share practical expedient (in millions):

		Fair value measurements as of December 31, 2015
	Total at December 31, 2015	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents
Cash	$109.9	$109.9	$—	$—
Trades awaiting settlement	(20.5)	(20.5)	—	—
Bank deposits, short-term bills and notes	13.9	—	13.9	—
Debt
Government securities	1,578.7	—	1,578.7	—
Corporate debt securities	317.7	—	317.7	—
Interest and inflation linked assets	1,047.0	—	1,010.1	36.9
Collateralized debt securities	3.4	—	—	3.4
Equities
Common stock	674.2	674.2	—	—
Other
Repurchase agreements	(1,652.0)	(1,652.0)	—	—
Recoverable taxes	0.7	0.7	—	—
Venture capital	0.2	—	—	0.2
Private Equity	206.7	—	—	206.7
Total fair value of investments excluding NAV per share practical expedient	$2,279.9	$(887.7)	$2,920.4	$247.2

The following presents our total fair value of plan assets including the NAV per share practical expedient for our defined benefit pension plan assets:

Total at December 31, 2015
(In millions)
Fair value of investments excluding NAV per share practical expedient	$2,279.9
Fair value of investments using NAV per share practical expedient
Debt funds	630.7
Equity funds	350.6
Real estate funds	57.9
Hedge funds of funds	130.5
Private equity funds	73.6
Total fair value of plan assets	$3,523.2
The following presents our fair value hierarchy for our defined benefit pension plan assets excluding investments using the NAV per share practical expedient (in millions):

		Fair value measurements as of December 31, 2014(1)
	Total at December 31, 2014	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents
Cash	$108.3	$108.3	$—	$—
Trades awaiting settlement	(8.3)	(8.3)	—	—
Bank deposits, short-term bills and notes	25.3	—	25.3	—
Debt
Government securities	1,137.5	—	1,137.5	—
Corporate debt securities	410.4	—	410.1	0.3
Interest and inflation linked assets	1,149.7	—	1,105.7	44.0
Collateralized debt securities	6.9	—	—	6.9
Equities
Common stock	693.9	693.9	—	—
Other
Repurchase agreements	(1,185.8)	(1,185.8)	—	—
Recoverable taxes	0.7	0.7	—	—
Venture capital	0.3	—	—	0.3
Private equity	68.4	—	—	68.4
Total fair value of investments excluding NAV per share practical expedient	$2,407.3	$(391.2)	$2,678.6	$119.9

(1)
Amounts have been adjusted to reflect the change in presentation for investments using the NAV per share practical expedient and are excluded from the fair value hierarchy and level 3 rollforward. See reconciliation below and Note 2, "New Accounting Pronouncements" for further discussion.

The following presents our fair value hierarchy including the NAV per share practical expedient for our defined benefit pension plan assets:

Total at December 31, 2014
(In millions)
Fair value of investments excluding NAV per share practical expedient	$2,407.3
Fair value of investments using NAV per share practical expedient
Debt funds	298.0
Equity funds	572.1
Real estate funds	65.2
Hedge funds of funds	269.5
Private equity	55.5
Total fair value of plan assets	$3,667.6
Fair Value: Level Three Rollforward
The following presents our Level 3 Rollforward for our defined pension plan assets excluding investments using the NAV per share practical expedient:

Amount(1)
(In millions)
Balance at December 31, 2013	$33.1
Total gain or loss (realized/unrealized):
Realized gain (loss)	0.5
Unrealized gain (loss) included in AOCI	21.4
Purchases, issuances, settlements	63.9
Transfers in/(out) of Level 3	8.1
Foreign exchange translation (loss)/gain	(7.1)
Balance at December 31, 2014	$119.9
Total gain or loss (realized/unrealized):
Realized gain (loss)	—
Unrealized gain (loss) included in AOCI	(2.4)
Purchases, issuances, settlements	141.2
Transfers in/(out) of Level 3	—
Foreign exchange translation (loss)/gain	(11.5)
Balance at December 31, 2015	$247.2

(1)
Amounts have been adjusted to reflect the change in presentation for investments using the NAV per share practical expedient and are excluded from the fair value hierarchy and level 3 rollforward. See reconciliation above and Note 2, "New Accounting Pronouncements" for further discussion.

Expected Cash Flows
In 2016, we expect to make contributions to our defined benefit pension plans of up to approximately $20 million and benefit payments under our OPEB plans of approximately $10 million based on foreign exchange rates as of December 31, 2015. MillerCoors, BRI and BDL contributions to their respective defined benefit pension plans are excluded here, as they are not consolidated in our financial statements. Plan funding strategies are influenced by employee benefits, tax laws and plan governance documents.

Expected future benefit payments for defined benefit pension and OPEB plans, based on foreign exchange rates at December 31, 2015, are as follows:

Expected benefit payments	Pension	OPEB
	(In millions)
2016	$189.9	$6.6
2017	$193.4	$6.8
2018	$196.6	$7.0
2019	$199.4	$7.1
2020	$202.1	$7.2
2021-2025	$1,113.7	$42.6
Defined Contribution Plans
We offer defined contribution pension plans for the majority of our Canadian, U.S. and U.K. employees. The investment strategy for defined contribution plans are determined by each individual participant. The employer contributions to the U.K. and Canadian plans range from 3% to 8.5% of employee compensation. U.S. employees are eligible to participate in the Molson Coors Savings and Investment Plan, a qualified defined contribution plan, which provides for employer contributions ranging from 5% to 9% of our hourly and salaried employees' compensation (certain employees are also eligible for additional employer contributions). Both employee and employer contributions were made in cash in accordance with participant investment elections.
We recognized costs associated with defined contribution plans of $17.6 million, $19.0 million and $20.5 million in 2015, 2014 and 2013, respectively.
We have a nonqualified defined contribution plan for certain U.S. employees. MCBC has voluntarily funded these liabilities through a Rabbi Trust. These are company assets which are invested in publicly traded mutual funds whose performance is expected to closely match changes in the plan liabilities. As of December 31, 2015, and December 31, 2014, the plan liabilities were equal to the plan assets noted in the table below and were included in other assets and other liabilities on our consolidated balance sheets, respectively.
Fair Value Hierarchy
The following presents our fair value hierarchy for our corporate invested plan assets used in the aforementioned "Rabbi Trust" arrangements.

		Fair value measurements as of December 31, 2015
	Total at December 31, 2015	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Equities
Mutual funds	$3.8	$3.8	$—	$—
Total—Corporate	$3.8	$3.8	$—	$—

		Fair value measurements as of December 31, 2014
	Total at December 31, 2014	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Equities
Mutual funds	$4.7	$4.7	$—	$—
Total—Corporate	$4.7	$4.7	$—	$—

16. Derivative Instruments and Hedging Activities
Overview and Risk Management Policies
We use derivatives as part of our normal business operations to manage our exposure to fluctuations in interest rates, foreign currency and commodity price risk and for other strategic purposes related to our core business. We have established policies and procedures that govern the risk management of these exposures. Our primary objective in managing these exposures is to decrease the volatility of cash flows affected by changes in the underlying rates and prices.
To achieve our objectives, we enter into a variety of financial derivatives, including foreign currency exchange, commodity, interest rate and cross currency swaps. We also enter into physical hedging agreements directly with our suppliers to manage our exposure to certain commodities.
Counterparty Risk
While, by policy, the counterparties to any of the financial derivatives we enter into are major institutions with investment grade credit ratings of at least A- by Standard & Poor's (or the equivalent) or A3 by Moody's, we are exposed to credit-related losses in the event of non-performance by counterparties. This credit risk is generally limited to the unrealized gains in such contracts, should any of these counterparties fail to perform as contracted.
We have established a counterparty credit policy and guidelines that are monitored and reported to management according to prescribed guidelines to assist in managing this risk. As an additional measure, we utilize a portfolio of institutions either headquartered or operating in the same countries that we conduct our business. In calculating the fair value of our derivative balances, we also record an adjustment to recognize the risk of counterparty credit and our non-performance risk.
Price and Liquidity Risks
We base the fair value of our derivative instruments upon market rates and prices. The volatility of these rates and prices are dependent on many factors that cannot be forecasted with reliable accuracy. The current fair values of our contracts could differ significantly from the cash settled values with our counterparties. As such, we are exposed to price risk related to unfavorable changes in the fair value of our derivative contracts.
We may be forced to cash settle all or a portion of our derivative contracts before the expected settlement date upon the occurrence of certain contractual triggers including a change of control, termination event or other breach of agreement. This could have a negative impact on our liquidity. For derivative contracts that we have designated as hedging instruments, early cash settlement would result in the timing of our hedge settlement not being matched to the cash settlement of the forecasted transaction or firm commitment. We may also decide to cash settle all or a portion of our derivative contracts before the expected settlement date through negotiations with our counterparties, which could also impact our cash position.
Due to the nature of our counterparty agreements, we are not able to net positions with the same counterparty across business units. Thus, in the event of default, we may be required to early settle all out-of-the-money contracts, without the benefit of netting the fair value of any in-the-money positions against this exposure.
Collateral
We do not receive and are not required to post collateral unless a change of control event occurs. This termination event would give either party the right to early terminate all outstanding swap transactions in the event that the other party consolidates, merges with, or transfers all or substantially all its assets to, another entity, and the creditworthiness of the surviving entity that has assumed such party's obligations is materially weaker than that of such party. As of December 31, 2015, we did not have any collateral posted with any of our counterparties.
Derivative Accounting Policies
Overview
Our foreign currency forwards are designated in hedging relationships as cash flow hedges. Prior to settlements discussed below, our forward starting interest rate swaps were designated as cash flow hedges, our interest rate swaps were designated as fair value hedges and our cross currency swaps were designated as net investment hedges. In certain situations, we may execute derivatives that do not qualify for, or we do not otherwise seek, hedge accounting but are determined to be important for managing risk. For example, our commodity swaps as well as swaptions that have been entered into subsequent to December 31, 2015, and discussed in Note 21, "Pending Acquisition" are not designated in a hedge accounting relationship. These economic hedges are measured at fair value on our consolidated balance sheets with changes in fair value recorded in earnings. We have historically elected to apply the NPNS exemption to certain contracts, as applicable. These contracts are typically transacted with our suppliers and include risk management features that allow us to fix the price on specific volumes of purchases for specified delivery periods. We also consider whether any provisions in our contracts represent embedded derivative instruments as defined in authoritative accounting guidance. As of December 31, 2015, we have concluded that no embedded derivative instruments warrant separate fair value accounting.
Hedge Accounting Policies
We formally document all relationships receiving hedge accounting treatment between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions pursuant to prescribed guidance. We also formally assess effectiveness both at the hedge's inception and on an ongoing basis, specifically whether the derivatives that are used in hedging transactions have been highly effective in mitigating the risk designated as being hedged and whether those hedges may be expected to remain highly effective in future periods.
We discontinue hedge accounting prospectively when (1) the derivative is no longer highly effective in offsetting changes in the cash flows of a forecasted future transaction; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) management determines that designating the derivative as a hedging instrument is no longer appropriate; or (5) management decides to cease hedge accounting.
When we discontinue hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur in the originally expected period, the existing gain or loss on the derivative remains in AOCI for cash flow hedges and net investment hedges or in the carrying value of the hedged item for fair value hedges and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is no longer probable that a forecasted transaction will occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses in AOCI are recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we carry the derivative at its fair value on the consolidated balance sheets until maturity, recognizing future changes in the fair value in current period earnings.
Significant Derivative/Hedge Positions
Derivative Activity Related to the Euro 500 Million Convertible Note
In June 2012, we issued a Euro-denominated 500 million Convertible Note to StarBev L.P. simultaneous with the closing of the StarBev acquisition. The Convertible Note's embedded conversion feature was determined to meet the definition of a derivative required to be bifurcated and separately accounted for at fair value with changes in fair value recorded in earnings. In the first quarter of 2013, we began executing a series of financial foreign exchange forward contracts to hedge our risk associated with payments on this Convertible Note. In 2013, the Convertible Note was put to us and settled in full at a premium of $14.4 million. The related conversion feature was settled in full during 2013 and as a result, all existing foreign exchange forward contracts related to the Convertible Note were settled in the third quarter of 2013. These contracts were not designated in hedge accounting relationships. As such, changes in fair value of these swaps were recorded in other income (expense) in our consolidated statement of operations.
Interest Rate Swaps
In the first quarter of 2015, we entered into interest rate swaps with an aggregate notional amount of $300 million to economically convert our fixed rate $300 million notes to floating rate debt consistent with the interest rate swaps on our $500 million notes entered into during 2014. We received fixed interest payments semi-annually at a rate of 2.0% per annum on our $300 million hedges and a rate of 3.5% per annum on our $500 million hedges and paid a rate to our counterparties based on a credit spread plus the three month LIBOR rate, thereby effectively exchanging a fixed interest obligation for a floating interest obligation on both our $300 million and $500 million notes.
We entered into these interest rate swap agreements to minimize exposure to changes in the fair value of our $300 million and $500 million notes that results from fluctuations in the benchmark interest rate, specifically LIBOR, and designated these swaps as fair value hedges and determined that there is zero ineffectiveness. The changes in fair value of derivatives designated as fair value hedges and the offsetting changes in fair value of the hedged item are recognized in earnings. For the year ended December 31, 2015, the changes in fair value of the interest rate swaps resulted in unrealized gains of $0.7 million and $7.3 million on the $300 million notes and $500 million notes, respectively, and recorded in interest expense in our consolidated statement of operations, which is fully offset by the changes in fair value of the $300 million notes and $500 million notes attributable to the benchmark interest rate, also recorded in interest expense. For the year ended December 31, 2014, the changes in fair value of the interest rate swaps resulted in an unrealized gain of $10.8 million on the $500 million notes recorded in interest expense in our condensed consolidated statement of operations, which is fully offset by the changes in fair value of the $500 million notes attributable to the benchmark interest rate, also recorded in interest expense.

During the fourth quarter of 2015, we voluntarily cash settled our notional of $300 million as well as our notional of $500 million which resulted in cash receipts of $0.7 million and $18.1 million, respectively, representing the cumulative adjustments to the carrying value of the notes from inception through termination. At the time of settlement we ceased adjusting the carrying value of our $300 million and $500 million notes for the fair value movements and these cumulative adjustments are now being amortized to interest expense over the expected remaining term of the respective note. The associated amortization recorded as a benefit to interest expense in 2015 was $0.4 million. See Note 12, "Debt" for additional details.
Forward Starting Interest Rate Swaps
Prior to the September 2015 issuance of our CAD 500 million notes and CAD 400 million notes, we entered into forward starting interest rate swaps with a notional of CAD 600 million in order to manage our exposure to the volatility of the interest rates associated with the future interest payments on the forecasted debt issuances. The swaps had an effective date of September 2015 and a termination date of September 2025 mirroring the terms of the initially forecasted debt issuance. Under these agreements we were required to early terminate these swaps at the approximate time we issued the previously forecasted debt. We had designated these contracts as cash flow hedges and accordingly, a portion of the CAD 39.2 million ($29.5 million at settlement) loss on the forward starting interest rate swaps is being reclassified from AOCI and amortized to interest expense over the 5-year and 3-year terms of the CAD 500 million and CAD 400 million notes, respectively, and the remaining portion of the loss will be amortized on future debt issuances covering the 10-year term of the interest rate swap agreements.
Additionally, prior to the 2005 and 2010 issuance of our CAD 900 million and CAD 500 million private placements notes in Canada, we entered into forward starting interest rate swaps in order to manage our exposure to the volatility of the interest rates associated with the future interest payments on the forecasted debt issuances. These swaps had effective dates mirroring the terms of the forecasted debt issuances. Under these agreements we were required to early terminate these swaps at the approximate time we issued the previously forecasted debt. We had designated these contracts as cash flow hedges of a portion of the interest payments on a future forecasted debt issuance. As a result, the realization of the forward starting interest rate swap upon debt issuance, which were originally recorded to AOCI, is currently being reclassified from AOCI and amortized to interest expense over the respective term of the hedged debt. See Note 12, "Debt", for further discussion of our senior notes and the impact of the forward starting interest rates swaps on the effective interest rate of each issuance.
Cross Currency Swaps
In the first quarter of 2015, we entered into a cross currency swap agreement having a total notional of EUR 265 million ($300 million upon execution) in order to hedge a portion of the foreign currency translational impacts of our European investment. We received floating interest payments quarterly based on a credit spread plus the three month LIBOR (USD coupon) and paid a floating rate to our counterparty based on a credit spread plus EURIBOR (EUR coupon). As a result of this cross currency swap and the above mentioned interest rate swaps, we economically converted the $300 million notes and associated interest to a floating rate EUR denomination. We designated this cross currency swap as a net investment hedge and accordingly, recorded changes in fair value due to fluctuations in the spot rate to AOCI. During the fourth quarter 2015, we voluntarily cash settled the EUR 265 million ($300 million) notional cross currency swap and received cash inflows of $16.0 million which was recorded as a gain within AOCI.
During 2013, we cash settled CAD 361 million notional, of our cross currency swaps designated as a net investment hedge of our Canadian operations for $113.9 million and in January 2014, we early settled the final remaining CAD 241 million notional of our outstanding currency swaps designated as a net investment hedge of our Canadian operations for $65.2 million.
As of December 31, 2015, and December 31, 2014, we did not have any cross currency swap positions outstanding.
Foreign Currency Forwards
As of year end, we have financial foreign exchange forward contracts in place to manage our exposure to foreign currency fluctuations. We hedge foreign currency exposure related to certain royalty agreements, exposure associated with the purchase of production inputs and imports that are denominated in currencies other than the functional entity's local currency, and other foreign exchanges exposures. These contracts have been designated as cash flow hedges of forecasted foreign currency transactions. We use foreign currency forward contracts to hedge these future forecasted transactions up to a 60 month horizon.
Commodity Swaps
As of year end, we had financial commodity swap contracts in place to hedge changes in the prices of natural gas, aluminum, including surcharges relating to our aluminum exposures, corn and diesel. These contracts allow us to swap our floating exposure to changes in these commodity prices for a fixed rate. These contracts are not designated in hedge accounting relationships. As such, changes in fair value of these swaps are recorded in cost of goods sold in the consolidated statements of operations. We hedge forecasted purchases of natural gas up to 48 months, aluminum up to 60 months, corn up to 60 months and diesel up to 24 months out in the future for use in our supply chain, in line with our risk management policy. For purposes of measuring segment operating performance, the unrealized changes in fair value of the swaps not designated in hedge accounting relationships are reported in Corporate outside of the segment specific operating results until such time that the exposure we are managing is realized. At that time we reclassify the gain or loss from Corporate to the operating segment, allowing our operating segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
Derivative Fair Value Measurements
We utilize market approaches to estimate the fair value of our derivative instruments by discounting anticipated future cash flows derived from the derivative's contractual terms and observable market interest, foreign exchange and commodity rates. The fair values of our derivatives also include credit risk adjustments to account for our counterparties' credit risk, as well as our own non-performance risk.
The table below summarizes our derivative assets and liabilities that were measured at fair value as of December 31, 2015, and December 31, 2014. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" for further discussion related to measuring fair value derivative instruments.

		Fair Value Measurements at December 31, 2015
	Total at December 31, 2015	Quoted prices in active markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Foreign currency forwards	$44.1	$—	$44.1	$—
Commodity swaps	(21.4)	—	(21.4)	—
Total	$22.7	$—	$22.7	$—

		Fair Value Measurements at December 31, 2014
	Total at December 31, 2014	Quoted prices in active markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Interest rate swaps	$(2.2)	$—	$(2.2)	$—
Foreign currency forwards	31.6	—	31.6	—
Commodity swaps	(8.9)	—	(8.9)	—
Total	$20.5	$—	$20.5	$—
As of December 31, 2015, we had no significant transfers between Level 1 and Level 2. New derivative contracts transacted during 2015 were all included in Level 2.

Results of Period Derivative Activity
The following tables include the year-to-date results of our derivative activity in our consolidated balance sheets as of December 31, 2015, and December 31, 2014, and our consolidated statements of operations for the year ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively. We had no fair value hedges in 2013.
Fair Value of Derivative Instruments in the Consolidated Balance Sheets (in millions)

		Asset derivatives		Liability derivatives
		Balance sheet location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging instruments:
Foreign currency forwards	$300.3	Other current assets	$28.4	Accounts payable and other current liabilities	$—
		Other non-current assets	15.7	Other liabilities	—
Total derivatives designated as hedging instruments			$44.1		$—
Derivatives not designated as hedging instruments:
Commodity swaps	$120.3	Other current assets	$0.4	Accounts payable and other current liabilities	$(12.5)
		Other non-current assets	0.2	Other liabilities	(9.5)
Total derivatives not designated as hedging instruments			$0.6		$(22.0)

		Asset derivatives		Liability derivatives
		Balance sheet location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging instruments:
Interest rate swaps	$844.2	Other current assets	$—	Accounts payable and other current liabilities	$(13.0)
		Other non-current assets	10.8	Other liabilities	—
Foreign currency forwards	$343.4	Other current assets	19.5	Accounts payable and other current liabilities	—
		Other non-current assets	12.1	Other liabilities	—
Total derivatives designated as hedging instruments			$42.4		$(13.0)
Derivatives not designated as hedging instruments:
Commodity swaps	$111.1	Other current assets	$0.2	Accounts payable and other current liabilities	$(4.9)
		Other non-current assets	0.4	Other liabilities	(4.6)
Total derivatives not designated as hedging instruments			$0.6		$(9.5)

MCBC allocates the current and non-current portion of each contract to the corresponding derivative account above.

The Pretax Effect of Derivative Instruments on the Consolidated Statements of Operations (in millions)

For the year ended December 31, 2015
Derivatives in cash flow hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Forward starting interest rate swaps	$(19.3)	Interest expense, net	$(2.0)	Interest expense, net	$—
Foreign currency forwards	26.3	Other income (expense), net	(11.9)	Other income (expense), net	—
		Cost of goods sold	21.0	Cost of goods sold	—
Total	$7.0		$7.1		$—

For the year ended December 31, 2015
Derivatives in net investment hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Cross currency swaps	$16.0	Other income (expense), net	$—	Other income (expense), net	$—
Total	$16.0		$—		$—

For the year ended December 31, 2015
Derivatives in fair value hedge relationships	Amount of gain (loss) recognized in income on derivative	Location of gain (loss) recognized in income
Interest rate swaps	$8.0	Interest expense, net
Total	$8.0

For the year ended December 31, 2014
Derivatives in cash flow hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Forward starting interest rate swaps	$(13.3)	Interest expense, net	$(1.5)	Interest expense, net	$—
Foreign currency forwards	10.1	Other income (expense), net	(5.5)	Other income (expense), net	—
		Cost of goods sold	2.8	Cost of goods sold	—
Commodity swaps	0.5	Cost of goods sold	0.4	Cost of goods sold	—
Total	$(2.7)		$(3.8)		$—

For the year ended December 31, 2014
Derivatives in net investment hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Cross currency swaps	$6.5	Other income (expense), net	$—	Other income (expense), net	$—
Total	$6.5		$—		$—

For the year ended December 31, 2014
Derivatives in fair value hedge relationship	Amount of gain (loss) recognized in income on derivative	Location of gain (loss) recognized in income
Interest rate swaps	$10.8	Interest expense, net
Total	$10.8

For the year ended December 31, 2013
Derivatives in cash flow hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Forward starting interest rate swaps	$—	Interest expense, net	$(1.6)	Interest expense, net	$—
Foreign currency forwards	28.9	Other income (expense), net	2.2	Other income (expense), net	—
		Cost of goods sold	5.2	Cost of goods sold	—
Commodity swaps	0.1	Cost of goods sold	(0.3)	Cost of goods sold	—
Total	$29.0		$5.5		$—

For the year ended December 31, 2013
Derivatives in net investment hedge relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) recognized from AOCI on derivative (effective portion)	Location of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
Cross currency swaps	$29.6	Other income (expense), net	$—	Other income (expense), net	$—
€120 million term loan due 2016	0.1	Other income (expense), net	—	Other income (expense), net	—
Total	$29.7		$—		$—
We expect net gains of approximately $28 million (pretax) recorded in AOCI at December 31, 2015, will be reclassified into earnings within the next 12 months. For derivatives designated in cash flow hedge relationships, the maximum length of time over which forecasted transactions are hedged at December 31, 2015, is 3.0 years.

Other Derivatives (in millions)

For the year ended December 31, 2015
Derivatives not in hedging relationship	Location of gain (loss) recognized in income on derivative	Amount of gain (loss) recognized in income on derivative
Commodity swaps	Cost of goods sold	$(19.9)
Foreign currency swaps	Other income (expense), net	0.1
Total		$(19.8)

For the year ended December 31, 2014
Derivatives not in hedging relationship	Location of gain (loss) recognized in income on derivative	Amount of gain (loss) recognized in income on derivative
Commodity swaps	Cost of goods sold	$(8.1)
Total		$(8.1)

For the year ended December 31, 2013
Derivatives not in hedging relationship	Location of gain (loss) recognized in income on derivative	Amount of gain (loss) recognized in income on derivative
Equity conversion feature of debt	Interest expense, net	$(5.4)
	Other income (expense), net	(1.1)
Commodity swaps	Cost of goods sold	(5.1)
Foreign currency forwards	Other income (expense), net	3.9
Total		$(7.7)
17. Accounts payable and other current liabilities

	As of
	December 31, 2015	December 31, 2014
	(In millions)
Accounts payable and accrued trade payables	$559.6	$618.0
Accrued compensation	82.3	106.1
Accrued excise and other non-income related taxes	201.6	215.0
Accrued interest	21.3	27.9
Accrued selling and marketing costs	100.3	126.6
Container liability	70.2	82.5
Other(1)	149.1	128.9
Accounts payable and other current liabilities	$1,184.4	$1,305.0

(1)	Includes current liabilities related to derivatives, income taxes, pensions and other postretirement benefits and other accrued expenses.
18. Commitments and Contingencies
Letters of Credit
As of December 31, 2015, we had $44.4 million outstanding in letters of credit with financial institutions. These letters expire throughout 2016 and 2017 and $16.5 million of the letters contain a feature that automatically renews the letter for an additional year if no cancellation notice is submitted. These letters of credit are being maintained as security for deferred compensation payments, reimbursements to insurance companies, reimbursements to the trustee for pension payments, deductibles or retention payments made on our behalf, various payments due to governmental agencies, operations of underground storage tanks and other general business purposes, and are not included on our consolidated balance sheets.
Guarantees
We guarantee indebtedness and other obligations to banks and other third parties for some of our equity investments and consolidated subsidiaries. As of December 31, 2015, accounts payable and other current liabilities in the accompanying consolidated balance sheets includes $16.9 million related to the guarantee of the indebtedness of our equity method investments. See Note 4, "Investments" for more details. Additionally, related to our previous ownership in the Montréal Canadiens, we guarantee its obligations under a ground lease for the Bell Centre Arena (the "Ground Lease Guarantee"). Upon sale of our interest, the new owners agreed to indemnify us in connection with the liabilities we may incur under the Ground Lease Guarantee and provided us with a CAD 10 million letter of credit to guarantee such indemnity. This transaction did not materially affect our risk exposure related to the Ground Lease Guarantee, which continues to be recognized as a liability on our consolidated balance sheets. Other liabilities in the accompanying consolidated balance sheets include $4.4 million as of December 31, 2015, and $5.3 million as of December 31, 2014, related to the Ground Lease Guarantee, both of which are classified as non-current.
Supply and Distribution Contracts
We have various long-term supply contracts with unaffiliated third parties and our joint venture partners to purchase materials used in production and packaging. The supply contracts provide that we purchase certain minimum levels of materials throughout the terms of the contracts. Additionally, Tradeteam has distribution agreements with us to provide for transportation and logistics services in the U.K. See Note 4, "Investments" for further discussion. The future aggregate minimum required commitments under these supply and distribution contracts are shown in the table below based on foreign exchange rates as of December 31, 2015. The amounts in the table do not represent all anticipated payments under long-term contracts. Rather, they represent unconditional and legally enforceable committed expenditures:

Year	Amount
(In millions)
2016	$413.3
2017	286.6
2018	267.6
2019	272.0
2020	254.1
Thereafter	701.3
Total	$2,194.9
Total purchases under our supply and distribution contracts in 2015, 2014 and 2013 were $918.7 million, $1,209.2 million and $1,042.7 million, respectively.
Advertising and Promotions
We have various long-term non-cancelable commitments for advertising, sponsorships and promotions, including marketing at sports arenas, stadiums and other venues and events. Based on foreign exchange rates as of December 31, 2015, these future commitments are as follows:

Year	Amount
(In millions)
2016	$70.2
2017	72.8
2018	72.5
2019	49.0
2020	26.4
Thereafter	115.3
Total	$406.2
Total advertising expense was $401.6 million, $473.9 million and $447.0 million in 2015, 2014 and 2013, respectively.

Operating Leases
We lease certain office facilities and operating equipment under cancelable and non-cancelable agreements accounted for as operating leases. Based on foreign exchange rates as of December 31, 2015, future minimum lease payments under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Year	Amount
(In millions)
2016	$30.7
2017	24.6
2018	18.7
2019	14.9
2020	10.0
Thereafter	19.6
Total	$118.5
Total rent expense was $30.6 million, $35.0 million and $34.3 million in 2015, 2014 and 2013, respectively.
Discontinued Operations
Kaiser
In 2006, we sold our entire equity interest in Kaiser to FEMSA. The terms of the sale agreement require us to indemnify FEMSA for certain exposures related to tax, civil and labor contingencies arising prior to FEMSA's purchase of Kaiser. In addition, we provided an indemnity to FEMSA for losses Kaiser may incur with respect to tax claims associated with certain previously utilized purchased tax credits. We settled a portion of our tax credit indemnity obligation during 2010. The maximum potential claims amount for the remainder of the purchased tax credits (which we believe present less risk than those previously settled), was $88.4 million as of December 31, 2015. Our total estimate of the indemnity liability as of December 31, 2015, was $10.1 million, $4.1 million of which was classified as a current liability and $6.0 million of which was classified as non-current.
Our estimates consider a number of scenarios for the ultimate resolution of these issues, the probabilities of which are influenced not only by legal developments in Brazil but also by management's intentions with regard to various alternatives that could present themselves leading to the ultimate resolution of these issues. The liabilities are impacted by changes in estimates regarding amounts that could be paid, the timing of such payments, adjustments to the probabilities assigned to various scenarios and foreign currency exchange rates. Our indemnity also covers fees and expenses that Kaiser incurs to manage the cases through the administrative and judicial systems.
Additionally, we also provided FEMSA with indemnity related to all other tax, civil, and labor contingencies existing as of the date of sale. In this regard, however, FEMSA assumed their full share of all of these contingent liabilities that had been previously recorded and disclosed by us prior to the sale on January 13, 2006. However, we may have to provide indemnity to FEMSA if those contingencies settle at amounts greater than those amounts previously recorded or disclosed by us. We will be able to offset any indemnity exposures in these circumstances with amounts that settle favorably to amounts previously recorded. Our exposure related to these indemnity claims is capped at the amount of the sales price of the 68% equity interest of Kaiser, which was $68.0 million. As a result of these contract provisions, our estimates include not only probability-weighted potential cash outflows associated with indemnity provisions, but also probability-weighted cash inflows that could result from favorable settlements, which could occur through negotiation or settlement programs arising from the federal or any of the various state governments in Brazil. The recorded value of the tax, civil, and labor indemnity liability was $4.3 million as of December 31, 2015, which is classified as non-current. For the remaining portion of our indemnity obligations, not deemed probable, we continue to utilize probability-weighted scenarios in determining the value of the indemnity obligations.
Future settlement procedures and related negotiation activities associated with these contingencies are largely outside of our control. The sale agreement requires annual cash settlements relating to the tax, civil, and labor indemnities. Indemnity obligations related to purchased tax credits must be settled upon notification of FEMSA's settlement. Due to the uncertainty involved with the ultimate outcome and timing of these contingencies, significant adjustments to the carrying values of the indemnity obligations have been recorded to date, and additional future adjustments may be required. These liabilities are denominated in Brazilian Reais and are therefore, subject to foreign exchange gains or losses, which are recognized in the discontinued operations section of the consolidated statements of operations.

The table below provides a summary of reserves associated with the Kaiser indemnity obligations from December 29, 2012, through December 31, 2015:

Total indemnity reserves
(In millions)
Balance at December 29, 2012	$27.9
Changes in estimates	—
Foreign exchange impacts	(3.8)
Balance at December 31, 2013	$24.1
Changes in estimates	—
Foreign exchange impacts	(2.5)
Balance at December 31, 2014	$21.6
Changes in estimates	—
Foreign exchange impacts	(7.2)
Balance at December 31, 2015	$14.4
Distribution Litigation
The gains (losses) recorded for the Kaiser indemnities and the distribution litigation are presented within discontinued operations. The table below summarizes the income (loss) from discontinued operations, net of tax, presented on our consolidated statements of operations:

	For the years ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In millions)
Adjustments to Kaiser indemnity liabilities due to foreign exchange gains and losses	$3.9	$0.5	$2.0
Income (loss) from discontinued operations, net of tax	$3.9	$0.5	$2.0
Litigation and Other Disputes and Environmental
Related to litigation, other disputes and environmental issues, we have accrued an aggregate of $13.1 million as of December 31, 2015, and $16.6 million as of December 31, 2014. We believe that any reasonably possible losses in excess of the amounts accrued are immaterial to our consolidated financial statements, except as noted below.
In addition to the specific cases discussed below, we are involved in other disputes and legal actions arising in the ordinary course of our business. While it is not feasible to predict or determine the outcome of these proceedings, in our opinion, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on our business, consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.
During the fourth quarter of 2014 and the first quarter of 2015, we received assessments from a local country regulatory authority related to indirect tax calculations in our Europe operations during the 29 month period prior to receipt of the most recent assessment. The aggregate amount of the assessments received is approximately $76 million, based on foreign exchange rates at December 31, 2015. While we intend to vigorously challenge the validity of these assessments and defend our position regarding the method of calculation, if the assessments, as issued, are ultimately upheld, they could materially affect our results of operations. Specifically, if fully upheld, we would be required to record a charge at the high-end of the below range of loss, and this charge and on-going implications to our calculations would negatively impact our current and future operating income, respectively. Based on the assessments received and related impacts, we estimate a current range of loss of zero to $114.7 million, based on foreign exchange rates at December 31, 2015. We continue to apply the methodology challenged in the assessments while the regulatory appeal process remains ongoing, and, as a result, the related range of loss is expected to increase until ultimately resolved. We continue to follow the required regulatory procedures in order to proceed with our appeal of the assessments. We currently believe this appeal process will take several months to reach a formal conclusion. No provision is currently recorded for these assessments or the related range of loss.
In 2013 we became aware of potential liabilities in several European countries primarily related to local country regulatory matters associated with StarBev Holdings S.a.r.l. ("StarBev") pre-acquisition periods. We recorded liabilities related to these matters in the second quarter of 2013 as we finalized purchase price accounting related to the acquisition of StarBev. During the first quarter of 2014, these matters were favorably resolved and we released the associated indirect-tax and income-tax-related reserves, inclusive of post-acquisition accrued interest, resulting in a gain of $13.0 million recorded within marketing, general and administrative expenses and an income tax benefit of $18.5 million. As a result of the resolution, in the first quarter of 2014, we released amounts previously withheld with regard to these matters.
While we cannot predict the eventual aggregate cost for environmental and related matters in which we are currently involved, we believe that any payments, if required, for these matters would be made over a period of time in amounts that would not be material in any one year to our results from operations, cash flows or our financial or competitive position. We believe adequate reserves have been provided for losses that are probable and estimable.
Litigation and Other Disputes
On December 12, 2014, a notice of action captioned David Hughes and 631992 Ontario Inc. v. Liquor Control Board of Ontario, Brewers Retail Inc., Labatt Breweries of Canada LP, Molson Coors Canada and Sleeman Breweries Ltd. No. CV-14-518059-00CP was filed in Ontario, Canada. Brewers' Retail Inc. ("BRI") and its owners, including Molson Coors Canada, as well as the Liquor Control Board of Ontario ("LCBO") are named as defendants in the action. The plaintiffs allege that The Beer Store (retail outlets owned and operated by BRI) and LCBO improperly entered into an agreement to fix prices and market allocation within the Ontario beer market to the detriment of licensees and consumers. The plaintiffs seek to have the claim certified as a class action on behalf of all Ontario beer consumers and licensees and, among other things, damages in the amount of CAD 1.4 billion. We note that The Beer Store operates according to the rules established by the Government of Ontario for regulation, sale and distribution of beer in the province. Additionally, prices at The Beer Store are independently set by each brewer and are approved by the LCBO on a weekly basis. As such, we currently believe the claim has been made without merit and we intend to vigorously assert and defend our rights in this lawsuit.
Environmental
When we determine it is probable that a liability for environmental matters or other legal actions exists and the amount of the loss is reasonably estimable, an estimate of the future costs is recorded as a liability in the financial statements. Costs that extend the life, increase the capacity or improve the safety or efficiency of our assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred. Total environmental expenditures recognized as other expense for 2015 were $0.4 million, partially offset by a release to our reserves of $0.1 million. Total environmental expenditures for 2014 were $1.0 million offset by a release to our reserves of $1.3 million. Total environmental expenditures for 2013 were zero.
Canada
Our Canada brewing operations are subject to provincial environmental regulations and local permit requirements. Our Montréal and Toronto breweries have water treatment facilities to pre-treat waste water before it goes to the respective local governmental facility for final treatment. We have environmental programs in Canada including organization, monitoring and verification, regulatory compliance, reporting, education and training, and corrective action.
We sold a chemical specialties business in 1996. We are still responsible for certain aspects of environmental remediation, undertaken or planned, at those chemical specialties business locations. We have established provisions for the costs of these remediation programs.
United States
We were previously notified that we are or may be a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws for the cleanup of sites where hazardous substances have allegedly been released into the environment. We cannot predict with certainty the total costs of cleanup, our share of the total cost, the extent to which contributions will be available from other parties, the amount of time necessary to complete the cleanups or insurance coverage.
Lowry
We are one of a number of entities named by the Environmental Protection Agency ("EPA") as a PRP at the Lowry Superfund site. This landfill is owned by the City and County of Denver ("Denver") and is managed by Waste Management of Colorado, Inc. ("Waste Management"). In 1990, we recorded a pretax charge of $30 million, a portion of which was put into a trust in 1993 as part of a settlement with Denver and Waste Management regarding the then-outstanding litigation. Our settlement was based on an assumed remediation cost of $120 million (in 1992 adjusted dollars). We are obligated to pay a portion of future costs, if any, in excess of that amount.

Waste Management provides us with updated annual cost estimates through 2032. We review these cost estimates in the assessment of our accrual related to this issue. We use certain assumptions that differ from Waste Management's estimates to assess our expected liability. Our expected liability (based on the $120 million threshold being met) is based on our best estimates available.
The assumptions used are as follows:

•	trust management costs are included in projections with regard to the $120 million threshold, but are expensed only as incurred;

•	income taxes, which we believe are not an included cost, are excluded from projections with regard to the $120 million threshold;

•	a 2.5% inflation rate for future costs; and

•	certain operations and maintenance costs were discounted using a 2.64% risk-free rate of return.
Based on these assumptions, the present value and gross amount of the costs at December 31, 2015, are approximately $3.2 million and $6.2 million, respectively. We did not assume any future recoveries from insurance companies in the estimate of our liability, and none are expected.
Considering the estimates extend through the year 2032 and the related uncertainties at the site, including what additional remedial actions may be required by the EPA, new technologies and what costs are included in the determination of when the $120 million is reached, the estimate of our liability may change as further facts develop. We cannot predict the amount of any such change, but additional accruals in the future are possible.
Other
In prior years, we have been notified by the EPA and certain state environmental divisions that we are a PRP, along with other parties, at the Cooper Drum site in southern California, the East Rutherford and Berry's Creek sites in New Jersey and the Chamblee and Smyrna sites in Georgia. Certain former non-beer business operations, which we discontinued use of and sold in the mid-1990s, were involved at these sites. Potential losses associated with these sites could increase as remediation planning progresses.
We are aware of groundwater contamination at some of our properties in Colorado resulting from historical, ongoing, or nearby activities. There may also be other contamination of which we are currently unaware.
Europe and MCI
We are subject to the requirements of governmental and local environmental and occupational health and safety laws and regulations within each of the countries in which we operate. Compliance with these laws and regulations did not materially affect our 2015 capital expenditures, results of operations or our financial or competitive position, and we do not anticipate that they will do so in 2016.
In September 2015, the Environment Agency (“EA”) in the U.K. charged one of our subsidiaries with causing or contributing to a sewage fungus problem in a freshwater drain near the Alton brewery, which we closed in the second quarter of 2015. A hearing at the Basingstoke Magistrate’s Court (Environment Agency v Molson Coors Brewer (U.K. ) Limited) is scheduled for the first quarter of 2016. We believe the matter will be resolved at that time based on prior discussions between such subsidiary and the EA. The estimated likely maximum exposure is not material and has been included in the aggregate accrual noted above. Should this matter not be resolved in the anticipated manner, potential losses associated with this site could increase beyond the amount accrued.
19. Supplemental Guarantor Information
        For purposes of this Note 19, "Parent Guarantor and 2012 Issuer" shall mean MCBC. "Subsidiary Guarantors" shall mean certain Canadian and U.S. subsidiaries reflecting the substantial operations of each of our Canada and U.S. segments.
SEC Registered Securities
On May 3, 2012, MCBC issued $1.9 billion of senior notes, in a registered public offering, consisting of $300 million 2.0% senior notes due 2017, $500 million 3.5% senior notes due 2022, and $1.1 billion 5.0% senior notes due 2042. These senior notes are guaranteed on a senior unsecured basis by the Subsidiary Guarantors. Each of the Subsidiary Guarantors is

100% owned by the Parent Guarantor. The guarantees are full and unconditional and joint and several. See Note 12, "Debt" for further discussion.
Other Debt
On September 22, 2005, Molson Coors Capital Finance ULC ("MC Capital Finance") issued $1.1 billion of senior notes consisting of $300 million 4.85% U.S. publicly registered notes due 2010 and CAD 900 million 5.0% privately placed notes maturing on September 22, 2015. These CAD 900 million senior notes were subsequently exchanged for substantially identical CAD 900 million senior notes which were quantified by way of a prospectus in Canada. In connection with an internal corporate reorganization, Molson Coors International LP ("MCI LP") was subsequently added as a co-issuer of the CAD 900 million senior notes in 2007. The $300 million senior notes were repaid in 2010. The CAD 900 million notes due September 22, 2015 were fully repaid using the proceeds from the issuance on September 18, 2015 of privately placed CAD 500 million 2.75% notes due 2020, and privately placed CAD 400 million 2.25% notes due 2018. Both offerings are guaranteed by MCBC, and certain of our U.S. and Canadian subsidiaries. Subsequent to settlement of the notes due on September 22, 2015, and local regulatory approval, MC Capital Finance ceased to be a reporting issuer in all the applicable provinces of Canada.
None of our other outstanding debt is publicly registered, and it is all guaranteed on a senior and unsecured basis by the Parent Guarantor and certain Subsidiary Guarantors. These guarantees are full and unconditional and joint and several. See Note 12, "Debt" for details of all debt issued and outstanding as of December 31, 2015.
Presentation
We have recast our presentation of the guarantor financial information to reflect the release of Molson Coors Brewing Company (UK) Limited, our primary UK operating entity, Golden Acquisition and Molson Coors Holdings Limited as subsidiary guarantors of our debt obligations, evidenced by the supplemental indentures dated May 13, 2016.
The following information sets forth the condensed consolidating statements of operations for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, condensed consolidating balance sheets as of December 31, 2015, and December 31, 2014, and condensed consolidating statements of cash flows for the years ended December 31, 2015, December 31, 2014, and December 31, 2013. Investments in subsidiaries are accounted for under the equity method; accordingly, entries necessary to consolidate the Parent Guarantor and all of our guarantor and non-guarantor subsidiaries are reflected in the eliminations column. In the opinion of management, separate complete financial statements of MCBC and the Subsidiary Guarantors would not provide additional material information that would be useful in assessing their financial composition.
Historical balance sheet amounts have been adjusted to reflect the adoption of the authoritative guidance requiring debt issuance costs to be presented as a direct reduction from the carrying value of the related debt. See Note 2, "New Accounting Pronouncements" for further discussion.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales	$28.2	$2,070.4	$3,141.3	$(112.5)	$5,127.4
Excise taxes	—	(473.9)	(1,086.0)	—	(1,559.9)
Net sales	28.2	1,596.5	2,055.3	(112.5)	3,567.5
Cost of goods sold	—	(902.9)	(1,340.8)	80.2	(2,163.5)
Gross profit	28.2	693.6	714.5	(32.3)	1,404.0
Marketing, general and administrative expenses	(131.0)	(371.9)	(581.2)	32.3	(1,051.8)
Special items, net	—	(27.2)	(319.5)	—	(346.7)
Equity income (loss) in subsidiaries	432.8	(449.8)	183.4	(166.4)	—
Equity income in MillerCoors	—	516.3	—	—	516.3
Operating income (loss)	330.0	361.0	(2.8)	(166.4)	521.8
Interest income (expense), net	(67.5)	290.1	(334.6)	—	(112.0)
Other income (expense), net	(7.4)	6.3	2.0	—	0.9
Income (loss) from continuing operations before income taxes	255.1	657.4	(335.4)	(166.4)	410.7
Income tax benefit (expense)	104.4	(214.5)	58.3	—	(51.8)
Net income (loss) from continuing operations	359.5	442.9	(277.1)	(166.4)	358.9
Income (loss) from discontinued operations, net of tax	—	—	3.9	—	3.9
Net income (loss) including noncontrolling interests	359.5	442.9	(273.2)	(166.4)	362.8

Net (income) loss attributable to noncontrolling interests	—	—	(3.3)	—	(3.3)
Net income (loss) attributable to MCBC	$359.5	$442.9	$(276.5)	$(166.4)	$359.5
Comprehensive income (loss) attributable to MCBC	$(437.0)	$(294.5)	$(450.6)	$745.1	$(437.0)

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales	$16.8	$2,437.3	$3,585.5	$(112.1)	$5,927.5
Excise taxes	—	(558.0)	(1,223.2)	—	(1,781.2)
Net sales	16.8	1,879.3	2,362.3	(112.1)	4,146.3
Cost of goods sold	—	(1,044.7)	(1,540.4)	91.8	(2,493.3)
Gross profit	16.8	834.6	821.9	(20.3)	1,653.0
Marketing, general and administrative expenses	(123.8)	(426.4)	(634.0)	20.3	(1,163.9)
Special items, net	(0.3)	(21.4)	(302.7)	—	(324.4)
Equity income (loss) in subsidiaries	602.3	(287.3)	227.1	(542.1)	—
Equity income in MillerCoors	—	561.8	—	—	561.8
Operating income (loss)	495.0	661.3	112.3	(542.1)	726.5
Interest income (expense), net	(78.9)	240.3	(295.1)	—	(133.7)
Other income (expense), net	(2.1)	(1.2)	(3.2)	—	(6.5)
Income (loss) from continuing operations before income taxes	414.0	900.4	(186.0)	(542.1)	586.3
Income tax benefit (expense)	100.0	(158.9)	(10.1)	—	(69.0)
Net income (loss) from continuing operations	514.0	741.5	(196.1)	(542.1)	517.3
Income (loss) from discontinued operations, net of tax	—	—	0.5	—	0.5
Net income (loss) including noncontrolling interests	514.0	741.5	(195.6)	(542.1)	517.8

Net (income) loss attributable to noncontrolling interests	—	—	(3.8)	—	(3.8)
Net income (loss) attributable to MCBC	$514.0	$741.5	$(199.4)	$(542.1)	$514.0
Comprehensive income (loss) attributable to MCBC	$(539.3)	$(162.7)	$(786.1)	$948.8	$(539.3)

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales	$27.5	$2,685.1	$3,458.9	$(171.9)	$5,999.6
Excise taxes	—	(619.9)	(1,173.6)	—	(1,793.5)
Net sales	27.5	2,065.2	2,285.3	(171.9)	4,206.1
Cost of goods sold	—	(1,121.4)	(1,564.1)	139.9	(2,545.6)
Gross profit	27.5	943.8	721.2	(32.0)	1,660.5
Marketing, general and administrative expenses	(117.4)	(464.5)	(643.9)	32.0	(1,193.8)
Special items, net	(2.8)	(30.7)	(166.5)	—	(200.0)
Equity income (loss) in subsidiaries	668.5	(375.1)	251.4	(544.8)	—
Equity income in MillerCoors	—	539.0	—	—	539.0
Operating income (loss)	575.8	612.5	162.2	(544.8)	805.7
Interest income (expense), net	(99.5)	374.0	(444.6)	—	(170.1)
Other income (expense), net	(4.4)	27.0	(3.7)	—	18.9
Income (loss) from continuing operations before income taxes	471.9	1,013.5	(286.1)	(544.8)	654.5
Income tax benefit (expense)	95.4	(232.7)	53.3	—	(84.0)
Net income (loss) from continuing operations	567.3	780.8	(232.8)	(544.8)	570.5
Income (loss) from discontinued operations, net of tax	—	—	2.0	—	2.0
Net income (loss) including noncontrolling interests	567.3	780.8	(230.8)	(544.8)	572.5
Net (income) loss attributable to noncontrolling interests	—	—	(5.2)	—	(5.2)
Net income (loss) attributable to MCBC	$567.3	$780.8	$(236.0)	$(544.8)	$567.3
Comprehensive income (loss) attributable to MCBC	$760.2	$1,033.7	$134.9	$(1,168.6)	$760.2

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2015
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$146.4	$106.2	$178.3	$—	$430.9
Accounts receivable, net	—	120.4	304.3	—	424.7
Other receivables, net	8.7	33.5	59.0	—	101.2
Total inventories	—	61.6	117.7	—	179.3
Other current assets, net	45.6	22.4	54.7	—	122.7
Intercompany accounts receivable	—	3,796.7	5.5	(3,802.2)	—
Total current assets	200.7	4,140.8	719.5	(3,802.2)	1,258.8
Properties, net	20.4	578.7	991.7	—	1,590.8
Goodwill	—	225.3	1,758.0	—	1,983.3
Other intangibles, net	—	2,954.2	1,791.5	—	4,745.7
Investment in MillerCoors	—	2,441.0	—	—	2,441.0
Net investment in and advances to subsidiaries	12,394.3	3,459.1	4,765.1	(20,618.5)	—
Deferred tax assets	37.7	—	0.1	(17.6)	20.2
Other assets, net	14.0	115.4	107.1	—	236.5
Total assets	$12,667.1	$13,914.5	$10,133.0	$(24,438.3)	$12,276.3
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$72.7	$332.0	$779.7	$—	$1,184.4
Current portion of long-term debt and short-term borrowings	—	—	28.7	—	28.7
Discontinued operations	—	—	4.1	—	4.1
Intercompany accounts payable	3,652.6	70.6	79.0	(3,802.2)	—
Total current liabilities	3,725.3	402.6	891.5	(3,802.2)	1,217.2
Long-term debt	1,902.1	1,006.6	—	—	2,908.7
Pension and postretirement benefits	3.3	184.3	14.3	—	201.9
Deferred tax liabilities	—	215.7	601.7	(17.6)	799.8
Other liabilities	6.5	25.1	43.7	—	75.3
Discontinued operations	—	—	10.3	—	10.3
Intercompany notes payable	—	0.5	4,758.8	(4,759.3)	—
Total liabilities	5,637.2	1,834.8	6,320.3	(8,579.1)	5,213.2
MCBC stockholders' equity	7,031.0	16,837.4	3,793.1	(20,618.5)	7,043.0
Intercompany notes receivable	(1.1)	(4,757.7)	(0.5)	4,759.3	—
Total stockholders' equity	7,029.9	12,079.7	3,792.6	(15,859.2)	7,043.0
Noncontrolling interests	—	—	20.1	—	20.1
Total equity	7,029.9	12,079.7	3,812.7	(15,859.2)	7,063.1
Total liabilities and equity	$12,667.1	$13,914.5	$10,133.0	$(24,438.3)	$12,276.3

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2014
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$40.9	$173.2	$410.5	$—	$624.6
Accounts receivable, net	2.3	153.8	371.6	—	527.7
Other receivables, net	17.4	32.0	44.6	—	94.0
Total inventories	—	71.5	130.7	—	202.2
Other current assets, net	5.6	30.8	65.0	—	101.4
Deferred tax assets	2.2	—	31.6	(6.6)	27.2
Intercompany accounts receivable	—	3,190.4	—	(3,190.4)	—
Total current assets	68.4	3,651.7	1,054.0	(3,197.0)	1,577.1
Properties, net	26.9	718.5	1,052.6	—	1,798.0
Goodwill	—	268.4	1,923.2	—	2,191.6
Other intangibles, net	—	3,536.9	2,218.9	—	5,755.8
Investment in MillerCoors	—	2,388.6	—	—	2,388.6
Net investment in and advances to subsidiaries	12,582.8	3,108.4	5,384.6	(21,075.8)	—
Deferred tax assets	21.3	13.1	1.2	22.6	58.2
Other assets, net	17.8	104.6	88.4	—	210.8
Total assets	$12,717.2	$13,790.2	$11,722.9	$(24,250.2)	$13,980.1
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$61.9	$372.5	$870.6	$—	$1,305.0
Deferred tax liabilities	—	171.4	—	(6.6)	164.8
Current portion of long-term debt and short-term borrowings	—	773.8	75.2	—	849.0
Discontinued operations	—	—	6.1	—	6.1
Intercompany accounts payable	2,881.1	83.8	225.5	(3,190.4)	—
Total current liabilities	2,943.0	1,401.5	1,177.4	(3,197.0)	2,324.9
Long-term debt	1,892.6	428.7	—	—	2,321.3
Pension and postretirement benefits	2.9	239.6	300.4	—	542.9
Deferred tax liabilities	—	—	761.7	22.6	784.3
Other liabilities	16.6	42.5	46.0	—	105.1
Discontinued operations	—	—	15.5	—	15.5
Intercompany notes payable	—	324.0	5,663.9	(5,987.9)	—
Total liabilities	4,855.1	2,436.3	7,964.9	(9,162.3)	6,094.0
MCBC stockholders' equity	7,863.3	17,016.6	4,059.2	(21,075.8)	7,863.3
Intercompany notes receivable	(1.2)	(5,662.7)	(324.0)	5,987.9	—
Total stockholders' equity	7,862.1	11,353.9	3,735.2	(15,087.9)	7,863.3
Noncontrolling interests	—	—	22.8	—	22.8
Total equity	7,862.1	11,353.9	3,758.0	(15,087.9)	7,886.1
Total liabilities and equity	$12,717.2	$13,790.2	$11,722.9	$(24,250.2)	$13,980.1

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$578.6	$691.8	$(220.4)	$(353.6)	$696.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to properties	(13.9)	(70.2)	(190.9)	—	(275.0)
Proceeds from sales of properties and other assets	—	0.7	11.1	—	11.8
Acquisition of businesses, net of cash acquired	—	—	(91.2)	—	(91.2)
Proceeds from sale of business	—	—	8.7	—	8.7
Investment in MillerCoors	—	(1,442.7)	—	—	(1,442.7)
Return of capital from MillerCoors	—	1,441.1	—	—	1,441.1
Net intercompany investing activity	(56.3)	(134.2)	270.7	(80.2)	—
Other	33.4	(10.7)	(10.1)	—	12.6
Net cash provided by (used in) investing activities	(36.8)	(216.0)	(1.7)	(80.2)	(334.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options under equity compensation plans	34.6	—	—	—	34.6
Excess tax benefits from share-based compensation	10.0	—	—	—	10.0
Dividends paid	(271.7)	(306.5)	(78.8)	353.6	(303.4)
Payments for purchase of treasury stock	(150.1)	—	—	—	(150.1)
Payments on debt and borrowings	—	(676.4)	(25.0)	—	(701.4)
Proceeds on debt and borrowings	—	679.9	23.4	—	703.3
Debt issuance costs	(58.3)	(3.5)	—	—	(61.8)
Net proceeds from (payments on) revolving credit facilities and commercial paper	—	—	3.9	—	3.9
Change in overdraft balances and other	(0.8)	(0.5)	(45.8)	—	(47.1)
Net intercompany financing activity	—	(214.4)	134.2	80.2	—
Net cash provided by (used in) financing activities	(436.3)	(521.4)	11.9	433.8	(512.0)
CASH AND CASH EQUIVALENTS:
Net increase (decrease) in cash and cash equivalents	105.5	(45.6)	(210.2)	—	(150.3)
Effect of foreign exchange rate changes on cash and cash equivalents	—	(21.4)	(22.0)	—	(43.4)
Balance at beginning of year	40.9	173.2	410.5	—	624.6
Balance at end of period	$146.4	$106.2	$178.3	$—	$430.9

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2014
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$572.0	$216.5	$604.5	$(120.4)	$1,272.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to properties	(11.9)	(70.8)	(176.8)	—	(259.5)
Proceeds from sales of properties and other assets	—	1.4	7.4	—	8.8
Investment in MillerCoors	—	(1,388.1)	—	—	(1,388.1)
Return of capital from MillerCoors	—	1,382.5	—	—	1,382.5
Net intercompany investing activity	(37.4)	279.3	280.4	(522.3)	—
Other	—	10.0	6.9	—	16.9
Net cash provided by (used in) investing activities	(49.3)	214.3	117.9	(522.3)	(239.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options under equity compensation plans	44.4	—	—	—	44.4
Excess tax benefits from share-based compensation	8.2	—	—	—	8.2
Dividends paid	(242.5)	(48.1)	(103.4)	120.4	(273.6)
Payments on debt and borrowings	(1.1)	(61.7)	(11.6)	—	(74.4)
Proceeds on debt and borrowings	—	—	4.8	—	4.8
Debt issuance costs	(1.8)	—	(0.1)	—	(1.9)
Payments on settlement of derivative instruments	—	(65.2)	—	—	(65.2)
Net proceeds from (payments on) revolving credit facilities and commercial paper	(379.6)	—	(134.3)	—	(513.9)
Change in overdraft balances and other	—	—	69.6	—	69.6
Net intercompany financing activity	—	(241.2)	(281.1)	522.3	—
Net cash provided by (used in) financing activities	(572.4)	(416.2)	(456.1)	642.7	(802.0)
CASH AND CASH EQUIVALENTS:
Net increase (decrease) in cash and cash equivalents	(49.7)	14.6	266.3	—	231.2
Effect of foreign exchange rate changes on cash and cash equivalents	—	(18.5)	(30.4)	—	(48.9)
Balance at beginning of year	90.6	177.1	174.6	—	442.3
Balance at end of period	$40.9	$173.2	$410.5	$—	$624.6

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2013
(IN MILLIONS)
AS RECAST FOR CHANGE IN GUARANTORS

	Parent Guarantor and 2012 Issuer	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$660.9	$392.2	$698.9	$(583.8)	$1,168.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to properties	(11.7)	(70.7)	(211.5)	—	(293.9)
Proceeds from sales of properties and other assets	—	33.0	20.6	—	53.6
Investment in MillerCoors	—	(1,186.5)	—	—	(1,186.5)
Return of capital from MillerCoors	—	1,146.0	—	—	1,146.0
Net intercompany investing activity	(446.4)	121.5	(72.9)	397.8	—
Other	—	—	3.8	—	3.8
Net cash provided by (used in) investing activities	(458.1)	43.3	(260.0)	397.8	(277.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options under equity compensation plans	88.8	—	—	—	88.8
Excess tax benefits from share-based compensation	7.7	—	—	—	7.7
Dividends paid	(206.5)	(142.7)	(469.2)	583.8	(234.6)
Payments on debt and borrowings	(578.0)	(615.1)	(139.1)	—	(1,332.2)
Proceeds from debt and borrowings	—	—	15.0	—	15.0
Debt issuance costs	(0.2)	—	(0.2)	—	(0.4)
Payments on settlement of derivative instruments	—	(119.4)	—	—	(119.4)
Net proceeds from (payments on) revolving credit facilities and commercial paper	379.6	—	127.8	—	507.4
Change in overdraft balances and other	6.6	(0.2)	2.1	—	8.5
Net intercompany financing activity	—	519.3	(121.5)	(397.8)	—
Net cash provided by (used in) financing activities	(302.0)	(358.1)	(585.1)	186.0	(1,059.2)

CASH AND CASH EQUIVALENTS:
Net increase (decrease) in cash and cash equivalents	(99.2)	77.4	(146.2)	—	(168.0)
Effect of foreign exchange rate changes on cash and cash equivalents	—	(10.9)	(2.8)	—	(13.7)
Balance at beginning of year	189.8	110.6	323.6	—	624.0
Balance at end of period	$90.6	$177.1	$174.6	$—	$442.3

20. Quarterly Financial Information (Unaudited)
The following summarizes selected quarterly financial information for 2015 and 2014.

2015	First	Second	Third	Fourth	Full Year
	(In millions, except per share data)
Sales	$1,003.2	$1,433.0	$1,454.3	$1,236.9	$5,127.4
Excise taxes	(303.2)	(427.3)	(436.9)	(392.5)	(1,559.9)
Net sales	700.0	1,005.7	1,017.4	844.4	3,567.5
Cost of goods sold	(454.8)	(579.9)	(585.9)	(542.9)	(2,163.5)
Gross profit	$245.2	$425.8	$431.5	$301.5	$1,404.0
Amounts attributable to Molson Coors Brewing Company:
Net income (loss) from continuing operations	$79.2	$229.3	$13.7	$33.4	$355.6
Income (loss) from discontinued operations, net of tax	1.9	(0.3)	2.9	(0.6)	3.9
Net income (loss) attributable to Molson Coors Brewing Company	$81.1	$229.0	$16.6	$32.8	$359.5
Basic net income (loss) attributable to Molson Coors Brewing Company per share(1):
From continuing operations	$0.43	$1.23	$0.07	$0.18	$1.92
From discontinued operations	0.01	—	0.02	—	0.02
Basic net income (loss) attributable to Molson Coors Brewing Company per share	$0.44	$1.23	$0.09	$0.18	$1.94
Diluted net income (loss) attributable to Molson Coors Brewing Company per share(1):
From continuing operations	$0.42	$1.23	$0.07	$0.18	$1.91
From discontinued operations	0.01	—	0.02	—	0.02
Diluted net income (loss) attributable to Molson Coors Brewing Company per share	$0.43	$1.23	$0.09	$0.18	$1.93

2014	First	Second	Third	Fourth	Full Year
	(In millions, except per share data)
Sales	$1,178.3	$1,685.9	$1,650.0	$1,413.3	$5,927.5
Excise taxes	(362.3)	(497.4)	(482.0)	(439.5)	(1,781.2)
Net sales	816.0	1,188.5	1,168.0	973.8	4,146.3
Cost of goods sold	(523.2)	(683.3)	(666.6)	(620.2)	(2,493.3)
Gross profit	$292.8	$505.2	$501.4	$353.6	$1,653.0
Amounts attributable to Molson Coors Brewing Company:
Net income (loss) from continuing operations	$165.3	$290.7	$(35.7)	$93.2	$513.5
Income (loss) from discontinued operations, net of tax	(1.9)	0.2	1.3	0.9	0.5
Net income (loss) attributable to Molson Coors Brewing Company	$163.4	$290.9	$(34.4)	$94.1	$514.0
Basic net income (loss) attributable to Molson Coors Brewing Company per share(1):
From continuing operations	$0.90	$1.57	$(0.20)	$0.50	$2.78
From discontinued operations	(0.01)	—	0.01	—	—
Basic net income (loss) attributable to Molson Coors Brewing Company per share	$0.89	$1.57	$(0.19)	$0.50	$2.78
Diluted net income (loss) attributable to Molson Coors Brewing Company per share(1):
From continuing operations	$0.89	$1.56	$(0.20)	$0.50	$2.76
From discontinued operations	(0.01)	—	0.01	—	—
Diluted net income (loss) attributable to Molson Coors Brewing Company per share	$0.88	$1.56	$(0.19)	$0.50	$2.76

(1)
The sum of the quarterly net income per share amounts may not agree to the full year net income per share amounts. We calculate net income per share based on the weighted average number of outstanding shares during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

21. Pending Acquisition
On November 11, 2015, Anheuser-Busch InBev SA/NV’s (“ABI”) announced it had entered into a definitive agreement to acquire SABMiller plc (“SABMiller”). The resulting transaction (“ABI/SABMiller transaction”) is currently expected to be finalized in the second half of 2016 subject to ABI and SABMiller shareholder approval and various global regulatory approvals. Concurrently, on November 11, 2015, we entered into a purchase agreement (the “Purchase Agreement”) with ABI to acquire, contingent upon the closing of the acquisition of SABMiller by ABI pursuant to the ABI/SABMiller transaction, all of SABMiller’s 58% economic interest and 50% voting interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (the “Acquisition”). Following the closing of the pending Acquisition, the Company will own 100% of the outstanding equity and voting interests of MillerCoors. Further, as we plan to elect to treat the Acquisition as an asset acquisition for U.S. tax purposes, we expect to receive substantial cash tax benefits for the first 15 years after completion. The pending Acquisition is based on the terms and subject to the conditions set forth in the Purchase Agreement, as incorporated herein by reference as Exhibit 2.4 of Part IV Item 15. The pending Acquisition is expected to be financed through a combination of incremental debt and equity, along with cash on hand. Specifically, in connection with the pending Acquisition, on December 16, 2015, MCBC entered into a $9.3 billion, 364-day bridge loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. Additionally, on December 16, 2015, MCBC also entered into a $3.0 billion term loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. See Note 12, "Debt" for details regarding the financing entered into during 2015.
On February 3, 2016, we received proceeds of $2.5 billion, net of issuance and other fees from our January 26, 2016, equity offering of 29.9 million shares of our Class B common stock, inclusive of the underwriters' option to purchase additional shares, which reduced the commitment on our bridge loan to $6.8 billion, representing the amount MCBC expects to replace with permanent long-term financing between now and the consummation of the pending Acquisition. Related to this expected long-term financing, we entered into swaptions in January 2016 with a total notional of $855 million to hedge a portion of our anticipated long-term debt issuance. We intend to terminate and settle these swaptions upon maturity or immediately prior to the completion of the associated pending debt issuance in the event that occurs prior to maturity. Additionally, in order to maximize the yield on the cash received from the equity issuance, while maintaining liquidity, MCBC has strategically invested the proceeds in various fixed rate deposit and money market accounts with terms of three months or less.
At this time, we anticipate this acquisition will close in the second half of 2016, subject to necessary regulatory approvals and contingent on the successful closing of the ABI/SABMiller transaction.